As filed with the U.S. Securities and Exchange Commission on July 1, 2022

Registration No. 333-260121

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARCHER AVIATION INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3721 (Primary Standard Industrial Classification Code Number)	83-2292321 (I.R.S. Employer Identification Number)

190 West Tasman Drive

San Jose, CA 95134

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Adam Goldstein

Chief Executive Officer and Director

Archer Aviation Inc.

190 West Tasman Drive

San Jose, CA 95134

(650) 272-3233

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Patrick Grilli Ran D. Ben-Tzur Joshua W. Damm Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Andy Missan Eric Lentell Archer Aviation Inc. 190 West Tasman Drive San Jose, California 95134 (650) 272-3233

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

No additional securities are being registered under this Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”). This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-260121) (the “Registration Statement”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on October 26, 2021, is being filed to include information contained in the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on March 14, 2022, and to update certain other information in the Registration Statement.

The information included in this filing amends the Registration Statement and the prospectus contained therein. All applicable registration fees were paid at the time of the original filing of the Registration Statement on October 7, 2021.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated July 1, 2022

PRELIMINARY PROSPECTUS

Up to 121,177,358 Shares of Class A Common Stock

Up to 25,398,947 Shares of Class A Common Stock Issuable Upon Exercise of

Warrants Up to 4,011,138 Warrants to Purchase Class A Common Stock

This prospectus relates to the issuance by us of an aggregate of up to 25,398,947 shares of our Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”) issuable upon exercise of warrants, which consists of: (i) up to 8,732,280 shares of Class A Common Stock issuable upon the exercise of warrants (the “Private Warrants”), consisting of: (a) 8,000,000 Private Warrants issued to Atlas Crest Investment LLC (the “Sponsor”) and its permitted transferees in connection with the initial public offering of Atlas Crest Investment Corp. (“Atlas”) and (b) 732,280 Private Warrants issued to a lender in connection with a certain loan and security agreement, and (ii) up to 16,666,667 shares of Class A Common Stock issuable upon the exercise of warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of Atlas. We will receive the proceeds from any exercise of any Warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 121,177,358 shares of Class A Common Stock consisting of (a) up to 5,168,751 shares of Class A Common Stock issued in a private placement to the Sponsor and its permitted transferees in connection with the initial public offering of Atlas (the “Sponsor Shares”), (b) up to 37,151,077 shares of Class A Common Stock, consisting of 35,638,577 shares of our Class A Common Stock that were issued in a private placement of 60,000,000 PIPE Shares (as defined below) and 1,512,500 Class A Shares issued to satisfy certain fees related to the Business Combination and PIPE financing, (c) up to 8,732,280 shares of Class A Common Stock issuable upon the exercise of the Private Warrants, and (d) up to 70,125,250 shares of Class A Common Stock (including shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock, warrants and other convertible securities) pursuant to that certain Amended and Restated Registration Rights Agreement, dated September 16, 2021, between us and the selling securityholders, granting such holders registration rights with respect to such shares and (ii) up to 4,011,138 Private Warrants. We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the selling securityholders pursuant to this prospectus.

The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Class A Common Stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Class A Common Stock or Warrants. See the section titled “Plan of Distribution.”

Our Class A Common Stock and Public Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “ACHR” and “ACHR WS,” respectively. On June 30, 2022, the last reported sales price of our Class A Common Stock was $3.08 per share and the last reported sales price of our Public Warrants was $0.57 per warrant.

We are an “emerging growth company” and a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. See “Prospectus Summary - Implications of Being an Emerging Growth Company.” This prospectus complies with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company.

Investing in our securities involves a high degree of risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 9 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

The registration statement to which this prospectus relates registers the resale of a substantial number of shares of our Class A Common Stock by the selling securityholders. Sales in the public market of a large number of shares of our Class A Common Stock, or the perception in the market that the holders of a large number of shares of our Class A Common Stock intend to sell shares, could reduce the market price of our Class A Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                      , 2022

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission. Neither we nor the selling securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the selling securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of Class A Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information.”

On September 16, 2021, Archer Aviation Inc., Atlas Crest Investment Corp. and Artemis Acquisition Sub Inc. consummated the closing of the transactions contemplated by the Business Combination Agreement (as defined below), following the approval at the special meeting of stockholders held on September 14, 2021. Pursuant to the terms of the Business Combination Agreement, a business combination of Archer Aviation Inc. and Atlas Crest Investment Corp. was effected by the merger of Artemis Acquisition Sub Inc. with and into Archer Aviation Inc., with Archer Aviation Inc. surviving the Merger (as defined below) as a wholly-owned subsidiary of Atlas. Following the consummation of the Merger on the Closing Date (as defined below), Atlas changed its name from Atlas Crest Investment Corp. to Archer Aviation Inc.

Unless the context indicates otherwise, references in this prospectus to the “Archer,” “we,” “us,” “our” and similar terms refer to Archer Aviation Inc. (f/k/a Atlas Crest Investment Corp.) and its consolidated subsidiaries (including Legacy Archer). References to “Atlas” refer to the predecessor company prior to the consummation of the Business Combination.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “will” and “would,” or the negative of these terms or other similar expressions intended to identify statements about the future. These statements speak only as of the date of this prospectus and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Some factors that could cause actual results to differ include:

●	we are an early-stage company with a history of losses and expectation of significant losses for the foreseeable future;
●	our ability to design, manufacture and deliver our aircraft to customers;
●	risks associated with the United Airlines order constituting all of the current orders for our aircraft and that the order is subject to conditions, further negotiation and reaching mutual agreement on certain material terms;
●	our ability to remediate material weaknesses in internal control over financial reporting and ability to maintain an effective system of internal control;
●	our ability to realize operating and financial results forecasts which rely in large part upon assumptions and analyses that we have developed;
●	our ability to effectively market and sell air transportation as a substitute for conventional methods of transportation, following receipt of governmental operating authority;
●	our ability to compete effectively in the urban air mobility and electric vertical takeoff and landing industries;
●	our ability to obtain expected or required certifications, licenses, approvals, and authorizations from transportation authorities;
●	our ability to achieve expected business milestones or launch products on anticipated timelines;
●	risks associated with our reliance on our relationships with our suppliers and service providers for the parts and components in our aircraft;
●	our ability to successfully develop commercial-scale manufacturing capabilities;
●	our ability to successfully address obstacles outside of our control that slow market adoption of electric aircraft;
●	our ability to attract, integrate, manage, train and retain qualified senior management personnel or other key employees;
●	natural disasters, outbreaks and pandemics, economic, social, weather, growth constraints and regulatory conditions or other circumstances affecting metropolitan areas;
●	the potential for losses and adverse publicity stemming from any accident involving our lithium-ion battery cells or test flights of our prototype eVTOL aircraft;
●	risks associated with indexed price escalation clauses in customer contracts, which could subject us to losses if we have cost overruns or if increases in costs exceed the applicable escalation rate;
●	our ability to address a wide variety of extensive and evolving laws and regulations, including data privacy and security laws;

●	risks associated with the lawsuit brought against us by Wisk Aero LLC (“Wisk”);
●	our ability to protect our intellectual property rights from unauthorized use by third parties;
●	our ability to obtain additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances;
●	cybersecurity risks to our various systems and software; and
●	risks associated with the dual-class structure of the Common Stock which has the effect of concentrating voting control with Adam Goldstein, Legacy Archer’s co-founder, and our Chief Executive Officer and a member of our board of directors and Brett Adcock, Legacy Archer’s co-founder and former co-Chief Executive Officer and co-Chairman of the board of directors.

The foregoing list of risks is not exhaustive. Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as required by law.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, the events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should refer to the “Risk Factors” section of this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

FREQUENTLY USED TERMS

“Legacy Archer Founders” means Brett Adcock and Adam Goldstein.

“Archer Founder Grants” and “Founder Grants” means the restricted stock units that were allocated to the Legacy Archer Founders immediately prior to the Closing.

“Atlas” means Atlas Crest Investment Corp. (which was renamed Archer Aviation Inc. in connection with the Business Combination).

“Atlas IPO” means Atlas’s initial public offering of units, consummated on October 30, 2020.

“Atlas Class A Shares” and “Atlas Class A Common Stock” means shares of Atlas’ Class A Common Stock, par value $0.0001 per share.

“Atlas Class B Shares” and “Atlas Class B Common Stock” means shares of Atlas’ Class B Common Stock, par value $0.0001 per share.

“Atlas Initial Stockholders” means the initial stockholders of Atlas, including Atlas’s officers and Atlas’s directors.

“Business Combination” means the transactions contemplated by the Business Combination Agreement, including among other things, the Merger.

“Business Combination Agreement” that certain business combination agreement dated as of February 10, 2021, by and among Atlas, the Merger Sub and Archer, as amended and restated on July 29, 2021, and as it may be further amended, supplemented or otherwise modified from time to time.

“Class A Shares” and “Class A Common Stock” means the shares of Class A Common Stock of Archer, par value $0.0001 per share.

“Class B Shares” and “Class B Common Stock” means the shares of Class B Common Stock of Archer, par value $0.0001 per share.

“Closing” means the consummation of the Business Combination.

“Closing Date” means September 16, 2021, the date on which the Closing occurred.

“closing price” means, for each day that the Class A Common Stock is trading on the NYSE, the closing price (based on such trading day) of shares of Class A Common Stock on the NYSE.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A Shares and Class B Shares, or any one of such shares.

“Legacy Archer” means Archer Aviation Operating Corp., a Delaware corporation (prior to the Merger, known as Archer Aviation Inc.), and, unless the context requires otherwise, its consolidated subsidiaries.

“Merger” means the merger of Merger Sub with and into Legacy Archer with Legacy Archer being the surviving company in the merger.

“Merger Sub” means Artemis Acquisition Sub Inc., a Delaware corporation and wholly-owned subsidiary of Atlas.

“NYSE” means the New York Stock Exchange.

“PIPE Financing” means that certain private placement in the aggregate amount of $600 million, consummated substantially concurrently with the consummation of the Business Combination, pursuant to those certain subscription agreements with Atlas, and

v

subject to the conditions set forth therein, pursuant to which the subscribers purchased 60,000,000 Class A Shares at a purchase price of $10.00 per share.

“PIPE Shares” means an aggregate of 60,000,000 Class A Shares issued to the subscribers in the PIPE Financing, of which 35,638,577 Class A Shares are offered for resale pursuant to this prospectus.

“Private Warrants” means an aggregate of 8,732,280 warrants to purchase Class A Shares, consisting of (i) 8,000,000 warrants to purchase Class A Shares issued to the Sponsor and its permitted transferees in a private placement in connection with the Atlas IPO and (ii) 732,800 warrants to purchase Class A Shares issued to a lender in connection with a loan and security agreement.

“Public Warrants” means the 16,666,667 warrants included as a component of the Atlas units sold in the Atlas IPO, each of which is exercisable for one share of Class A Common Stock, in accordance with its terms.

“Registration Rights Agreement” means that certain amended and restated Registration Rights Agreement, dated September 16, 2021, by and among Archer and certain securityholders who are parties thereto.

“Sponsor” means Atlas Crest Investment LLC.

“Sponsor Letter Agreement” means that certain amended and restated sponsor letter agreement dated as of July 29, 2021, by and among Atlas, the Sponsor and former directors and/or officers of Atlas.

“Sponsor Shares” means the Atlas Class B Shares initially purchased by the Sponsor in a private placement, and the Class A Shares issued upon the conversion thereof.

“Warrants” means the Private Warrants and the Public Warrants, together.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless the context otherwise requires, we use the terms “Archer,” “company,” “we,” “us” and “our” in this prospectus to refer to Archer Aviation Inc. and our wholly owned subsidiaries.

Overview

Our mission is to advance the benefits of sustainable air mobility. Our goal is to move people throughout the world’s cities in a quick, safe, sustainable, and cost-effective manner. To accomplish this goal, we are designing and developing an electric vertical takeoff and landing (“eVTOL”) aircraft for use in future urban air mobility (“UAM”) networks.

Our eVTOL aircraft will be fully electric and will emit zero carbon emissions during operations. The goal of our eVTOL aircraft design is to maximize safety while minimizing operating costs and noise. We look to accomplish that goal through the use of a distributed electric propulsion system with inherent redundancy and far fewer parts than a typical internal combustion propulsion system found in similarly sized aircraft or rotorcraft today. The reduced number of parts not only translates into fewer critical parts on the aircraft from a safety perspective but will also significantly reduce the maintenance requirements versus internal combustion propulsion systems found in similarly sized aircraft and rotorcraft today.

We continue to work to optimize our eVTOL aircraft design for both manufacturing and certification by using advancements in key enabling technologies such as high-energy batteries, high-performance electric motors, an advanced fly-by-wire flight control system, and a lightweight and efficient aircraft structure.

The development of an eVTOL aircraft that meets our business requirements demands significant design and development efforts on all facets of the aircraft. We believe that by bringing together a mix of talent with eVTOL, traditional aerospace and automotive backgrounds we are building a team that will allow us to move through the design, development, and certification of our eVTOL aircraft with the Federal Aviation Administration (“FAA”) in an efficient manner, thus allowing us to achieve our end goal of getting to commercialization as soon as possible.

Our Planned Lines of Business

Upon receipt of all necessary FAA certifications and any other government approvals necessary for us to manufacture and operate our aircraft, we intend to operate two complementary lines of business. Our core focus is direct-to-consumer (“Archer UAM”) with our secondary focus being business-to-business (“Archer Direct”).

●	Archer UAM: We plan to operate our own UAM ecosystem initially in select major U.S. cities, such as Los Angeles and Miami. Our UAM ecosystem will operate using our eVTOL aircraft, which is currently in development. We project that the cost to manufacture and operate our eVTOL aircraft will be such that it will be able to enter the UAM ride-sharing market at a price point that is competitive with ground-based ride sharing services today. We will continue to evaluate our go-to-market strategy based on, among other things, estimated demand, readiness of the required infrastructure, and the scale of our UAM aircraft fleet.
●	Archer Direct: We also plan to selectively sell a certain amount of our eVTOL aircraft to third parties. We have entered into a purchase agreement (the “Purchase Agreement”) with United Airlines Inc. (“United”) for the conditional purchase of up to $1 billion worth of aircraft, with an option for another $500 million worth of aircraft. We will look to determine the right mix of selling our eVTOL aircraft versus using them as part of our UAM ecosystem based on, among other factors, our capital needs, our volume of manufacturing, our ability to ramp Archer UAM operations, and the purchase demand from our Archer Direct customers.

To date, we have not generated any revenue from either of these planned categories, as we continue to design, develop, and seek the governmental approvals necessary to operate our eVTOL aircraft and Archer UAM. We will use the net proceeds from the Business Combination for the foreseeable future to continue to fund our efforts to bring our eVTOL aircraft to market. The amount and timing of any future capital requirements will depend on many factors, including the pace and results of the design and development of our aircraft and manufacturing operations, as well as our progress in obtaining necessary FAA certifications and other government approvals. For example, any significant delays in obtaining such FAA certifications and other government approvals will likely require us to raise additional capital above our existing cash on hand and delay our generation of revenues.

Background

We were originally known as Atlas Crest Investment Corp. On September 16, 2021, Legacy Archer, Atlas and Merger Sub consummated the transactions contemplated under the Business Combination Agreement, following the approval at the special meeting of the stockholders of Legacy Archer held September 14, 2021. Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy Archer and Atlas was effected by the merger of Merger Sub with and into Legacy Archer, with Legacy Archer surviving the Merger as a wholly-owned subsidiary of Atlas. In connection with the consummation of the Merger on the Closing Date, the surviving company changed its name to Archer Aviation Operating Corp. and Atlas changed its name from Atlas Crest Investment Corp. to Archer Aviation Inc.

After the prospectus and definitive proxy statement, dated August 11, 2021, as amended and supplemented on August 30, 2021, filed by Atlas was declared effective under the Securities Act, Legacy Archer obtained and delivered to Atlas a written consent approving and adopting the Business Combination Agreement and the ancillary documents thereto to which Legacy Archer was a party or would be a party and the transactions contemplated therein (including the Merger) that was duly executed by Legacy Archer stockholders that held at least the requisite number of issued and outstanding shares of Legacy Archer common stock required to approve and adopt such matters in accordance with the Delaware General Corporation Law (the “DGCL”) and Legacy Archer’s governing documents and Legacy Archer’s stockholders agreements (the “Legacy Archer Stockholder Written Consent”). Promptly following the receipt of the Legacy Archer Stockholder Written Consent, Legacy Archer prepared and delivered to each Legacy Archer stockholder who did not execute and deliver the Legacy Archer Stockholder Written Consent an information statement, in the form and substance required under the DGCL in connection with the Merger and otherwise reasonably satisfactory to Atlas.

Immediately prior to the effective time of the Merger (the “Effective Time”), each share of Legacy Archer preferred stock, par value $0.0001 per share (“Legacy Archer Preferred Stock”) that was then issued and outstanding was converted (the “Legacy Archer Preferred Conversion”) into shares of Legacy Archer common stock, par value $0.0001 per share (“Legacy Archer Common Stock”).

In connection with the Merger, we filed an amended and restated certificate of incorporation (the “Certificate of Incorporation”) to implement a new dual-class capital structure with: (i) Class A Shares carrying voting rights in the form of one vote per share, and (ii) Class B Shares carrying voting rights in the form of ten votes per share. Pursuant to the Certificate of Incorporation, the former Legacy Archer equityholders have the right to convert their Class B Shares received (or to be received, following exercise of the applicable options, restricted stock unit awards or warrants) as a result of the Business Combination into Class A Shares.

In connection with the Merger:

●	each then issued and outstanding share of Atlas Class B Common Stock converted automatically into one share of Atlas Class A Common Stock;
●	each then issued and outstanding share of Atlas Class A Common Stock converted automatically into one share of Class A Common Stock;
●	each share of Legacy Archer Common Stock outstanding immediately prior to the Effective Time (including shares of Legacy Archer Common Stock resulting from the Legacy Archer Preferred Conversion, but excluding any shares of Legacy Archer Common Stock held by Legacy Archer as treasury stock) was converted into a right to receive a number of Class B Shares determined on the basis of an exchange ratio (the “Exchange Ratio”) equal to: (A) (I) (a) $1,480,000,000, plus (b) the aggregate exercise price that would have been paid to Legacy Archer in respect of all options to purchase shares of Legacy Archer Common Stock (whether vested or unvested) if all such options were exercised in full immediately prior to the Effective Time, plus (c) the aggregate exercise price that would have been paid to Legacy Archer in respect of all warrants to purchase equity securities of Legacy Archer (whether vested or unvested) if all such warrants were exercised in full immediately prior to the Effective Time, minus (d) the product of (x) 732,280, multiplied by (y) $1.56 (being the trading price of the warrants to purchase Atlas Class A Common Stock on the date prior to the Closing Date), divided by (II) the fully diluted shares of Legacy Archer Common Stock (including shares of Legacy Archer Common Stock resulting from the Legacy Archer Preferred Conversion, but excluding any shares of Legacy Archer Common Stock held by Legacy Archer as treasury stock and further excluding any restricted stock unit awards), divided by (B) $10.00, it being understood that, in the case of the Class B Shares issued in exchange for the shares of Legacy Archer Common Stock outstanding immediately prior to the Effective Time that were restricted shares subject to certain vesting conditions or to a repurchase option or a risk of forfeiture, such Class B Shares remain subject to the same terms and conditions as were applicable to such restricted shares immediately prior to the Effective Time (including with respect to vesting and termination-related provisions);
●	each option (whether vested or unvested) to purchase shares of Legacy Archer Common Stock that was outstanding as of immediately prior to the Effective Time was converted into an option to purchase a number of Class B Shares based on the Exchange Ratio (no fractional shares will be issuable upon exercise of such options);
●	each restricted stock unit award (whether vested or unvested) that was outstanding as of immediately prior to the Effective Time with respect to shares of Legacy Archer Common Stock was converted into a restricted stock unit award with respect to a number of Class B Shares based on the Exchange Ratio; and
●	each outstanding warrant (whether vested or unvested) to purchase Legacy Archer Common Stock was converted into a warrant to purchase a number of Class A Shares or Class B Shares, as applicable, in accordance with the terms of such warrant (no fractional shares are issuable upon exercise of such warrants).

In connection with the Business Combination and substantially concurrent with the execution of the Business Combination Agreement, Atlas entered into subscription agreements (each, a “Subscription Agreement”) with each of the investors in the PIPE Financing (including with certain of Atlas’ directors and officers, as well as certain employees of Moelis & Company LLC, an affiliate of Atlas and the Sponsor and certain affiliates of Legacy Archer) (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Atlas agreed to issue and sell to the PIPE Investors, an aggregate of 60,000,000 Class A Shares at a price of $10.00 per share, for aggregate gross proceeds of $600,000,000. Atlas granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The sale of the PIPE Shares was consummated concurrently with the Closing. In addition, an aggregate of 1,512,500 Class A Shares (based on the assumed price of $10.00 per share) were issued to satisfy fees related to the Business Combination and PIPE Financing.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”).

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We will be an emerging growth company at least until December 31, 2022 and will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of the fiscal year (a) following October 30, 2025, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a “large accelerated filer”, which means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three year period. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares of Common Stock held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, and (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of our shares of Common Stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter.

Summary of Risk Factors

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may harm our business, financial condition and operating results. Such risks include, but are not limited to:

●	We are an early-stage company with a history of losses, and we expect to incur significant expenses and continuing losses for the foreseeable future.
●	We are still developing our fully operational demonstrator eVTOL aircraft, have not yet obtained FAA certification of our production eVTOL aircraft under development and we have yet to manufacture or deliver any aircraft to customers, which makes evaluating our business and future prospects difficult and increases the risk of investment.
●	Our Purchase Agreement with United is conditional and is currently the only order for our aircraft. If the order conditions are not met, or if this order is otherwise cancelled, modified or delayed, our prospects, results of operations, liquidity and cash flow will be harmed.
●	Our business plan requires a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or introduce covenants that may restrict our operations or our ability to pay dividends.
●	Our future success depends on the continuing efforts of our key employees and on our ability to attract and retain highly skilled personnel and senior management.
●	We have identified certain material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.
●	If we experience harm to our reputation and brand, our business, financial condition and results of operations could be adversely affected.
●	The markets for our offerings are still in development, and if such markets do not materialize, or grow more slowly than we expect or fail to grow as large as we expect, our business, financial condition and results of operations could be harmed.
●	The eVTOL aircraft industry may not continue to develop, eVTOL aircraft may not be adopted by the market, eVTOL aircraft may not be certified by government authorities or eVTOL aircraft may not be an attractive alternative to existing modes of transportation, any of which could adversely affect our prospects, business, financial condition and results of operations.
●	Our ability to effectively compete and generate revenue from our products and services depends upon our ability to distinguish our products and services from our competitors and their products and services.
●	We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.
●	Operation of aircraft involves a degree of inherent risk. We could suffer losses and adverse publicity stemming from any accident involving small aircraft, helicopters or charter flights and in particular from any accident involving eVTOL aircraft.
●	Our business may be adversely affected by labor and union activities.

●	We expect that our Purchase Agreement with United and that future purchase agreements with other customers will be subject to indexed price escalation clauses which could subject us to losses if we have cost overruns or if increases in our costs exceed the applicable escalation rate.
●	We currently rely and will continue to rely on third-party partners to provide and store the parts and components required to manufacture our aircraft, and to supply critical components and systems, which exposes us to a number of risks and uncertainties outside our control.
●	We have been, and may in the future be, adversely affected by health epidemics and pandemics, including the ongoing global COVID-19 pandemic, the duration and economic, governmental and social impact of which is difficult to predict, which may significantly harm our business, prospects, financial condition and operating results.
●	Failure to comply with applicable laws and regulations relating to the aviation business in general and eVTOL aircraft specifically, could adversely affect our business and our financial condition.
●	We are subject to cybersecurity risks to our operational systems, security systems, infrastructure, integrated software in our aircraft and customer data processed by us or third-party vendors.
●	Failure to comply with federal, state and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current laws and regulations or the enactment of new laws or regulations in these areas, could adversely affect our business and our financial condition.
●	We are subject to risks associated with climate change, including the potential increased impacts of severe weather events on our operations and infrastructure.
●	We intend to retain certain personal information about our customers, employees or others that, if compromised, could harm our financial performance and results of operations or prospects.
●	The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members.
●	We are or may be subject to risks associated with strategic relationships or other opportunities and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.
●	We have been sued by a competitor alleging misappropriation by us of certain of their trade secrets and infringement by us of certain of their patents. These proceedings, as well as any other proceedings relating to these allegations and similar allegations or legal proceedings in the future, may be time-consuming and expensive and, if adversely determined, could delay, limit or prevent our ability to commercialize our aircraft or otherwise execute on our business plans.
●	Our business may be adversely affected if we are unable to protect our intellectual property rights from unauthorized use by third parties.
●	Our aerial ride sharing operations will initially be concentrated in a small number of urban areas, which makes our business particularly susceptible to natural disasters, outbreaks and pandemics, economic, social, weather, growth constraints and regulatory conditions or other circumstances affecting these metropolitan areas.
●	Our management team has limited experience managing a public company.
●	The Warrants originally issued by Atlas are accounted for as liabilities and changes in the value of these warrants could have a material effect on our financial results.
●	The price of our Class A Common Stock and warrants may be volatile, and you could lose all or part of your investment as a result.
●	The dual-class structure of our Common Stock has the effect of concentrating voting power with our co-founders, which limits an investor’s ability to influence the outcome of important transactions, including a change in control.

●	There can be no assurance that we will be able to comply with the continued listing standards of the NYSE. The NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
●	Because there are no current plans to pay cash dividends on our Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Common Stock for a price greater than that which you paid for it.
●	Future sales, or the perception of future sales, by us or our stockholders in the public market could cause the market price for our Class A Common Stock to decline.

Corporate Information

Our principal executive offices are located at 190 West Tasman Drive, San Jose, California 95134, and our telephone number is 650-272-3233. Our corporate website address is www.archer.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

“Archer” and our other registered and common law trade names, trademarks and service marks are property of Archer Aviation Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

THE OFFERING

Issuance of Common Stock

Shares of Class A Common Stock offered by us

Up to 25,398,947 shares of Class A Common Stock, consisting of (i) 8,732,280 shares of Class A Common Stock that are issuable upon the exercise of Private Warrants and (ii) 16,666,667 shares of Class A Common Stock that are issuable upon the exercise upon the exercise of the Public Warrants.

Shares of Class A Common Stock outstanding prior to the exercise of all Warrants and of any shares of Class B Common Stock	174,288,615 shares (as of June 27, 2022).

Shares of Class A Common Stock outstanding assuming exercise of all Warrants and conversion of all shares of Class B Common Stock	267,049,975 shares (as of June 27, 2022).

Exercise price of Warrants	$11.50 per share, subject to adjustment as described herein.

Use of proceeds

We will receive up to an aggregate of approximately $292.1 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”

Resale of Common Stock and Warrants

Shares of Class A Common Stock offered by the selling securityholders

We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, an aggregate of 121,177,358 shares of Class A Common Stock, consisting of:

●
up to 5,168,751 Sponsor Shares;
●
up to 37,151,077 Class A Shares, consisting of 35,638,577 PIPE Shares and 1,512,500 Class A Shares issued to satisfy fees related to the Business Combination and PIPE Financing;
●
up to 8,732,280 Class A Shares issuable upon the exercise of Private Warrants; and
●
up to 70,125,250 Class A Shares pursuant to the Registration Rights Agreement.

Warrants offered by the selling securityholders	Up to 4,011,138 Private Warrants, each having an exercise price of $11.50 per share (subject to adjustment).

Redemption	The Public Warrants are redeemable in certain circumstances. See “Description of Securities - Warrants.”

Sponsor Earn-Out

1,875,000 shares of the 12,500,000 Sponsor Shares originally issued remain subject to certain vesting and forfeiture conditions, set forth in the Sponsor Letter Agreement. These 1,875,000 Sponsor Shares shall vest (and shall not be subject to forfeiture) upon the occurrence of the Sponsor Earn Out Trigger Event, which is defined as the first date on which the volume weighted average price of the Class A Common Stock over any 10 trading days within the preceding 20 trading day period within three years from the Closing Date is greater than or equal to $12.00. If this trigger event does not occur during the period beginning on the Closing Date and ending on the three year anniversary of the Closing Date, then these 1,875,000 Sponsor Shares will not vest and shall be deemed transferred by the forfeiting holder to us and shall be cancelled and cease to exist.

Terms of the offering	The selling securityholders will determine when and how they will dispose of the securities registered for resale under this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the selling securityholders.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors.”

NYSE ticker symbols	“ACHR” and “ACHR WS”

For additional information concerning the offering, see “Plan of Distribution.”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to Our Business and Industry

We are an early-stage company with a history of losses, and we expect to incur significant expenses and continuing losses for the foreseeable future.

As of March 31, 2022, we have incurred a year-to-date net loss of $59.2 million, and we have incurred an accumulated deficit of $432.8 million since inception. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin generating significant revenues from our planned lines of business, which is not expected to occur until late 2024 or 2025, and may occur later or not at all. Even if we are able to successfully launch our Archer UAM or Archer Direct lines of business, there can be no assurance that such lines of business will be financially successful. Our potential profitability is dependent upon the successful development and successful commercial introduction and acceptance of our aircraft, which may not occur.

We expect the rate at which we will incur losses to be significantly higher in future periods as we:

●	continue to design, develop, manufacture, certify and market our aircraft;
●	continue to design and develop the Archer UAM network;
●	continue to utilize third parties to assist us with the design, development, manufacturing, certification and marketing of our aircraft and UAM network;
●	continue to attract, retain and motivate talented employees;
●	expand our aircraft manufacturing capabilities, including costs associated with the manufacturing of our aircraft;
●	build up inventories of parts and components for our aircraft;
●	manufacture an inventory of our aircraft;
●	expand our design, development and servicing capabilities;
●	increase our sales and marketing activities and develop our distribution infrastructure;
●	work with third-party partners to develop pilot training programs; and
●	increase our general and administrative functions to support our growing operations and operations as a public company.

Because we will incur the costs and expenses from these efforts before we receive any incremental revenues with respect thereto, our losses in future periods are expected to be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in the revenues we expect, which could further increase our losses.

We are still developing our fully operational demonstrator eVTOL aircraft, have not yet obtained FAA certification of our production eVTOL aircraft under development and we have yet to manufacture or deliver any aircraft to customers, which makes evaluating our business and future prospects difficult and increases the risk of investment.

We were incorporated in October 2018 and have a limited operating history in designing, developing, and working to certify an eVTOL aircraft. Our eVTOL aircraft is in the development stage and we do not expect our first production vehicle to be produced until 2024, 2025 or later. We are still working to obtain FAA type certification of our eVTOL aircraft (including the G-2 and G-3 Issue Paper milestones, which, among other things, establish the applicable airworthiness and environmental regulations, special conditions, and procedural requirements that must be met to achieve FAA type certification). As a result, we have no experience as an organization in high volume manufacturing of aircraft. Some of our current and potential competitors are larger and have substantially greater resources than we have and expect to have in the future. As a result, those competitors may be able to devote greater resources to the development of their current and future technologies, the promotion and sale of their offerings, and/or offer their technologies at lower prices. In particular, our competitors may be able to receive Type, Airworthiness or Production certification from the FAA covering their eVTOL aircraft prior to us receiving such certificates. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the aerospace industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with ours in the future. Any such foreign competitor, for example, could benefit from subsidies from, or other protective measures by, its home country.

We cannot assure you that we or our partners will be able to develop efficient, automated, cost-efficient manufacturing capability and processes, and reliable sources of component supplies that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully commercialize our aircraft. You should consider our business and prospects in light of the risks and significant challenges we face as a new entrant into a new industry, including, among other things, with respect to our ability to:

●	design and manufacture safe, reliable and quality aircraft on an ongoing basis;
●	obtain the necessary regulatory approvals in a timely manner, including receipt of FAA certifications covering our aircraft and, in turn, any other government approvals necessary for manufacturing, marketing, selling and operating the Archer UAM service;
●	build a well-recognized and respected brand;
●	establish and expand our customer base;
●	successfully market not just our aircraft but also the other services we intend to provide, such as aerial ride sharing services;
●	successfully service our aircraft after sales and maintain a good flow of spare parts and customer goodwill;
●	improve and maintain our operational efficiency;
●	successfully execute our manufacturing and production model and maintain a reliable, secure, high-performance and scalable technology infrastructure;
●	predict our future revenues and appropriately budget for our expenses;
●	attract, retain and motivate talented employees;
●	anticipate trends that may emerge and affect our business;
●	anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and
●	navigate an evolving and complex regulatory environment.

If we fail to adequately address any or all of these risks and challenges, our business may be harmed.

Our Purchase Agreement with United is conditional and is currently the only order for our aircraft. If the order conditions are not met, or if this order is otherwise cancelled, modified or delayed, our prospects, results of operations, liquidity and cash flow will be harmed.

Our Purchase Agreement with United is conditional and is currently the only order for our aircraft. Those conditions include, among other things, us receiving certification of our aircraft by the FAA and further negotiation and reaching mutual agreement on certain material terms, such as aircraft specifications, warranties, usage and transfer of the aircraft, performance guarantees, delivery periods, most favored nation provisions, the type and extent of assistance to be provided by United in obtaining certification of the aircraft for its intended use, territorial restrictions, rights to jointly developed intellectual property, escalation adjustments and other matters. The obligations of United to consummate the order will arise only after all of such material terms are agreed by the parties. Further, and in addition to other termination rights set forth in the Purchase Agreement and the Collaboration Agreement with United (the “United Collaboration Agreement”), if the parties do not agree on such material terms, either party will have the right to terminate the agreements if such party determines in its discretion that it is not likely that such material terms will be agreed in a manner that is consistent with such party’s business and operational interests (as those interests may change from time to time). If this order is cancelled, modified or delayed, or otherwise not consummated, or if we are otherwise unable to convert our strategic relationships or collaborations into sales revenue, our prospects, results of operations, liquidity and cash flow will be affected.

Our business plan requires a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or introduce covenants that may restrict our operations or our ability to pay dividends.

We expect our capital expenditures and operating expenses to continue to be significant in the foreseeable future as we develop our aircraft and business, and that our level of capital expenditures and operating expenses will be significantly affected by the aircraft development and certification process as well as subsequent customer demand for our aircraft. We believe our current cash balances will be sufficient to fund our current operating plan for at least the next 12 months. However, we expect that in the coming years we will need to make significant investments in our business, including development of our aircraft, bring up of manufacturing capabilities, the infrastructure to support Archer UAM, and investments in our brand. In addition, over the next few years we expect to continue to incur ongoing expenses related to the Wisk litigation, which are difficult to predict. See our other risk factor titled “We have been sued by a competitor alleging misappropriation by us of certain of their trade secrets and infringement by us of certain of their patents. These proceedings, as well as any other proceedings relating to these allegations and similar allegations or legal proceedings in the future, may be time-consuming and expensive and, if adversely determined, could delay, limit or prevent our ability to commercialize our aircraft or otherwise execute on our business plans.” These investments and expenses may be greater than currently anticipated or there may be investments or expenses that are unforeseen, and we may not succeed in acquiring sufficient capital to offset these higher expenses and achieve significant revenue generation. We have a limited operating history and no historical data on the demand for our planned Archer UAM and Archer Direct businesses. As a result, our future capital requirements are difficult to predict and our actual capital requirements may be different from those we currently anticipate. We may need to seek equity or debt financing to finance a portion of our future capital requirements. Such financing might not be available to us when needed or on terms that are acceptable, or at all.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our planned business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient capital, we may have to significantly reduce our spending and/or delay or cancel our planned activities. We might not be able to obtain any financing, and we might not have sufficient capital to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

In addition, our future capital needs and other business needs or plans could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our stockholders. The incurrence of indebtedness would also result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our stockholders.

If we cannot raise additional capital when we need or want to, our operations and prospects could be negatively affected.

Our future success depends on the continuing efforts of our key employees and on our ability to attract and retain highly skilled personnel and senior management.

Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. In particular, we are highly dependent on the contributions of Adam Goldstein, our co-founder and Chief Executive Officer, as well as other members of our management team. The loss of any key personnel could make it more difficult to achieve on our business plans.

Although we have generally entered into employment offer letters with our key personnel, these agreements have no specific duration and provide for at-will employment, which means our key personnel may terminate their employment relationship with us at any time.

Compensation packages for highly skilled personnel has increased over time and will likely continue to increase, and competition for highly skilled employees is often intense, especially in the San Francisco Bay Area where we are located, and we may incur significant costs to attract and retain them. We may not be successful in attracting, integrating, or retaining qualified personnel to fulfill our current or future needs. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity or equity awards declines, it may adversely affect our ability to retain highly skilled employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business, operating results, financial condition and future growth prospects could be harmed.

We have identified certain material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

In connection with the preparation and audit of our financial statements for the year ended December 31, 2020, certain material weaknesses were identified in our internal control over financial reporting. These material weaknesses had not been remediated as of December 31, 2021. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified are as follows:

●	We did not design and maintain an effective control environment commensurate with our financial reporting requirements. We lacked a sufficient number of trained professionals with (i) an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately, and (ii) an appropriate level of knowledge and experience to establish effective processes and controls. Additionally, the limited personnel resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in our finance and accounting functions. This material weakness in the control environment contributed to the other material weaknesses discussed below.
●	We did not design and maintain an effective risk assessment process at a precise enough level to identify new and evolving risks of material misstatement in our financial statements. Specifically, changes to existing controls or the implementation of new controls have not been sufficient to respond to changes to the risks of material misstatement to financial reporting.
●	We did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over the preparation and review of business performance reviews, account reconciliations and journal entries.
●	We did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain:
●	user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel;
●	program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized, and implemented appropriately; and

●	computer operations controls to ensure that data backups are authorized and monitored.

These material weaknesses resulted in immaterial audit adjustments to the research and development expense and property and equipment line items in our financial statements and related disclosures for the years ended December 31, 2020 and 2019, the general and administrative expense line item and within current liabilities in our consolidated financial statements and related disclosures for the year ended December 31, 2021, and a revision to our consolidated condensed financial statements for the period ended March 31, 2021 to reclassify certain costs within operating expenses from research and development expense to other warrant expense. Additionally, each of these material weaknesses could result in a misstatement of substantially all of our accounts or disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected.

We have begun our work to remediate these material weaknesses. Those remediation measures are ongoing and include the following:

●	Hiring additional finance, accounting, and IT personnel during 2021 and 2022, including a new chief financial officer, chief information officer and other finance, accounting, and IT personnel to bolster our finance, accounting, and IT capabilities and capacity, and to establish and maintain our internal controls;
●	Designing and implementing controls to formalize roles and review responsibilities to align with our team’s skills and experience and designing and implementing formal controls over segregation of duties;
●	Designing and implementing a formal risk assessment process to identify and evaluate changes in our business and the impact on our internal controls;
●	Designing and implementing formal processes, policies and procedures supporting our financial close process, including completion of business performance reviews and creation of standard balance sheet reconciliation templates and journal entry controls; and
●	Designing and implementing IT general controls, including controls over the review and update of user access rights and privileges, change management processes and procedures, and data backup authorization and monitoring.

While we believe these efforts will remediate the material weaknesses, we may not be able to complete our evaluation, testing or any necessary remediations in a timely fashion, or at all. We cannot assure you that the measures we have taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to our material weaknesses in internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. Any failure to design or maintain effective internal controls over financial reporting or any difficulties encountered in their implementation or improvement could increase compliance costs, negatively impact share trading prices, or otherwise harm our operating results or cause us to fail to meet our reporting obligations.

If we experience harm to our reputation and brand, our business, financial condition and results of operations could be adversely affected.

Continuing to increase the strength of our reputation and brand for achieving our business plans is critical to our ability to attract and retain employees, customers, and other business partners. In addition, our growth strategy may include expansion through joint ventures, minority investments or other partnerships with strategic business partners, which may include event activations and cross-marketing with other established brands, all of which may be dependent on our ability to build our reputation and brand recognition. The successful development of our reputation and brand will depend on a number of factors, many of which are outside our control. Negative perception of our platform or company may harm our reputation and brand, including as a result of:

●	complaints or negative publicity or reviews about our aircraft or service offerings from either our Archer UAM or Archer Direct customers or negative publicity reviews about other brands or events we are associated with, even if factually incorrect or based on isolated incidents;
●	changes to our operations, safety and security, privacy or other policies that users or others perceive as overly restrictive, unclear or inconsistent with our values;

●	illegal, negligent, reckless or otherwise inappropriate behavior by our management team or other employees, our Archer Direct customers, our Archer UAM customers or our other business partners;
●	actual or perceived disruptions or defects in our aircraft or aerial ride sharing platform, such as data security incidents, platform outages, payment processing disruptions or other incidents that impact the availability, reliability or security of our offerings;
●	litigation over, or investigations by regulators into, our aircraft or our operations or those of our Archer Direct customers or other business partners;
●	a failure to operate our business in a way that is consistent with our values;
●	negative responses by our Archer Direct or Archer UAM customers to urban air mobility offerings;
●	perception of our treatment of employees, contractors, Archer Direct or Archer UAM customers or our other business partners and our response to their sentiment related to political or social causes or actions of management; or
●	any of the foregoing with respect to our competitors, to the extent such resulting negative perception affects the public’s perception of us or our industry as a whole.

In addition, changes we may make to enhance and improve our offerings and balance the needs and interests of our Archer Direct and Archer UAM customers may be viewed positively from one group’s perspective (such as our Archer UAM customers) but negatively from another’s perspective (such as third-party companies that purchase and operate our aircraft), or may not be viewed positively by either our Archer Direct or Archer UAM customers. If we fail to balance the interests of these two different customer bases or make changes that they view negatively, our customers may stop purchasing our aircraft or stop using our Archer UAM service or take fewer flights, any of which could adversely affect our reputation, brand, business, financial condition and results of operations.

The markets for our offerings are still in development, and if such markets do not materialize, or grow more slowly than we expect or fail to grow as large as we expect, our business, financial condition and results of operations could be harmed.

The markets for eVTOL aircraft are still in development, and our success in these markets is dependent upon our ability to effectively design, develop, and certify eVTOL aircraft, market and gain traction of air urban air mobility as a substitute for existing methods of transportation and the effectiveness of our other marketing and growth strategies. If the public does not perceive urban air mobility as beneficial, or chooses not to adopt urban air mobility as a result of concerns regarding safety, affordability or for other reasons, then the market for our offerings may not materialize, may develop more slowly than we expect or may not achieve the growth potential we expect, any of which could harm our business, financial condition and results of operations.

Growth of our business will require significant investments in our infrastructure, technology, and marketing and sales efforts. If our business does not have sufficient capital required to support these investments, our results of operations will be negatively affected. Further, our ability to effectively manage growth and expansion of our operations will also require us to enhance our operational systems, internal controls and infrastructure, human resources policies and reporting systems. These enhancements will require significant capital expenditures and allocation of valuable management and employee resources.

The eVTOL aircraft industry may not continue to develop, eVTOL aircraft may not be adopted by the market, eVTOL aircraft may not be certified by government authorities or eVTOL aircraft may not be an attractive alternative to existing modes of transportation, any of which could adversely affect our prospects, business, financial condition and results of operations.

eVTOL aircraft involve a complex set of technologies, which we must continue to further develop and rely on our Archer Direct and Archer UAM customers to adopt. However, before eVTOL aircraft can fly passengers, we must receive requisite certifications and approvals from governmental authorities. There are currently no eVTOL aircraft certified by the FAA for commercial operations in the United States, and there is no assurance that our design, development and certification efforts will result in our receiving FAA certification of our aircraft. In order to achieve FAA certification, the performance, reliability and safety of eVTOL aircraft must be established, none of which can be assured. In particular, there is a risk that we will not obtain one or more certifications from the FAA that are required for ultimate commercial use of our aircraft, or will experience delays in receiving one or more of these certifications. Even if our eVTOL aircraft receive Type certification, Production certification, and Airworthiness certification, eVTOL aircraft operators must conform eVTOL aircraft to their operational licenses, which requires FAA approval, and individual pilots also must be licensed and approved by the FAA to fly eVTOL aircraft, which could contribute to delays in any widespread use of eVTOL aircraft and potentially limit the number of eVTOL aircraft operators available to purchase aircraft from or partner with us.

Additional challenges to the adoption of our eVTOL aircraft and UAM network, all of which are outside of our control, include:

●	market acceptance of eVTOL aircraft;
●	state, federal or municipal regulatory and licensing requirements for our eVTOL aircraft and UAM network operations;
●	necessary changes to existing infrastructure to enable adoption, including installation of necessary charging and other equipment; and
●	public perception regarding the safety of eVTOL aircraft.

There are a number of existing laws, regulations and standards that may apply to eVTOL aircraft, including standards that were not originally intended to apply to electric aircraft. The promulgation of additional federal, state, and local laws and regulations that address eVTOL aircraft more specifically could delay our ability to commercially launch our eVTOL aircraft and UAM network. For example, on March 7, 2022, the DOT’s Office of Inspector General (the “OIG”) issued a memorandum announcing that it plans to conduct an audit of the FAA’s certification process for eVTOL aircraft. The audit, which began in March 2022, was commenced at the request of the Ranking Members of the House Committee on Transportation and Infrastructure and its Subcommittee on Aviation. In its statement, the OIG highlighted the challenges surrounding the certification of eVTOL aircraft using existing FAA Regulations. If the DOT, through its OIG, determines that the FAA should modify existing regulations or adopt new regulations relating to the certification of eVTOL aircraft, our efforts to achieve FAA type certification of our eVTOL aircraft could be significantly delayed while such regulations are being modified or adopted. In addition, depending on the nature of any revised regulations, we may need to modify our approach to certification, it may be difficult for us to timely comply with such regulations, and we may not be able to timely achieve FAA type certification for our aircraft. Further, we have designed our aircraft to be certified under the current FAA regulatory framework. If the applicable FAA regulations are substantially changed or new regulations are adopted, we may need to modify the design of our aircraft to comply with the new regulations, which could cause us to incur significant expenses and scheduling delays in commercializing our aircraft and launching UAM services, which could adversely affect our prospects, business, financial condition and results of operations.

In addition, there can be no assurance that the market will accept eVTOL aircraft, that we will be able to execute on our business strategy, or that our offerings utilizing eVTOL aircraft will obtain the necessary government approvals or be successful in the market. There may be heightened public skepticism of this nascent technology and its adopters. In particular, there could be negative public perception surrounding eVTOL aircraft, including the overall safety and the potential for injuries or death occurring as a result of accidents involving eVTOL aircraft, regardless of whether any such safety incidents occur involving us. Any of the foregoing risks and challenges could adversely affect our prospects, business, financial condition and results of operations.

Our ability to effectively compete and generate revenue from our products and services depends upon our ability to distinguish our products and services from our competitors and their products and services.

Our ability to compete effectively is dependent on many factors, including, without limitation, the following:

●	speed to market of our initial aircraft and UAM services;
●	effective strategy and execution of aircraft and service launches;
●	product and service safety and performance;
●	product and service pricing; and
●	quality of customer support.

We will have to demonstrate to potential customers that our products and services are attractive alternatives to other transportation offerings, by differentiating our products and services on the basis of such factors as innovation, performance, brand name, service, and price. This is difficult to do, especially in a competitive market. Some of our competitors may have more established customer relationships than we do, which could inhibit our market penetration efforts. If we are unable to compete effectively, our revenue and profitability will be adversely impacted.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

If our business grows as planned, of which there can be no assurance, we will need to expand our sales, marketing, operations, and the number of partners with whom we do business. Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training and managing an increasing number of employees. These difficulties may result in the erosion of our brand image, divert the attention of management and key employees and impact financial and operational results. The continued expansion of our business may also require additional office space for administrative support. If we are unable to drive commensurate growth, these costs, which include lease commitments, marketing costs and headcount, could result in decreased margins, which could have an adverse effect on our business, financial condition and results of operations.

Operation of aircraft involves a degree of inherent risk. We could suffer losses and adverse publicity stemming from any accident involving small aircraft, helicopters or charter flights and in particular from any accident involving eVTOL aircraft.

The operation of aircraft is subject to various risks, and demand for air transportation, including our urban air mobility offerings, has and may in the future be impacted by accidents or other safety issues regardless of whether such accidents or issues involve our eVTOL aircraft or third-party eVTOL aircraft. Air transportation hazards, such as adverse weather conditions and fire and mechanical failures, may result in death or injury to personnel and passengers, which could impact client or passenger confidence in a particular aircraft type or the air transportation services industry as a whole and could lead to a reduction in passenger volume, particularly if such accidents or disasters were due to a safety fault. Safety statistics for air travel are reported by multiple parties, including the DOT and National Transportation Safety Board, and are often separated into categories of transportation. Because our urban air mobility offerings may include a variety of transportation methods, fliers may have a hard time determining how safe urban air mobility services are and their confidence in urban air mobility may be impacted by, among other things, the classification of accidents in ways that reflect poorly on urban air mobility services or the transportation methods urban air mobility services utilize.

We believe that safety and reliability are two of the primary attributes fliers consider when selecting air transportation services. Our failure to maintain standards of safety and reliability that are satisfactory to fliers may adversely impact our ability to attract and retain customers. We are at risk of adverse publicity stemming from any public incident involving us, our people or our brand. Such an incident could involve the actual or alleged behavior of our employees, contractors, or partners. Further, if our eVTOL aircraft, whether operated by us or a third party, is involved in a public incident, accident, catastrophe or regulatory enforcement action, we could be exposed to significant reputational harm and potential legal liability. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident, catastrophe or action. In the event that our insurance is inapplicable or inadequate, we may be forced to bear substantial losses from an incident or accident. In addition, any such incident, accident, catastrophe or action involving our eVTOL aircraft or eVTOL aircraft generally could create an adverse public perception, which could harm our reputation, result in air travelers being reluctant to use our services, and adversely impact our business, results of operations and financial condition. If we or one of our third-party aircraft operators were to suffer an accident or lose the ability to fly certain aircraft due to safety concerns or investigations, we or such operators may be required to cancel or delay certain flights until replacement aircraft and personnel are obtained.

Our operations may also be negatively impacted by accidents or other safety-related events or investigations that occur in or near the airports and vertiports we plan to utilize for our urban air mobility services. For example, if an accident were to occur at a vertiport we rely on for certain flights in the future (assuming we are granted government operating authority to do so), we may be unable to fly into or out of that vertiport until the accident has been cleared, any damage to the facilities have been repaired and any insurance, regulatory or other investigations have been completed.

Additionally, the battery packs in our aircraft are expected to use lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While we have taken measures to enhance the safety of our battery designs, a field or testing failure of our aircraft could occur in the future, which could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time-consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for aerospace applications or any future incident involving lithium-ion cells such as an aircraft or other fire, even if such incident does not involve our aircraft, could seriously harm our business.

From time to time we are expected to store varying amounts of lithium-ion cells at our facilities. In addition, our manufacturing partners and suppliers are expected to store a significant number of lithium-ion cells at their facilities. Any mishandling of battery cells may cause disruption to the operation of our facilities or our manufacturers. A safety issue or fire related to the cells could disrupt operations or cause manufacturing delays. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s eVTOL aircraft or energy storage product may cause indirect adverse publicity for us and our aircraft. Such adverse publicity could negatively affect our brand and harm our business, prospects, financial condition and operating results.

Our business may be adversely affected by labor and union activities.

Although none of our employees are currently represented by a labor union, it is common throughout the aerospace industry generally for many employees at aerospace companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. We may also directly and indirectly depend upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could harm our business, financial condition or operating results.

We expect that our Purchase Agreement with United and that future purchase agreements with other customers will be subject to indexed price escalation clauses which could subject us to losses if we have cost overruns or if increases in our costs exceed the applicable escalation rate.

Commercial aircraft sales contracts are often entered into years before the aircraft are delivered. In order to help account for economic fluctuations between the contract date and delivery date, aircraft pricing generally consists of a fixed amount as modified by price escalation formulas derived from labor, commodity and other price indices. Our revenue estimates are based on current expectations with respect to these escalation formulas, but the actual escalation amounts are outside of our control. Escalation factors can fluctuate significantly from period to period and changes in escalation amounts can significantly impact revenues and operating margins in our business. We can make no assurance that any customer, current or future, will exercise purchase options, fulfill existing purchase commitments or purchase additional products or services from us. The terms and conditions of the Purchase Agreement with United regarding price escalation clauses are yet to be determined, and there is no assurance that they will be determined in a manner that will mitigate the risks described above.

We currently rely and will continue to rely on third-party partners to provide and store the parts and components required to manufacture our aircraft, and to supply critical components and systems, which exposes us to a number of risks and uncertainties outside our control.

We are substantially reliant on our relationships with our suppliers and service providers for the parts and components in our aircraft. If any of these suppliers or service partners were to experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, or if they choose to not do business with us, we would have significant difficulty in procuring and producing our aircraft, and our business prospects would be significantly harmed. These disruptions would negatively impact our revenues, competitive position and reputation. In addition, our suppliers or service partners may rely on certain state tax incentives that may be subject to change or elimination in the future, which could result in additional costs and delays in production if a new manufacturing site must be obtained. Further, if we are unable to successfully manage our relationship with our suppliers or service partners, the quality and availability of our aircraft may be harmed. Our suppliers or service partners could, under some circumstances, decline to accept new purchase orders from or otherwise reduce their business with us. If our suppliers or service partners stopped manufacturing our aircraft components for any reason or reduced manufacturing capacity, we may be unable to replace the lost manufacturing capacity on a timely and comparatively cost-effective basis, which would adversely impact our operations.

The manufacturing facilities of our suppliers or service partners and the equipment used to manufacture the components for our aircraft would be costly to replace and could require substantial lead time to replace and qualify for use. The manufacturing facilities of our suppliers or service partners may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire and power outages, or by public health issues, such as the ongoing COVID-19 pandemic, which may render it difficult or impossible for us to manufacture our aircraft for some period of time. The inability to manufacture our aircraft components or the backlog that could develop if the manufacturing facilities of our suppliers or service partners are inoperable for even a short period of time may result in the loss of customers or harm our reputation.

We do not control our suppliers or service partners or such parties’ labor and other legal compliance practices, including their environmental, health and safety practices. If our current suppliers or service partners, or any other suppliers or service partners which we may use in the future, violate U.S. or foreign laws or regulations, we may be subjected to extra duties, significant monetary penalties, adverse publicity, the seizure and forfeiture of products that we are attempting to import or the loss of our import privileges. The effects of these factors could render the conduct of our business in a particular country undesirable or impractical and have a negative impact on our operating results.

We have been, and may in the future be, adversely affected by health epidemics and pandemics, including the ongoing global COVID-19 pandemic, the duration and economic, governmental and social impact of which is difficult to predict, which may significantly harm our business, prospects, financial condition and operating results.

We face various risks related to public health issues, including epidemics, pandemics and other outbreaks, including the ongoing COVID-19 pandemic. The impact of the COVID-19 pandemic, including changes in consumer and business behavior, pandemic fears and market downturns, supply shortages and restrictions on business and individual activities, has created significant volatility in the global economy. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of aircraft manufacturers and suppliers, and has led to a global decrease in aircraft sales and usage in markets around the world. The duration and long-term impact of the COVID-19 pandemic on our business is currently unknown.

The COVID-19 pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact our employees and operations and the operations of our suppliers, vendors and business partners, and may negatively impact our sales and marketing activities and the production schedule of our aircraft. In addition, various aspects of our business cannot be conducted remotely, including the testing and manufacturing of our aircraft. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect our testing, manufacturing and building plans, sales and marketing activities, business and results of operations.

The spread of COVID-19 has caused us and many of our contractors and service providers to modify their business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in meetings, events and conferences), and we and our contractors and service providers may be required to take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of our workforce or contractors and service providers are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, our operations will be impacted.

The extent to which the COVID-19 pandemic impacts our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus and its variants or treat its impact and how quickly and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of our customers, suppliers, vendors and business partners to perform, including third-party suppliers’ ability to provide components and materials used in our aircraft. We may also experience an increase in the cost of raw materials used in our commercial production of our aircraft. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of COVID-19’s global economic impact, including ongoing supply chain shortages.

There are no comparable recent events which may provide guidance as to the effect of the COVID-19 pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or other health pandemics or epidemics is highly uncertain and subject to change. We do not yet know the full extent of the impact of the COVID-19 pandemic on our business, operations, or the global economy as a whole. However, the effects could have a material impact on our results of operations, and we will continue to monitor the situation closely.

Our long-term success and ability to significantly grow our revenue will depend, in part, on our ability to establish and expand into international markets and/or expand market segments.

Our future results will depend, in part, on our ability to establish and expand our presence within international markets and may also depend on our expansion into additional market segments, such as defense or logistics/cargo. Our ability to expand into these markets will depend upon our ability to obtain the necessary international governmental certifications and regulatory approvals, adapt to international markets and new market segments, understand the local customer base, and address any unique local technological requirements. Our ability to expand internationally involves various risks, including, but not limited to, the need to invest significant resources in such expansion, and the possibility that returns on such investments will not be achieved in the near future or at all in these less familiar competitive environments. We may also choose to conduct our international business through joint ventures, minority investments or other partnerships with local companies as well as co-marketing with other established brands. If we are unable to identify partners or negotiate favorable terms, our international growth may be limited. In addition, we may incur significant expenses in advance of generating material revenue as we attempt to establish our presence in particular international markets or market segments outside of aircraft sales and operating a UAM network to carry passengers.

Failure to comply with applicable laws and regulations relating to the aviation business in general and eVTOL aircraft specifically, could adversely affect our business and our financial condition.

Our eVTOL aircraft and the operation of our UAM services will be subject to substantial regulation in the jurisdictions in which we intend our eVTOL aircraft to operate. We expect to incur significant costs in complying with these regulations. Regulations related to the eVTOL industry, including aircraft certification, production certification, passenger operation, flight operation, airspace operation, security regulation and vertiport regulation are currently evolving, and we face risks associated with the development and evolution of these regulations.

Our aircraft must be certified with the FAA in the United States. Operating our aircraft in the U.S. and providing our passenger transportation services must comply with U.S. laws, regulations, safety standards, and customer service regulations.

Rigorous testing and the use of approved materials and equipment are among the requirements for achieving certification. Our failure to obtain or maintain certification for our aircraft or infrastructure would have a material adverse effect on our business and operating results. In addition to obtaining and maintaining certification of our aircraft, we will need to obtain and maintain operational authority necessary to provide our envisioned UAM services. A transportation or aviation authority may determine that we cannot manufacture, provide, or otherwise engage in those services as we have contemplated. The inability to implement our envisioned services could materially and adversely affect our results of operations, financial condition, and prospects.

To the extent the laws change, our aircraft and our services may not comply with those laws, which would have an adverse effect on our business. Complying with changing laws could be burdensome, time consuming, and expensive. To the extent compliance with new laws is cost prohibitive, our business, prospects, financial condition and operating results would be adversely affected.

When we expand beyond the United States, such as into Europe, there will be European laws and regulations we must comply with, and there may be laws and regulations in other jurisdictions we have not yet entered or laws we are unaware of in jurisdictions we have entered that may restrict our operations or business practices or that are difficult to interpret and change rapidly.

Continued regulatory limitations and other obstacles interfering with our business operations could have a negative and material impact on our business, prospects, financial condition and results of operations.

We are subject to cybersecurity risks to our operational systems, security systems, infrastructure, integrated software in our aircraft and customer data processed by us or third-party vendors.

We are at risk for interruptions, outages and breaches of our: (a) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; (b) facility security systems, owned by us or our third-party vendors or suppliers; (c) aircraft technology including powertrain and avionics and flight control software, owned by us or our third-party vendors or suppliers; (d) the integrated software in our aircraft; or (e) customer data that we process or our third-party vendors or suppliers process on our behalf. Such incidents could: disrupt our operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, or others; jeopardize the security of our facilities; or affect the performance of in-product technology and the integrated software in our aircraft.

We plan to include avionics and flight control software services and functionality that utilize data connectivity to monitor aircraft performance and to enhance safety and enable cost-saving preventative maintenance. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems. Our systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, worms, trojan horses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm our systems. We intend to use our avionics and flight control software and functionality to log information about each aircraft’s use in order to aid us in aircraft diagnostics and servicing. Our customers may object to the use of this data, which may increase our vehicle maintenance costs and harm our business prospects.

Moreover, there are inherent risks associated with developing, improving, expanding and updating our current systems, such as the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or manufacture, deploy, deliver and service our aircraft, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that these systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted and our ability to accurately and timely report our financial results could be impaired. Moreover, our proprietary information or intellectual property could be compromised or misappropriated, and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

Failure to comply with federal, state and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current laws and regulations or the enactment of new laws or regulations in these areas, could adversely affect our business and our financial condition.

We are subject to or affected by a number of federal, state and local laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security, and govern our collection, storage, retention, protection, use, processing, transmission, sharing and disclosure of personal information including that of our employees, customers and others. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. Such laws may be inconsistent or may change or additional laws may be adopted. In addition, our agreements with certain customers may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, result in penalties or fines, result in litigation, may cause our customers to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach.

The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. We may not be able to monitor and react to all developments in a timely manner. For example, California adopted the California Consumer Privacy Act (the “CCPA”), which became effective in January 2020. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages and private rights of action. The CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allow for a new cause of action for data breaches. As we expand our operations, the CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Other states have begun to propose similar laws. Compliance with any applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to comply with such laws and regulations.

In addition, we are or may become subject to a variety of foreign laws and regulations regarding privacy, data protection, and data security. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. Such laws and regulations often have changes in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions. For example, the European General Data Protection Regulation (“GDPR”), which became effective in May 2018, includes operational requirements for companies that receive or process personal data of residents of the European Union that are broader and more stringent than those previously in place in the European Union. The GDPR includes significant penalties for non-compliance, including fines of up to €20 million or 4% of total worldwide revenue.

Additionally, we may be subject to evolving laws and regulations regarding the transfer of personal data outside of the European Economic Area, or EEA. Recently, the Court of Justice of the European Union ruled that the EU-U.S. Privacy Shield is an invalid transfer mechanism, but upheld Standard Contractual Clauses as a valid transfer mechanism. The validity of data transfer mechanisms remains subject to legal, regulatory, and political developments in both Europe and the United States. The invalidation of the EU-U.S. Privacy Shield and potential invalidation of other data transfer mechanisms could have a significant adverse impact on our ability to process and transfer personal data outside of the EEA.

Governments are continuing to focus on privacy and data security, and it is possible that new privacy or data security laws will be enacted or existing laws will be amended in a way that is material to our business. Any significant change to applicable laws, regulations, or industry practices regarding our users’ data could require us to modify our services and features, possibly in a material manner, and may limit our ability to develop new products, services, and features. Although we have made efforts to design our policies, procedures, and systems to comply with the current requirements of applicable state, federal, and foreign laws, changes to applicable laws and regulations in this area could subject us to additional regulation and oversight, any of which could significantly increase our operating costs.

We publish privacy policies and other documentation regarding our collection, processing, use and disclosure of personal information and/or other confidential information. Although we endeavor to comply with our published policies and other documentation, we may at times fail to do so or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our employees, contractors, service providers or vendors fail to comply with our published policies and documentation. Such failures can subject us to potential local, state and federal action if we are found to be deceptive, unfair, or misrepresentative of our actual practices. Claims that we have violated individuals’ privacy rights or failed to comply with data protection laws or applicable privacy notices even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

We are subject to risks associated with climate change, including the potential increased impacts of severe weather events on our operations and infrastructure.

The potential physical effects of climate change, such as increased frequency and severity of storms, floods, fires, fog, mist, freezing conditions, sea-level rise and other climate-related events, could affect our operations, infrastructure and financial results. Certain of the locations where our terminal facilities are expected to initially be located in connection with our aerial ride sharing operations are susceptible to the impacts of storm-related flooding and sea-level rise, which could result in costs and loss of revenue. We could incur significant costs to improve the climate resiliency of our infrastructure and otherwise prepare for, respond to, and mitigate such physical effects of climate change. We are not able to accurately predict the materiality of any potential losses or costs associated with the physical effects of climate change.

We intend to retain certain personal information about our customers, employees or others that, if compromised, could harm our financial performance and results of operations or prospects.

We are subject to a wide variety of laws in the United States and other jurisdictions related to privacy, data protection and consumer protection that are often complex and subject to varying interpretations. As a result, these privacy, data protection and consumer protection laws may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies and such changes or developments may be contrary to our existing practices. This may cause us to expend resources on updating, changing or eliminating some of our privacy and data protection practices.

We plan to collect, store, transmit and otherwise process data from our aircraft, our customers, our employees and others as part of our business and operations, which may include personal data or confidential or proprietary information. We also work with partners and third-party service providers or vendors that collect, store and process such data on our behalf and in connection with our aircraft. There can be no assurance that any security measures that we or our third-party service providers or vendors have implemented will be effective against current or future security threats. If a compromise of data were to occur, we may become liable under our contracts with other parties and under applicable law for damages and incur penalties and other costs to respond to, investigate and remedy such an incident. Our systems, networks and physical facilities could be breached, or personal information could otherwise be compromised due to employee error or malfeasance, if, for example, third parties attempt to fraudulently induce our employees or our customers to disclose information or usernames and/or passwords. Third parties may also exploit vulnerabilities in, or obtain unauthorized access to, platforms, systems, networks and/or physical facilities utilized by our third-party service providers and vendors.

Our aircraft contain complex information technology systems and built-in data connectivity to share aircraft data with ground operations infrastructure. We plan to design, implement and test security measures intended to prevent unauthorized access to our information technology networks, our aircraft and related systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, aircraft and systems to gain control of or to change our aircraft’s functionality, performance characteristics, or to gain access to data stored in or generated by the aircraft. A significant breach of our third-party service providers’ or vendors’ or our own network security and systems could have serious negative consequences for our business and future prospects, including possible fines, penalties and damages, reduced customer demand for our aircraft or urban aerial ride sharing services and harm to our reputation and brand.

We may not have adequate insurance coverage. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of the NYSE and other applicable securities rules and regulations. Compliance with these rules and regulations has increased, and will continue to increase, our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources, particularly after we are no longer an emerging growth company. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight have been and may in the future be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which would increase our costs and expenses.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve or otherwise change over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards (or changing interpretations of them), and this investment may result in increased selling, general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected. As a public company, we have also had to incur increased expenses in order to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain the same or similar coverage or obtain coverage in the future. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, compensation committee, and nominating and governance committee, and qualified executive officers.

As a result of disclosure of information in the filings required of a public company, our business and financial condition is more visible, which may result in threatened or actual litigation, including by competitors. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results. In addition, as a result of our disclosure obligations as a public company, we have reduced flexibility and are under pressure to focus on short-term results, which may adversely affect our ability to achieve long-term profitability.

We are or may be subject to risks associated with strategic relationships or other opportunities and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

We have entered into strategic relationships, and may in the future enter into additional strategic relationships or joint ventures or minority equity investments, in each case with various third parties for the production of our aircraft as well as with other collaborators with capabilities on data and analytics and engineering. These alliances subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third-party and increased expenses in establishing new strategic relationships, any of which may adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffer negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

Strategic business relationships will be an important factor in the growth and success of our business. However, there are no assurances that we will be able to continue to identify or secure suitable business relationship opportunities in the future or our competitors may capitalize on such opportunities before we do. Moreover, identifying such opportunities could require substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If we are unable to successfully source and execute on strategic relationship opportunities in the future, our overall growth could be impaired, and our business, prospects, financial condition and operating results could be adversely affected.

When appropriate opportunities arise, we may acquire or license additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions or licenses and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions or licenses and the subsequent integration of new assets and businesses into our own would likely require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired or licensed assets or businesses may not generate the financial results we expect. Acquisitions or licenses could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

We have been sued by a competitor alleging misappropriation by us of certain of their trade secrets and infringement by us of certain of their patents. These proceedings, as well as any other proceedings relating to these allegations and similar allegations or legal proceedings in the future, may be time-consuming and expensive and, if adversely determined, could delay, limit or prevent our ability to commercialize our aircraft or otherwise execute on our business plans.

On April 6, 2021, Wisk brought a lawsuit against us in the United States District Court for the Northern District of California (the “District Court”) alleging misappropriation of trade secrets and patent infringement. On June 1, 2021, we filed a motion to dismiss the trade secret claims and filed counterclaims. On June 15, 2021, Wisk amended its complaint, and the following day we filed a motion to dismiss the amended complaint. On July 13, 2021, we filed amended counterclaims. On July 27, 2021, Wisk filed a motion to strike and dismiss certain of our amended counterclaims. On August 10, 2021, we filed an opposition to Wisk’s motion to strike and dismiss certain of the amended counterclaims. On August 24, 2021, the District Court denied our motion to dismiss the trade secret claims. On September 14, 2021, the District Court denied Wisk’s motion to strike and dismiss certain of our amended counterclaims. A trial on Wisk’s claims and our counterclaims has been scheduled to begin on January 30, 2023.

On May 19, 2021, Wisk filed a motion for preliminary injunction and expedited discovery. On June 23, 2021, we filed an opposition to the motion for preliminary injunction. On July 22, 2021, the District Court denied Wisk’s motion for preliminary injunction. On August 20, 2021, Wisk filed a notice of appeal of the District Court’s denial of the motion for preliminary injunction. On September 30, 2021, Wisk withdrew its notice of appeal of the District Court’s denial of the motion for preliminary injunction.

On January 19, 2022, we filed a motion for judgment on the pleadings to dismiss two of Wisk’s asserted patents as invalid, which the District Court granted on April 19, 2022. The District Court separately ordered Wisk to narrow its trade secret case to 10 of the 52 alleged trade secrets and its patent case to eight claims across all patents by September 1, 2022. A trial on Wisk’s claims and our counterclaims has been scheduled to begin on April 17, 2023.

On April 6, 2022, we brought a lawsuit against The Boeing Company (“Boeing”) in the Superior Court of California, County of Santa Clara (the “Superior Court”), asserting substantially the same claims set forth in our counterclaims against Wisk. On April 11, 2022, the Superior Court issued an order staying discovery and the responsive pleading deadline until after the case management conference set for August 2022.

Prior to Wisk bringing the lawsuit against us, on March 30, 2021, one of our employees, who is a former employee of Wisk, had a search warrant executed at his home in connection with a federal investigation. We placed this former Wisk employee on paid administrative leave in connection with this government investigation. In relation to the same investigation, we and three of our employees, who are also former Wisk employees, received grand jury subpoenas from the United States Attorney’s Office for the Northern District of California. On January 28, 2022, the U.S. Attorney’s Office informed us that, based on its review, it has made the decision not to bring charges against this employee and does not intend to continue its investigation.

The proceedings are in the early stages. We cannot predict their outcome or impact on us and our business. We have incurred and expect to continue to incur significant costs in defending and responding to the proceedings. Our business plan does not include the cost of any meaningful award of damages or settlement with Wisk. Therefore, a negative result in these proceedings could have a material adverse effect on our reputation, financial position, liquidity, operations, and cash flows.

In addition, other holders of intellectual property rights relating to electric aircraft or any other technology relevant to our products or services may initiate legal proceedings alleging infringement or misappropriation of such rights by us and our employees, either with respect to our own intellectual property or intellectual property we license from third parties.

Our pending proceedings and other future legal proceedings against us or our employees, regardless of outcome or merit, could be time consuming and expensive to defend or resolve, result in substantial diversion of management and technical resources, delay, limit or prevent our ability to make, develop, commercialize or deploy our aircraft and aerial ride sharing services and deteriorate our reputation and our business relationships, any of which could make it more difficult or impossible for us to operate our business or otherwise execute on our business plan and significantly adversely affect our business, financial condition, or results of operations. In the event of an adverse outcome of the litigation, we may have to cease developing and/or using the asserted intellectual property, which could significantly adversely impact our business, financial condition, or results of operation.

In response to a determination or resolution that we or any of our employees have infringed upon or misappropriated a third party’s intellectual property rights, we may be required to take certain actions, including (without limitation) one or more of the following:

●	cease development, sales or use of our aircraft or other products;
●	pay substantial damages, interest, attorneys’ fees, costs and other amounts;
●	transfer intellectual property rights to a competitor;
●	obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms or at all;
●	terminate the employment of key employees;
●	develop or re-develop an alternative design of our aircraft; or
●	re-develop one or more other aspects or systems of our aircraft or other offerings.

A successful claim of infringement or misappropriation against us or any of our employees could delay, limit or prevent our ability to commercialize our aircraft and could significantly adversely affect our business, prospects, financial condition or operating results. Even if we are successful in defending against these claims, litigation could result in substantial costs and distraction to the company and our management over many years.

Our business may be adversely affected if we are unable to protect our intellectual property rights from unauthorized use by third parties.

Failure to adequately protect our intellectual property rights could result in our competitors offering similar products or services, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which could adversely affect our business, prospects, financial condition and operating results. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we will rely on a combination of patents, trade secrets (including know-how), employee and third-party non-disclosure agreements, copyrights, trademarks, intellectual property licenses and other contractual rights to establish and protect our rights in our technology.

The protection of our intellectual property rights will be important to our future business opportunities. However, the measures we take to protect our intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

●	any patent applications we submit may not result in the issuance of patents (and patents have not yet issued to us based on our pending applications);
●	the scope of our patents that may subsequently issue may not be broad enough to protect our proprietary rights;
●	our issued patents may be challenged or invalidated by third parties;

●	our employees or business partners may breach their confidentiality, non-disclosure and non-use obligations to us;
●	third parties may independently develop technologies that are the same or similar to ours;
●	the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make enforcement impracticable; and
●	current and future competitors may circumvent or otherwise design around our patents.

Patent, trademark, copyright and trade secret laws vary throughout the world. The laws in some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Furthermore, policing the unauthorized use of our intellectual property rights in foreign jurisdictions may be difficult. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States.

Also, while we have registered and applied for trademarks in an effort to protect our investment in our brand and goodwill with customers, competitors may challenge the validity of those trademarks and other brand names in which we have invested. Such challenges can be expensive and may adversely affect our ability to maintain the goodwill gained in connection with a particular trademark.

To the extent we expand our international activities, our exposure to unauthorized use of our technologies and proprietary information may increase. We may also fail to detect unauthorized use of our intellectual property, or be required to expend significant resources to monitor and protect our intellectual property rights, including engaging in litigation, which may be costly, time-consuming, and divert the attention of management and resources, and may not ultimately be successful. If we fail to meaningfully establish, maintain, protect and enforce our intellectual property rights internationally, our business, financial condition and results of operations could be adversely affected.

Our aerial ride sharing operations will initially be concentrated in a small number of urban areas, which makes our business particularly susceptible to natural disasters, outbreaks and pandemics, economic, social, weather, growth constraints and regulatory conditions or other circumstances affecting these metropolitan areas.

We expect to initially launch our aerial ride sharing offering in limited jurisdictions subject to receipt of the necessary operating approvals. Accordingly, our business and results of operations are particularly susceptible to adverse economic, regulatory, political, weather and other conditions in other markets that may become similarly concentrated. As a result of our geographic concentration, our business and financial results relating to our aerial ride sharing operations will be particularly susceptible to natural disasters, outbreaks and pandemics, economic, social, weather, growth constraints and regulatory conditions or other circumstances in each of these metropolitan areas. In addition, any changes to local laws or regulations within these key urban areas that affect our ability to operate or increase our operating expenses in these markets would have an adverse effect on our business, financial condition and operating results.

Disruption of operations at the locations where our vertiport facilities are expected to initially be located, whether caused by labor relations, utility or communications issues or fuel shortages, could harm our business. Certain locations may regulate flight operations, such as limiting the number of landings per year, which could reduce our aerial ride sharing operations. Bans on eVTOL operations or the introduction of any new permitting requirements would significantly disrupt our operations. In addition, demand for our Archer UAM services could be impacted if drop-offs or pick-ups of fliers become inconvenient because of vertiport rules or regulations, or more expensive for fliers because of vertiport-imposed fees, which would adversely affect our business, financial condition and operating results.

We expect concentration in large metropolitan areas and heavily trafficked airports also makes our business susceptible to an outbreak of a contagious disease, such as the Ebola virus, Middle East Respiratory Syndrome, Severe Acute Respiratory Syndrome, H1N1 influenza virus, avian flu, Zika virus, COVID-19 or any other similar illness, both due to the risk of a contagious disease affecting the urban area through the high volume of travelers flying into and out of such areas and the ease at which contagious diseases can spread through densely populated areas, as seen with the spread of COVID-19 in Los Angeles, California and New York, New York.

Natural disasters, including tornados, hurricanes, floods and earthquakes, and severe weather conditions, such as heavy rains, strong winds, dense fog, blizzards or snowstorms, may damage our facilities or those of our Archer Direct customers or otherwise disrupt flights into or out of the vertiports from which our aircraft arrive or depart.

Major urban areas, including those in which we expect to operate, are also at risk of terrorist attacks, actual or threatened acts of war, political disruptions and other disruptions. The occurrence of one or more natural disasters, severe weather events, epidemic or pandemic outbreaks, terrorist attacks or disruptive political events in regions where our facilities are or will be located, or where our Archer Direct customers’ facilities are located, could adversely affect our business.

We may be adversely affected by the effects of inflation.

Inflation has the potential to adversely affect our liquidity, business, financial condition and results of operations by increasing our overall cost structure. The existence of inflation in the economy has resulted in, and may continue to result in, higher interest rates and capital costs, supply shortages, increased costs of labor, components, manufacturing and shipping, as well as weakening exchange rates and other similar effects. As a result of inflation, we have experienced and may continue to experience cost increases. Although we may take measures to mitigate the effects of inflation, if these measures are not effective, our business, financial condition, results of operations and liquidity could be materially adversely affected. Even if such measures are effective, there could be a difference between the timing of when these beneficial actions impact our results of operations and when the cost of inflation is incurred.

If we fail to maintain proper and effective internal controls over financial reporting our ability to produce accurate and timely financial statements could be impaired.

Pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to report upon the effectiveness of our internal control over financial reporting. When we lose our status as an “emerging growth company” and become an “accelerated filer” or a “large accelerated filer,” our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. This process will be time-consuming, costly, and complicated.

We have experienced control deficiencies, including the material weaknesses in our internal control over financial reporting described elsewhere in this prospectus, and may experience other control deficiencies in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, operating results, or cash flows.

If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness in our internal control over financial reporting, or if we are unable to remediate our existing material weaknesses in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Common Stock could decline, and we could be subject to sanctions or investigations by the NYSE, the SEC, or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Regardless, changes in accounting standards and estimates could have a material adverse effect on our results of operations and financial position. Generally accepted accounting principles and the related authoritative guidance for many aspects of our business, including revenue recognition, inventories, warranties, leases, income taxes, expected credit losses, fair-value measurements, and stock-based compensation, are complex and involve subjective judgments. Changes in these rules or changes in the underlying estimates, assumptions or judgments by our management could have a material adverse effect on our results of operations and may retroactively affect previously reported results.

We are an emerging growth company and smaller reporting company within the meaning of the Securities Act, and the reduced reporting requirements applicable to emerging growth companies or smaller reporting companies could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As such, we are eligible for and may take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year (a) following October 30, 2025, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three year period. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares of Common Stock held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, and (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of our shares of Common Stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and regulators, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely impact our business, operating results, and financial condition.

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders.

Our amended and restated certificate of incorporation provides that (i) unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (1) any derivative action or proceeding brought on behalf of us, (2) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of ours or any stockholder of ours to us or our stockholders, (3) any action or proceeding asserting a claim against us or any of our current or former directors, officers or other employees or any stockholder arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our amended and restated certificate of incorporation or our bylaws, (4) any action or proceeding to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws (or any right, obligation or remedy thereunder), (5) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, and (6) any action asserting a claim against us or any director, officer or other employee of ours or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants, and (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. Any person holding, owning or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this forum selection provision.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although such stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. However, there is no assurance that a court would enforce the choice of forum provision contained in our amended and restated certificate of incorporation. If a court were to find such provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The warrants originally issued by Atlas are accounted for as liabilities and changes in the value of these warrants could have a material effect on our financial results.

On April 12, 2021, the staff of the SEC (the “SEC Staff”) expressed its view that certain terms and conditions common to special purpose acquisition company (“SPAC”) warrants may require the warrants to be classified as liabilities instead of equity on a SPAC’s balance sheet. As a result of the SEC Staff’s statement, Atlas reevaluated the accounting treatment of its public warrants and private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value reported in its statement of operations for each reporting period.

See Note 14 - Liability Classified Warrants to our audited consolidated financial statements for the year ended December 31, 2021, for additional information about our public and private warrants that were originally issued by Atlas. Accounting Standards Codification (“ASC”) 815-40 provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations and comprehensive loss. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

Investors’ expectations of our performance relating to environmental, social and governance (“ESG”) factors may impose additional costs and expose us to new risks.

There is an increasing focus from investors, employees, customers and other stakeholders concerning corporate responsibility, specifically related to ESG matters. Some investors may use these non-financial performance factors to guide their investment strategies and, in some cases, may choose not to invest in us if they believe our policies and actions relating to corporate responsibility are inadequate. The growing investor demand for measurement of non-financial performance is addressed by third-party providers of sustainability assessment and ratings on companies. The criteria by which our corporate responsibility practices are assessed may change due to the constant evolution of the sustainability landscape, which could result in greater expectations of us and cause us to undertake costly initiatives to satisfy such new criteria. If we elect not to or are unable to satisfy such new criteria, investors may conclude that our policies and/or actions with respect to corporate social responsibility are inadequate. We may face reputational damage in the event that we do not meet the ESG standards set by various constituencies.

Furthermore, in the event that we communicate certain initiatives and goals regarding ESG matters, we could fail, or be perceived to fail, in our achievement of such initiatives or goals, or we could be criticized for the scope of such initiatives or goals. If we fail to satisfy the expectations of investors, customers, employees and other stakeholders or our initiatives are not executed as planned, our reputation and business, operating results and financial condition could be adversely impacted.

Changes in financial accounting standards may cause adverse unexpected fluctuations and affect our reported results of operations.

A change in accounting standards or practices, and varying interpretations of existing or new accounting pronouncements, as well as significant costs incurred or that may be incurred to adopt and to comply with these new pronouncements, could have a significant effect on our reported financial results or the way we conduct our business. If we do not ensure that our systems and processes are aligned with the new standards, we could encounter difficulties generating quarterly and annual financial statements in a timely manner, which could have an adverse effect on our business, our ability to meet our reporting obligations and compliance with internal control requirements.

Management will continue to make judgments and assumptions based on our interpretation of new standards. If our circumstances change or if actual circumstances differ from our assumptions, our operating results may be adversely affected and could fall below our publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of our Class A Common Stock.

Risks Relating to Ownership of Our Securities

The price of our Class A Common Stock and warrants may be volatile and you could lose all or part of your investment as a result.

The price of our Class A Common Stock and warrants may fluctuate due to a variety of factors, including:

●	results of operations that vary from the expectations of securities analysts and investors;
●	results of operations that vary from those of our competitors;
●	the impact of the COVID-19 pandemic and its effect on our business and financial conditions;
●	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;
●	declines in the market prices of stocks generally;
●	strategic actions by us or our competitors;
●	announcements by us or our competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;
●	any significant change in our management;
●	changes in general economic or market conditions or trends in our industry or markets, such as inflation, recessions, interest rates, local and national elections, international currency fluctuations, corruption, political instability and acts of war, such as the current situation with Ukraine and Russia, or terrorism;
●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
●	future sales of our Class A Common Stock or other securities;
●	investor perceptions or the investment opportunity associated with our Class A Common Stock relative to other investment alternatives;
●	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;
●	litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;
●	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;
●	the development and sustainability of an active trading market for our stock;

●	actions by institutional or activist stockholders;
●	changes in accounting standards, policies, guidelines, interpretations or principles; and
●	other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of our Class A Common Stock and warrants, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

The dual-class structure of our Common Stock has the effect of concentrating voting power with our co-founders, which limits an investor’s ability to influence the outcome of important transactions, including a change in control.

Shares of our Class B Common Stock have ten votes per share, while shares of our Class A Common Stock have one vote per share. Brett Adcock and Adam Goldstein, our co-founders, hold a substantial majority of the issued and outstanding shares of Class B Common Stock and, as a result, a substantial majority of the voting power of our capital stock on an outstanding basis and are able to control matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Messrs. Adcock and Goldstein may have interests that differ from other stockholders and may vote in a way which may be adverse to other stockholders or with which our other stockholders may disagree. This concentrated control may have the effect of delaying, preventing or deterring a change in control, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale, and might ultimately affect the market price of our Class A Common Stock.

We cannot predict the impact that our dual-class structure may have on the stock price of our Class A Common Stock.

We cannot predict whether our dual-class structure will result in a lower or more volatile market price of Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indexes. Affected indexes include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indexes; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indexes and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our dual-class capital structure makes us ineligible for inclusion in certain indexes, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indexes will not be investing in our stock. These policies are still new, and it remains unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from such indexes, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our dual-class structure, we are likely excluded from certain of these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes likely precludes investment by many of these funds and could make our Class A Common Stock less attractive to other investors. As a result, the market price of our Class A Common Stock could be adversely affected.

We may be required to take write-downs or write-offs, or may be subject to restructuring, impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our Class A Common Stock, which could cause you to lose some or all of your investment.

Factors outside of our control may, at any time, arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Unexpected risks may arise, and previously known risks may materialize. Even though these charges may be non-cash items and therefore not have an immediate impact on our liquidity, we must report charges of this nature which could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

There can be no assurance that we will be able to comply with the continued listing standards of the NYSE. The NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our Class A Common Stock and Public Warrants are listed on the NYSE under the symbols “ACHR” and “ACHR WS,” respectively. We cannot assure you that our securities will continue to be listed on the NYSE. We are required to demonstrate compliance with the NYSE’s continued listing requirements in order to continue to maintain the listing of our securities on the NYSE. If the NYSE delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity for our securities;
●	a determination that our Class A Common Stock is a “penny stock” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A Common Stock and Public Warrants are listed on the NYSE, our Class A Common Stock and Public Warrants qualify as covered securities. Although states are preempted from regulating the sale of our securities, the federal statute does allow states to investigate companies if there is a suspicion of fraud. If there is a finding of fraudulent activity, then states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on the NYSE, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Because there are no current plans to pay cash dividends on our Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Common Stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of our Common Stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by covenants of our existing and outstanding indebtedness and may be limited by covenants of any future indebtedness we incur. As a result, you may not receive any return on an investment in our Common Stock unless you sell our Common Stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our Class A Common Stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We will not control these analysts. In addition, some financial analysts may have limited expertise with our model and operations. Furthermore, if one or more of the analysts who do cover us downgrade our stock or industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases to cover us or fails to initiate coverage or publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Future sales, or the perception of future sales, by us or our stockholders in the public market could cause the market price for our Class A Common Stock to decline.

Sales of a substantial number of shares of our Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our

Class A Common Stock. We had 174,288,615 shares of Class A Common Stock and 67,362,413 shares of Class B Common Stock outstanding as of June 27, 2022. The registration statement to which this prospectus relates registers the offer and sale from time to time by the selling securityholders of up to 121,177,358 Class A Shares. To the extent shares are sold into the market pursuant to this prospectus, under Rule 144 of the Securities Act or otherwise, particularly in substantial quantities, the market price of our Class A Common Stock could decline.

In addition, as of June 27, 2022, there were outstanding warrants to purchase an aggregate of 24,666,667 shares of our Class A Common Stock. Each warrant entitles the holder thereof to purchase one (1) share of our Class A Common Stock at a price of $11.50 per whole share, subject to adjustment. Warrants may be exercised only for a whole number of shares of our Class A Common Stock. To the extent such warrants are exercised, additional shares of our Class A Common Stock will be issued, which will result in dilution to the then existing holders of our Class A Common Stock and increase the number of shares eligible for resale in the public market.

In addition, the shares of our Common Stock reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. We have filed registration statements on Form S-8 to register shares of our Common Stock or securities convertible into or exchangeable for shares of our Common Stock issued pursuant to our equity incentive plans. We expect to file additional registration statements on Form S-8 in the future to register additional shares reserved for future issuance under our equity incentive plans, and Form S-8 registration statement automatically becomes effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our Common Stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding Class A Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

Anti-takeover provisions in our governing documents could delay or prevent a change of control.

Certain provisions of Certificate of Incorporation and our amended and restated bylaws (“Bylaws”) have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:

●	the ability of our board of directors to issue one or more series of preferred stock;
●	a classified board;
●	a dual-class share structure;
●	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;
●	certain limitations on convening special stockholder meetings;
●	limiting the ability of stockholders to act by written consent; and
●	our board of directors has the express authority to make, alter or repeal our Bylaws.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

MARKET AND INDUSTRY DATA

Certain industry data and market data included in this prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of management’s estimates presented herein are based upon management’s review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information. All of the market data used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications and surveys included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

All of the Class A Shares and Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $292.1 million from the exercise of the Warrants registered hereunder, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants registered hereunder for general corporate purposes. We have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DETERMINATION OF OFFERING PRICE

The offering price of the Class A Shares underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on the NYSE under the symbol “ACHR WS.”

We cannot currently determine the price or prices at which the Class A Shares or the Warrants may be sold by the selling securityholders under this prospectus.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our Class A Common Stock and Public Warrants are currently listed on the NYSE under the symbols “ACHR” and “ACHR WS,” respectively. Prior to the Closing, our Class A Common Stock and Public Warrants were listed on the NYSE under the symbols “ACIC” and “ACIC WS,” respectively. On June 30, 2022, the closing sale price of our Class A Common Stock was $3.08 per share and the closing sale price of our Public Warrants was $0.57. As of June 27, 2022, following the completion of the Business Combination, there were 154 holders of record of our Class A Common Stock, 11 holders of record of our Class B Common Stock and 52 holders of record of our Warrants. Such numbers do not include beneficial owners holding our securities through nominee names. We currently do not intend to list the Class B Common Stock or Private Warrants on any stock exchange or stock market.

Dividend Policy

We have never declared or paid any dividends on shares of our Common Stock. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed financial statements and related notes and other information included elsewhere in this prospectus. In addition to historical data, this discussion contains forward-looking statements about our business, results of operations, cash flows, financial condition, and prospects based on current expectations that involve risks, uncertainties, and assumptions. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” included in this prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

Our mission is to advance the benefits of sustainable air mobility. Our goal is to move people throughout the world’s cities in a quick, safe, sustainable, and cost-effective manner. To accomplish this goal, we are designing and developing an eVTOL aircraft for use in future UAM networks.

Our eVTOL aircraft will be fully electric and will emit zero carbon emissions during operations. The goal of our eVTOL aircraft design is to maximize safety while minimizing operating costs and noise. We look to accomplish that goal through the use of a distributed electric propulsion system with inherent redundancy and far fewer parts than a typical internal combustion propulsion system found in similarly sized aircraft or rotorcraft today. The reduced number of parts not only translates into fewer critical parts on the aircraft from a safety perspective, but will also significantly reduce the maintenance requirements versus internal combustion propulsion systems found in similarly sized aircraft and rotorcraft today.

We continue to work to optimize our eVTOL aircraft design for both manufacturing and certification by using advancements in key enabling technologies such as high-energy batteries, high-performance electric motors, an advanced fly-by-wire flight control system, and a lightweight and efficient aircraft structure.

The development of an eVTOL aircraft that meets our business requirements demands significant design and development efforts on all facets of the aircraft. We believe that by bringing together a mix of talent with eVTOL, traditional aerospace and automotive backgrounds we are building a team that will allow us to move through the design, development, and certification of our eVTOL aircraft with the FAA in an efficient manner, thus allowing us to achieve our end goal of getting to commercialization as soon as possible.

Our Planned Lines of Business

Upon receipt of all necessary FAA certifications and any other government approvals necessary for us to manufacture and operate our aircraft, we intend to operate two complementary lines of business. Our core focus is Archer UAM with our secondary focus being Archer Direct.

Archer UAM

We plan to operate our own UAM ecosystem initially in select major U.S. cities, such as Los Angeles and Miami. Our UAM ecosystem will operate using our eVTOL aircraft, which is currently in development. We project that the cost to manufacture and operate our eVTOL aircraft will be such that it will be able to enter the UAM ride-sharing market at a price point that is competitive with ground-based ride sharing services today. We will continue to evaluate our go-to-market strategy based on, among other things, estimated demand, readiness of the required infrastructure, and the scale of our UAM aircraft fleet.

Archer Direct

We also plan to selectively sell a certain amount of our eVTOL aircraft to third parties. We have entered into a Purchase Agreement with United for the conditional purchase of up to $1 billion worth of aircraft, with an option for another $500.0 million worth of aircraft. We will look to determine the right mix of selling our eVTOL aircraft versus using them as part of our UAM ecosystem based on, among other factors, our capital needs, our volume of manufacturing, our ability to ramp Archer UAM operations, and the purchase demand from our Archer Direct customers.

To date, we have not generated any revenue from either of these planned categories, as we continue to design, develop, and seek the governmental approvals necessary to operate our eVTOL aircraft and Archer UAM. We will use the net proceeds from the Business Combination for the foreseeable future to continue to fund our efforts to bring our eVTOL aircraft to market. The amount and timing of any future capital requirements will depend on many factors, including the pace and results of the design and development of our aircraft and manufacturing operations, as well as our progress in obtaining necessary FAA certifications and other government approvals. For example, any significant delays in obtaining such FAA certifications and other government approvals will likely require us to raise additional capital above our existing cash on hand and delay our generation of revenues.

Business Combination

On the Closing Date, Legacy Archer, Atlas, and Merger Sub, consummated the closing of the Business Combination Agreement, following approval at a special meeting of the stockholders of Atlas held on September 14, 2021.

Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy Archer and Atlas was effected by the Merger. Following the consummation of the Merger on the Closing Date, the Surviving Entity changed its name from Archer Aviation Inc. to Archer Aviation Operating Corp., and Atlas changed its name from Atlas Crest Investment Corp. to Archer Aviation Inc. and it became the successor registrant with the SEC. Prior to the closing of the Business Combination, the Class A Common Stock and Public Warrants of Atlas were listed on the NYSE under the symbols “ACIC” and “ACIC WS,” respectively. Archer Class A Common Stock and Public Warrants are currently listed on the NYSE under the symbols “ACHR” and “ACHR WS,” respectively.

Additionally, in connection with the PIPE Financing, certain investors had agreed to subscribe for and purchase an aggregate of up to $600.0 million of Class A Common Stock of the combined company. The PIPE Financing was consummated substantially concurrent with the closing of the Merger.

The Business Combination generated gross cash proceeds of $857.6 million, including $600.0 million proceeds from the PIPE Financing. Total direct and incremental transaction costs aggregated $81.8 million, of which $10.9 million were expensed as part of the Business Combination, $55.8 million were recorded to APIC as equity issuance costs, and the remaining $15.1 million was settled through the issuance of shares of Archer Class A Common Stock.

The Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Atlas was treated as the “acquired” company for financial reporting purposes. Accordingly, the financial statements of Archer represent the continuation of the financial statements of Legacy Archer, with the Merger reflected as the equivalent of Archer issuing common stock for the net assets of Atlas, accompanied by a recapitalization. The net assets of Atlas were recognized as of the Closing at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are those of Legacy Archer and Legacy Archer’s operations are the only ongoing operations of Archer.

Impact of COVID-19

In March 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic. The rapid spread of COVID-19 caused volatility and disruption in financial markets and prompted governments and businesses to take unprecedented measures such as travel restrictions, quarantines, shelter-in-place orders, and business shutdowns. The impact of the COVID-19 pandemic continues to evolve due to, among other reasons, the emergence of additional variants or strains of COVID-19. As such, the full magnitude of the pandemic’s effect on our financial condition, liquidity, and future results of operations is uncertain. Management continues to actively monitor our financial condition, liquidity, operations, suppliers, industry, and workforce, but currently does not anticipate any material impairments as a result of COVID-19 and will continue to evaluate the impact of COVID-19 on an ongoing basis. See “Risk Factors” for more information.

Components of Results of Operations

Revenue

We are still working to design, develop, certify, and bring up manufacturing of our eVTOL aircraft and thus have not generated any revenues from either of our planned lines of business. We do not expect to begin generating significant revenues until we are able to complete the design, development, certification, and bring up of manufacturing of our eVTOL aircraft.

Operating Expenses

Research and Development

Research and development activities represent a significant part of our business. Our research and development efforts focus on the design and development of our eVTOL aircraft, including certain of the systems that are used in it. As part of those activities, we continue to work closely with the FAA towards our goal of achieving certification of our eVTOL aircraft on an efficient timeline. Research and development expenses consist of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for employees focused on research and development activities, costs associated with building prototype aircraft, other related costs, depreciation, and an allocation of general overhead. We expect research and development expenses to increase significantly as we progress towards the certification and manufacturing of our eVTOL aircraft.

We cannot determine with certainty the timing, duration or the costs necessary to complete the design, development, certification, and manufacturing bring up of our eVTOL aircraft due to the inherently unpredictable nature of our research and development activities. Development timelines, the probability of success, and development costs may differ materially from expectations.

General and Administrative

General and administrative expenses consist primarily of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for employees associated with administrative services such as finance, legal, human resources, information technology, other related costs, depreciation, and an allocation of our general overhead. We expect our general and administrative expenses to increase in absolute dollars as a result of operating as a publicly traded company, including expenses to comply with the rules and regulations applicable to publicly traded companies, as well as additional expenses customary for a publicly traded company, such as directors’ and officers’ liability insurance, director fees, and additional internal and external accounting and legal fees and expenses.

At this time, we are unable to estimate the costs of defending the ongoing Wisk litigation or any potential settlement or award of damages related thereto and thus, we have not established any related reserves. For a description of our material pending legal proceedings, see Note 9 — Commitments and Contingencies of the notes to the consolidated financial statements included in this prospectus.

Other Warrant Expense

Other warrant expense consists entirely of non-cash expense related to the vesting of warrants issued in conjunction with the execution of the Purchase Agreement and Warrant Agreement with United (the “United Warrant Agreement”).

Other Income, Net

Other income, net consists of miscellaneous income and expense items, including the change in fair value of our warrant liabilities.

Interest Expense, Net

Interest expense, net primarily consists of interest on notes payable, net of interest income from our money market accounts.

Results of Operations

Three Months Ended March 31, 2022 Compared to Three Months Ended March 31, 2021

	Three Months Ended March 31,
	2022	2021	Change $

	(In millions)
Operating expenses:
Research and development (1)	$27.5	$10.1	$17.4
General and administrative (1)	37.8	6.6	31.2
Other warrant expense	—	78.2	(78.2)
Total operating expenses	65.3	94.9	(29.6)
Loss from operations	(65.3)	(94.9)	29.6
Gain on forgiveness of PPP Loan	0.9	—	0.9
Other income, net	6.5	—	6.5
Interest expense, net	(0.4)	—	(0.4)
Loss before income taxes	(59.2)	(94.9)	35.7
Net loss	$(59.2)	$(94.9)	$35.7
(1)	Includes stock-based compensation expense as follows:

	Three Months Ended March 31,
	2022	2021
Research and development	$5.4	$0.7
General and administrative	19.1	0.2
Total stock-based compensation expense	$24.5	$0.9

Research and Development

Research and development expenses increased by $17.4 million, or 172%, for the three months ended March 31, 2022, compared to the same period ended March 31, 2021, as we invested in people and materials to advance our technology development. Specifically, the increase was primarily due to an increase of $9.7 million in personnel-related expenses due to a significant increase in our workforce from the prior year period and an increase of $4.7 million in stock-based compensation expense primarily related to new restricted stock units granted since the prior year period and 2022 quarterly bonus equity awards to be granted in the subsequent fiscal quarter. In addition, warrant expense increased by $1.2 million related to compensation cost recognized for the warrants issued to FCA Italy S.p.A. under a manufacturing consulting agreement. See Note 9 — Stock-Based Compensation to the consolidated financial statements for further details on our stock-based compensation. The remainder of the increase was made up of other immaterial items.

General and Administrative

General and administrative expenses increased by $31.2 million, or 473%, for the three months ended March 31, 2022, compared to the same period ended March 31, 2021, as we invested in people and infrastructure to support our growth and maturity as a public company. Specifically, the increase was primarily due to an increase of $16.0 million in stock-based compensation expense related to the Founder Grants granted to our founders immediately prior to closing of the Business Combination pursuant to the terms and conditions of the Business Combination Agreement. In addition, professional service expenses increased by $6.1 million, mainly due to legal fees and expenses, and personnel-related expenses increased by $3.9 million due to a significant increase in our workforce from the prior year period. Furthermore, there was an increase of $2.9 million in stock-based compensation expense primarily related to new restricted stock units granted since the prior year period and 2022 quarterly bonus equity awards to be granted in the subsequent fiscal quarter. See Note 9 — Stock-Based Compensation to the consolidated financial statements for further details on our stock-based compensation. The remainder of the increase was made up of other immaterial items.

Other Warrant Expense

During the three months ended March 31, 2021, we recognized $78.2 million of non-cash expense related to the vesting of warrants associated with the execution of the Purchase Agreement and United Warrant Agreement, in satisfaction of the first milestone. There was no comparable activity during the three months ended March 31, 2022.

Other Income, Net

We recognized other income, net of $6.5 million for the three months ended March 31, 2022, primarily due to a gain of $6.6 million recorded from a change in fair value of our warrant liabilities. There was no comparable activity during the three months ended March 31, 2021.

Interest Expense, Net

Interest expense, net increased by $0.4 million during the three months ended March 31, 2022, compared to the same period ended March 31, 2021, primarily due to interest expense recognized for the Silicon Valley Bank term loans we entered into in July 2021.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

The following table sets forth our consolidated statements of operations for the periods indicated:

	Year Ended December 31,
	2021	2020	Change $

	(In millions)
Operating expenses:
Research and development (1)	$64.3	$21.1	$43.2
General and administrative (1)	176.7	3.5	173.2
Other warrant expense	117.3	—	117.3
Total operating expenses	358.3	24.6	333.7
Loss from operations	(358.3)	(24.6)	(333.7)
Gain on forgiveness of PPP Loan	0.9	—	0.9
Other income	10.6	—	10.6
Interest expense	(1.0)	(0.2)	(0.8)
Loss before income taxes	(347.8)	(24.8)	(323.0)
Net loss	$(347.8)	$(24.8)	$(323.0)
(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,
	2021	2020
Research and development	$3.7	$—
General and administrative	119.9	0.2
Total stock-based compensation expense	$123.6	$0.2

Comparison of the Year Ended December 31, 2021 and 2020

Research and Development

Research and development expenses increased by $43.2 million for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase was primarily due to an increase of $25.8 million in personnel-related expenses due to significantly increasing our workforce during 2021. Warrant expense increased $7.0 million due to a manufacturing consulting agreement we entered into in July 2021 with FCA Italy S.p.A. In addition, there was an increase of $6.7 million pertaining to tools and materials to support our increased research and development activities.

General and Administrative

General and administrative expenses increased by $173.2 million for the year ended December 31, 2021, compared to the year ended December 31, 2020. This increase was primarily due to an increase of $118.1 million in stock compensation expense related to the vesting of a certain portion of restricted stock units granted to our founders immediately prior to closing of the Business Combination pursuant to the terms and conditions of the Business Combination Agreement (the “Founder Grants”). Legal fees and expenses and professional service expenses increased $33.4 million due to the Business Combination and company readiness for going public, as well as legal fees and expenses related to the Wisk litigation. Personnel-related expenses increased $14.3 million due to significantly increasing our workforce during 2021. In addition, there was an increase of $5.9 million pertaining primarily to marketing costs related to the Maker unveiling event.

Other Warrant Expense

Other warrant expense increased by $117.3 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was due to $78.2 million and $39.1 million of non-cash expense recognized in the first and third quarter of 2021, respectively, related to the vesting of warrants associated with the execution of the Purchase Agreement and United Warrant Agreements, in satisfaction of specific milestones.

Gain on Forgiveness of PPP Loan

In June 2021, we received notification that our Paycheck Protection Program Loan (“PPP Loan”) and accrued interest were forgiven in full, resulting in a $0.9 million gain on extinguishment of the loan and interest for the year ended December 31, 2021, compared to the year ended December 31, 2020.

Other Income

Other income increased by $10.6 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to a gain of $10.4 million recorded from a change in fair value of our warrant liabilities (see Note 3 - Summary of Significant Accounting Policies in the accompanying notes to the consolidated financial statements included elsewhere in this prospectus).

Interest Expense

Interest expense increased by $0.8 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily related to interest expense recognized for the Silicon Valley Bank term loans, which we entered into in July 2021.

Liquidity and Capital Resources

As of March 31, 2022, our principal sources of liquidity were cash and cash equivalents of $704.2 million. We have incurred net losses since our inception and to date have not generated any revenues. We expect to incur additional losses and higher operating expenses for the foreseeable future. We believe that our existing cash and cash equivalents will be sufficient for at least the next 12 months to meet our requirements and plans for cash, including meeting our working capital requirements and capital expenditure requirements.

In the long term, our ability to support our working capital and capital expenditure requirements will depend on many factors, including:

●	the level of research and development expenses we incur as we continue to develop our eVTOL aircraft;
●	capital expenditures needed to bring up our aircraft manufacturing capabilities, including for both the build out of our manufacturing facilities and component purchases necessary to build our aircraft;
●	general and administrative expenses as we scale our operations; and
●	sales, marketing and distribution expenses as we build, brand and market our eVTOL aircraft and UAM network.

The following includes our short-term and long-term material cash requirements from known contractual obligations as of March 31, 2022:

Note Payable

We have short-term and long-term debt obligations of $10.0 million and $7.5 million, respectively. See Note 6 - Notes Payable to the consolidated financial statements for further detail on our debt.

Leases

We lease office, lab, hangar, and storage facilities in the normal course of business. Under our operating leases as noted in Note 7 - Commitments and Contingencies to the consolidated financial statements, we have current obligations of $4.8 million and long-term obligations of $10.6 million.

Until such time as we can generate significant revenue from our business operations, we expect to finance our cash needs primarily through existing cash on hand.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020

	(In millions)
Net cash used in operating activities	$(36.8)	$(12.0)	$(108.4)	$(22.8)
Net cash used in investing activities	(0.6)	(1.1)	(3.5)	(1.9)
Net cash provided by financing activities	(2.4)	—	822.2	51.2

Cash Flows Used in Operating Activities

We continue to experience negative cash flows from operations as we are still working to design, develop, certify, and bring up manufacturing of our eVTOL aircraft and thus have not generated any revenues from either of our planned lines of business. Our cash flows from operating activities are significantly affected by our cash investments to support the growth of our research and development activities related to our eVTOL aircraft, as well as the general and administrative functions necessary to support those activities and operations as a publicly traded company. Our operating cash flows are also impacted by the working capital requirements to support growth and fluctuations in personnel-related expenditures, accounts payable, accrued interest and other current liabilities, and other current assets.

Net cash used in operating activities during the three months ended March 31, 2022 was $36.8 million, resulting from a net loss of $59.2 million, adjusted for non-cash items consisting primarily of $24.5 million in stock-based compensation primarily related to the Founder Grants, partially offset by a gain of $6.6 million due to a change in fair value of our warrant liabilities. The net cash provided by changes in our net operating assets and liabilities of $1.6 million was primarily related to a $5.3 million increase in accrued expenses and other current liabilities mainly due to legal fees and expenses, partially offset by a $1.7 million increase in prepaid expenses, primarily due to prepaid research and development-related expenses and a $1.6 million decrease in accounts payable due to timing of payments.

Net cash used in operating activities during the three months ended March 31, 2021 was $12.0 million, resulting from a net loss of $94.9 million, adjusted for non-cash items consisting primarily of $78.2 million in other warrant expense related to the vesting of United warrants. The net cash provided by changes in our net operating assets and liabilities of $3.3 million was primarily related to a $3.7 million increase in accounts payable mainly due to the ramp up in our research and development activities.

Net cash used in operating activities during the year ended December 31, 2021 was $108.4 million, resulting from a net loss of $347.8 million, adjusted for non-cash items consisting primarily of $117.3 million in other warrant expense related to the vesting of United warrants and $123.6 million in stock-based compensation primarily related to expense recognized for the Founder Grants. The net cash provided by changes in our net operating assets and liabilities of $0.4 million was primarily related to an increase in accrued professional fees and other miscellaneous expenses offset by an increase in prepaid expenses related to the ramp up in our research and development activities and expenses related to becoming a publicly traded company.

Net cash used in operating activities during the year ended December 31, 2020 was $22.8 million, resulting from a net loss of $24.8 million, adjusted for non-cash items consisting of primarily $0.3 million in non-cash interest primarily related to our convertible notes. The net cash provided by changes in our net operating assets and liabilities of $1.3 million was primarily related to a $1.6 million increase in accounts payable. The increase is related to parts and materials and outside contractors from the ramp up in our research and development activities.

Cash Flows Used in Investing Activities

Net cash used in investing activities during the three months ended March 31, 2022 and 2021 was $0.6 million and $1.1 million, respectively, driven by purchases of property and equipment within those respective periods.

Net cash used in investing activities during the year ended December 31, 2021 was $3.5 million, driven by purchases of property and equipment.

Net cash used in investing activities during the year ended December 31, 2020 was $1.9 million, driven by purchases of property and equipment and domain names.

Cash Flows Provided by Financing Activities

Net cash used in financing activities during the three months ended March 31, 2022 was $2.4 million, consisting of the repayment of the Silicon Valley Bank term loans for $2.5 million, offset by $0.1 million proceeds from the exercise of stock options. There was no cash provided by or used in financing activities during the three months ended March 31, 2021.

Net cash provided by financing activities during the year ended December 31, 2021 was $822.2 million, consisting primarily of $20.0 million in proceeds from the issuance of debt, $600.0 million in proceeds from the PIPE Financing, and $201.8 million net proceeds from the Business Combination.

Net cash provided by financing activities during the year ended December 31, 2020 was $51.2 million, consisting primarily of proceeds received from the issuance of preferred stock, net of issuance costs.

Critical Accounting Policies and Estimates

Our consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and our actual results, our future financial statements will be affected.

The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of the company’s financial condition and results of operations, and which require the company to make its most difficult and subjective judgements, often as a result of the need to make estimates of matters that are inherently uncertain.

We believe that the following critical accounting policies involve a greater degree of judgment or complexity than our other accounting policies. Accordingly, these are the policies we believe are the most critical to a full understanding and evaluation of our consolidated financial statements. For additional information, refer to Note 3 - Summary of Significant Accounting Policies in the accompanying notes to the consolidated financial statements included elsewhere in this prospectus.

Common Stock Valuation

Prior to the Business Combination, there was no public market for our Common Stock, and our board of directors determined the fair value of our Common Stock by taking into account input from management and independent third-party valuation analyses. The determinations of the fair value of our Common Stock were made using methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide: Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In valuing our Common Stock, we determined the equity value of our business using a combination of the market and income approach valuation methods. The total enterprise value was then allocated to our various share classes using a hybrid approach consisting of the option pricing model (“OPM”) and probability-weighted expected return method

(“PWERM”). The OPM considers preferred stockholders’ liquidation preferences, participation rights, dividend policy, and conversion rights to determine how proceeds from a liquidity event shall be distributed among the various ownership classes at a future date, whereas the PWERM estimates the fair market value of the common stock based on an analysis of future values for various potential liquidity outcomes. Since there was no active market for our Common Stock, we also applied a discount for lack of marketability for both OPM and PWERM scenarios. Application of these approaches and methods involves the use of estimates, judgments, and assumptions, such as future revenue, expenses and cash flows, selections of comparable companies, probabilities and timing of exit events, and other factors. The fair value of our Common Stock, utilizing the above methodology prior to the closing of the Business Combination, was used to determine the fair value of the United warrants, and was a key input in in the estimation of the fair value of our stock options (as discussed below).

Since the closing of the Business Combination in September 2021, the fair value of our Common Stock is based on the closing price of our Class A Common Stock, as quoted on the NYSE, on the date of grant.

Stock-Based Compensation

We account for stock-based compensation awards granted to employees and non-employees by recording compensation expense based on each award’s grant date estimated fair value over the vesting period, in accordance with ASC 718, Compensation — Stock Compensation. We estimate the fair value of restricted stock units (“RSUs”) based on the fair value of our Common Stock on the date of grant. We estimate the fair value of stock options using the Black-Scholes option-pricing model. Determining the fair value of stock options under this model requires highly subjective assumptions, including the fair value of the underlying common stock, the risk-free interest rate, the expected term of the award, the expected volatility of the price of our Common Stock, and the expected dividend yield of our Common Stock. These estimates involve inherent uncertainties and the application of management’s judgment. If we had made different assumptions, our stock-based compensation expense could have been materially different. We have not issued any stock options since the closing of the Business Combination.

The fair value of RSUs that vest based on service conditions is determined based on the value of the underlying common stock at the date of grant. The Founder Grants vest when either a market condition or performance condition is satisfied. We determined the fair value of the performance award by utilizing the trading price on the Closing Date. When the applicable performance milestone is deemed probable of being achieved, we will recognize compensation expense for the portion earned to date over the requisite period. For the market condition award, we estimated the fair value using a Monte Carlo simulation model. The Company recognizes compensation expense for the market award on a straight-line basis over the derived service period. Determining the fair value for the market condition award under this model requires subjective assumptions, including the expected volatility of the price of our Common Stock. If the applicable performance condition is not probable of being achieved, compensation cost for the value of the award incorporating the market condition is recognized, so long as the requisite service is provided. If the performance milestone becomes probable of being achieved, the full fair value of the award will be recognized, and any remaining expense for the market award will be cancelled.

Income Taxes

We are subject to income taxes in the United States. Our income tax provision consists of an estimate of federal and state income taxes based on enacted federal and state tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in the valuation of our deferred tax assets and liabilities, and changes in tax laws.

We recognize tax benefits from uncertain tax positions only if we believe that it is more-likely-than-not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. Although we believe that we have adequately reserved for our uncertain tax positions, we can provide no assurance that the final tax outcome of these matters will not be materially different. We make adjustments to these reserves when facts and circumstances change, such as the closing of issues under audit or expiration of statute of limitation, changes in or interpretations of tax law. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences may affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and results of operations.

Significant judgment is applied when assessing the need for valuation allowances and includes the evaluation of historical income (loss) adjusted for the effects of non-recurring items. Areas of estimation include consideration of future taxable income. We have placed a full valuation allowance against its federal and state deferred tax assets since the recovery of the assets is uncertain. Should a change in circumstances lead to a change in judgment about the utilization of deferred tax assets in future years, the adjustment related to valuation allowances would be reported as an increase to income.

Recent Accounting Pronouncements

See Note 3 - Summary of Significant Accounting Policies to the consolidated financial statements included elsewhere in this prospectus for a discussion about accounting pronouncements recently adopted and recently issued and not yet adopted.

Credit Risk

Financial instruments, which subjects us to concentrations of credit risk, consist primarily of cash, cash equivalents, and deposits. Our cash and cash equivalents are held at major financial institutions located in the United States of America. At times, cash account balances with any one financial institution may exceed Federal Deposit Insurance Corporation insurance limits ($250 thousand per depositor per institution). Management believes the financial institutions that hold our cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to cash and cash equivalents.

Emerging Growth Company and Smaller Reporting Company Status

Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Atlas initially elected, and now we have elected, to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, we are not subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.

We have also elected to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as we qualify as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares of Common Stock held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, and (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of our shares of Common Stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter.

BUSINESS

Overview

Our mission is to advance the benefits of sustainable air mobility. Our goal is to move people throughout the world’s cities in a quick, safe, sustainable, and cost-effective manner. To accomplish this goal, we are designing and developing an electric vertical takeoff and landing (“eVTOL”) aircraft for use in future urban air mobility (“UAM”) networks.

Our eVTOL aircraft will be fully electric and will emit zero carbon emissions during operations. The goal of our eVTOL aircraft design is to maximize safety while minimizing operating costs and noise. We look to accomplish that goal through the use of a distributed electric propulsion system with inherent redundancy and far fewer parts than a typical internal combustion propulsion system found in similarly sized aircraft or rotorcraft today. The reduced number of parts not only translates into fewer critical parts on the aircraft from a safety perspective but will also significantly reduce the maintenance requirements versus internal combustion propulsion systems found in similarly sized aircraft and rotorcraft today.

We continue to work to optimize our eVTOL aircraft design for both manufacturing and certification by using advancements in key enabling technologies such as high-energy batteries, high-performance electric motors, an advanced fly-by-wire flight control system, and a lightweight and efficient aircraft structure.

The development of an eVTOL aircraft that meets our business requirements demands significant design and development efforts on all facets of the aircraft. We believe that by bringing together a mix of talent with eVTOL, traditional aerospace and automotive backgrounds we are building a team that will allow us to move through the design, development, and certification of our eVTOL aircraft with the Federal Aviation Administration (“FAA”) in an efficient manner, thus allowing us to achieve our end goal of getting to commercialization as soon as possible.

Our Planned Lines of Business

Upon receipt of all necessary FAA certifications and any other government approvals necessary for us to manufacture and operate our aircraft, we intend to operate two complementary lines of business. Our core focus is direct-to-consumer (“Archer UAM”) with our secondary focus being business-to-business (“Archer Direct”).

●	Archer UAM: We plan to operate our own UAM ecosystem initially in select major U.S. cities, such as Los Angeles and Miami. Our UAM ecosystem will operate using our eVTOL aircraft, which is currently in development. We project that the cost to manufacture and operate our eVTOL aircraft will be such that it will be able to enter the UAM ride-sharing market at a price point that is competitive with ground-based ride sharing services today. We will continue to evaluate our go-to-market strategy based on, among other things, estimated demand, readiness of the required infrastructure, and the scale of our UAM aircraft fleet.
●	Archer Direct: We also plan to selectively sell a certain amount of our eVTOL aircraft to third parties. We have entered into a purchase agreement (the “Purchase Agreement”) with United Airlines Inc. (“United”) for the conditional purchase of up to $1 billion worth of aircraft, with an option for another $500 million worth of aircraft. We will look to determine the right mix of selling our eVTOL aircraft versus using them as part of our UAM ecosystem based on, among other factors, our capital needs, our volume of manufacturing, our ability to ramp Archer UAM operations, and the purchase demand from our Archer Direct customers.

To date, we have not generated any revenue from either of these planned categories, as we continue to design, develop, and seek the governmental approvals necessary to operate our eVTOL aircraft and Archer UAM. We will use the net proceeds from the Business Combination (as defined below) for the foreseeable future to continue to fund our efforts to bring our eVTOL aircraft to market. The amount and timing of any future capital requirements will depend on many factors, including the pace and results of the design and development of our aircraft and manufacturing operations, as well as our progress in obtaining necessary FAA certifications and other government approvals. For example, any significant delays in obtaining such FAA certifications and other government approvals will likely require us to raise additional capital above our existing cash on hand and delay our generation of revenues.

Market Opportunity

In 2018, 55% of the world’s population lived in urban areas according to the United Nations, a proportion that they projected to increase to 68% by 2050. This migration has led to unprecedented traffic congestion, with a noticeable struggle to scale ground infrastructure. UAM offers a potential solution by expanding travel into the air. To date, the electrification of aircraft has lagged the adoption of electric automobiles in large part because of the greater technical challenges. However, over the last few years there have been significant advancements in the key enabling technologies for eVTOL aircraft, such as high-energy batteries and high-performance electric motors. We anticipate that the initial market opportunity will be focused in high-density metropolitan areas where traffic congestion is particularly acute and operating conditions are suitable for early eVTOL aircraft operations. While we believe the market for eVTOL aircraft and UAM services will be large, it remains undeveloped and there is no guarantee of future demand.

We believe the primary drivers for adoption of UAM network services will be the time savings and value proposition offered by UAM relative to more traditional ground-based transportation options. We expect that the following additional factors will also impact the pace of adoption of UAM: regulatory requirements for eVTOL aircraft and UAM network operations, public acceptance of eVTOL aircraft (including perception regarding the safety of eVTOL aircraft) and access to the infrastructure necessary to enable UAM network services. In addition, macroeconomic factors could impact demand for UAM services, particularly if more permanent work-from-home behaviors persist as a result of the COVID-19 pandemic. If the market for UAM does not develop as expected, this would impact our ability to generate revenue or grow our business.

For additional information, see the section titled “Risk Factors.”

Competition

We believe our main sources of competition fall into three categories:

●	ground-based vehicle transportation, including personal vehicles and ride-sharing services;
●	other eVTOL manufacturers and UAM service providers; and
●	existing incumbent aircraft and helicopter charter services.

We believe the primary competitive factors between us and other eVTOL manufacturers and UAM service providers will be the following:

●	cost;
●	eVTOL aircraft performance, including quality, reliability and safety;
●	integrated business model;
●	manufacturing efficiency; and
●	UAM network service capabilities, including overall customer experience.

While we believe we will be able to compete favorably across these factors, we expect this industry to be dynamic and increasingly competitive and it is possible that our competitors could get to market before us, either generally or in specific markets. For additional information about competition, see the section titled “Risk Factors.”

Government Regulation and Compliance

In the near-term, we will continue to focus our efforts on obtaining certification of our aircraft in the U.S. and engaging with key decision makers in the cities in the U.S. in which we plan to initially operate our UAM network. Our aircraft will be required to comply with regulations governing aircraft design, production and airworthiness. In the U.S., this primarily includes regulations put forth by the FAA and Department of Transportation (“DOT”). Outside the U.S., similar requirements are generally administered by the national civil aviation and transportation authorities of each country. The following describes the key certifications necessary for us to design, manufacture, sell and operate our eVTOL aircraft in the U.S.:

●	Designing our aircraft: Type certification is the FAA’s approval process for new aircraft designs and covers the design of the aircraft and all component parts. Our aircraft will be required to meet the criteria set forth by the FAA as defined in Part 23 of the Federal Aviation Regulations (FARs) (14 CFR Part 23) as a normal category piloted aircraft with certain special conditions introduced to address requirements specific to eVTOL aircraft. In September 2021, we agreed to a certification basis with the FAA covering our planned production aircraft through a G-1 Issue Paper. We are now focused on finalizing our G-2 Issue Paper with the FAA, which will set forth the means of compliance to meet the requirements set forth in the G-1 Issue Paper. We have been working on the means of compliance for the G-2 Issue Paper with the FAA since early 2021.
●	Producing our aircraft: Production certification is the FAA’s approval for us to be able to manufacture our aircraft under an FAA-approved type design. To obtain production certification from the FAA, we must demonstrate that our organization and our personnel, facilities, and quality system can produce our aircraft such that they conform to its approved design. We are working to develop the systems and processes we will need to obtain FAA production certification with the goal of obtaining such certification shortly following receipt of our type certificate.
●	Selling our aircraft: Airworthiness certification from the FAA signifies that an aircraft meets its approved type design and is in a condition for safe operation in the National Airspace System. As is the industry standard, each of the aircraft manufactured by us will need to be issued an airworthiness certificate. We expect that the airworthiness certificates issued to our aircraft will be a Standard Airworthiness certificate in the Normal Category, as defined by the FAA.
●	Operating our UAM service: The DOT and the FAA have regulatory authority over air transportation operations in the U.S. To operate our UAM service, we believe we will be required to hold an FAA Air Carrier Certificate and operate under Part 135 of the FARs and register as an air taxi operator at DOT. In addition, takeoff and landing locations (e.g., airports and heliports) typically require state and local approval for zoning and land use and their ongoing use are subject to regulations by local authorities. Lastly, we will need to ensure we have sufficient commercial pilots available for our planned operations. We expect that as we build out our UAM service there will be additional federal, state and local laws, regulations and other requirements that will cover our operations. Therefore, we have already begun, and will continue to grow, our engagement and collaboration with the cities in which we intend to operate our UAM service in an effort to ensure that it operates in a safe and sustainable manner.

We believe we are in material compliance with laws and regulations currently applicable to our business. We continue to monitor existing and pending laws and regulations and while the impact of regulatory changes cannot be predicted with certainty, we do not expect compliance to have a material adverse effect on our business. See “Risk Factors” for a more comprehensive description of risks related to government regulation affecting our business.

Facilities

We are currently headquartered in San Jose, California with additional offices and research and development facilities in Mountain View, California and flight test facilities at Salinas Municipal Airport in Salinas, California. To support our planned headcount growth and additional needs for lab space and a low rate initial production facility, we entered into two new multi-year leases in San Jose, California in January 2022 and March 2022, respectively. We anticipate the office space portion of these new facilities will be ready to utilize in May 2022, while the lab space and low rate initial production portion of these facilities will be ready to utilize in late 2022 or early 2023. Additionally, we intend to enter into a long-term arrangement covering our planned manufacturing facility for our production aircraft.

Our Employees and Human Capital

Our strategy has been and continues to be to hire top talent across various disciplines to build the best eVTOL aircraft and UAM network possible. As a result, we believe we have assembled a world-class team with extensive experience in aerodynamics, electric propulsion, batteries, and aircraft manufacturing, as well as key personnel necessary to help us ensure that we progress efficiently through the certification of our aircraft and towards the launch of our UAM network. The fabric of this team is that we are curious, talented, and passionate people. We embrace collaboration and creativity and encourage the iteration of ideas to address the complex challenges our industry faces. We believe our team and culture differentiates us versus our competitors and will be a key driver of our long-term success.

Because we recognize that our people are critical for our continued success, we work hard to create an environment where employees can have fulfilling careers, and be happy, healthy, and productive. Furthermore, we are committed to making diversity, equity, and inclusion a part of everything we do and to growing a workforce that is representative of the cities we plan to serve.

As of March 31, 2022, we had 270 employees all of which are full-time. We have not experienced any work stoppages and generally consider our relationship with our employees to be good. None of our employees are subject to a collective bargaining agreement or represented by a labor union.

Legal Proceedings

During the ordinary course of our business, we may be subject to legal proceedings, various claims, and litigation. Such proceedings can be costly, time consuming, and unpredictable, and therefore, no assurance can be given that the final outcome of such proceedings will not materially impact financial condition or results of operations.

Wisk Litigation and Government Investigation

On April 6, 2021, Wisk Aero LLC (“Wisk”) brought a lawsuit against us in the United States District Court for the Northern District of California (the “District Court”) alleging misappropriation of trade secrets and patent infringement. On June 1, 2021, we filed a motion to dismiss the trade secret claims and filed counterclaims. On June 15, 2021, Wisk amended its complaint, and the following day we filed a motion to dismiss the amended complaint. On July 13, 2021, we filed amended counterclaims. On July 27, 2021, Wisk filed a motion to strike and dismiss certain of our amended counterclaims. On August 10, 2021, we filed an opposition to Wisk’s motion to strike and dismiss certain of the amended counterclaims. On August 24, 2021, the District Court denied our motion to dismiss the trade secret claims. On September 14, 2021, the District Court denied Wisk’s motion to strike and dismiss certain of our amended counterclaims. A trial on Wisk’s claims and our counterclaims has been scheduled to begin on January 30, 2023.

On May 19, 2021, Wisk filed a motion for preliminary injunction and expedited discovery. On June 23, 2021, we filed an opposition to the motion for preliminary injunction. On July 22, 2021, the District Court denied Wisk’s motion for preliminary injunction. On August 20, 2021, Wisk filed a notice of appeal of the District Court’s denial of the motion for preliminary injunction. On September 30, 2021, Wisk withdrew its notice of appeal of the District Court’s denial of the motion for preliminary injunction.

On January 19, 2022, the Company filed a motion for judgment on the pleadings to dismiss two of Wisk’s asserted patents as invalid, which the District Court granted on April 19, 2022. The District Court separately ordered Wisk to narrow its trade secret case to 10 of the 52 alleged trade secrets and its patent case to eight claims across all patents by September 1, 2022. A trial on Wisk’s claims and the Company’s counterclaims has been scheduled to begin on April 17, 2023.

On April 6, 2022, the Company brought a lawsuit against The Boeing Company (“Boeing”) in the Superior Court of California, County of Santa Clara (the “Superior Court”), asserting substantially the same claims set forth in the Company’s counterclaims against Wisk. On April 11, 2022, the Superior Court issued an order staying discovery and the responsive pleading deadline until after the case management conference set for August 2022.

Prior to Wisk bringing the lawsuit against us, on March 30, 2021, one of our employees, who is a former employee of Wisk, had a search warrant executed at his home in connection with a federal investigation. We placed this former Wisk employee on paid administrative leave in connection with this government investigation. In relation to the same investigation, we and three of our employees, who are also former Wisk employees, received grand jury subpoenas from the United States Attorney’s Office for the Northern District of California. On January 28, 2022, the U.S. Attorney’s Office informed us that, based on its review, it has made the decision not to bring charges against this employee and does not intend to continue its investigation.

We continue to strongly believe Wisk’s lawsuit is without merit. We will continue to vigorously defend ourselves against Wisk’s claims and pursue our counterclaims against Wisk and its claims against Boeing. Because these proceedings are still in the early stages, we cannot predict their outcome or impact on us and our business. As such, and in consideration of the above, we have concluded that a potential loss amount or a potential range of loss is not probable or reasonably estimable under ASC 450, Contingencies, and therefore we have not accrued any amounts related to the award of damages or settlement of this matter with Wisk. Therefore, a negative result in these proceedings could have a material adverse effect on our financial position, liquidity, operations, and cash flows.

Intellectual Property

We rely on various intellectual property laws, confidentiality procedures and contractual terms to protect our proprietary technology and our brand. We have registered and applied for the registration of U.S. and international trademarks, service marks and domain names. We have also filed patent applications in the U.S. and foreign countries covering certain of our technology.

For additional information, see the section titled “Risk Factors.”

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers and their ages as of June 27, 2022, are as follows:

Name	Age	Position
Executive Officers
Adam Goldstein	42	Co-Founder, Chief Executive Officer and Director
Tom Muniz	37	Chief Operating Officer
Andy Missan	60	Chief Legal Officer and Secretary
Mark Mesler	54	Chief Financial Officer
Tosha Perkins	39	Chief People Officer
Non-Employee Directors
Deborah Diaz(1)(3)	64	Director
Fred Diaz(1)(2)	56	Director
Oscar Munoz(2)	63	Director
Barbara J. Pilarski(3)	58	Director
Maria Pinelli(1)(2)	59	Director
Michael Spellacy(3)	51	Director
(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Executive Officers

Adam Goldstein is our co-founder and has served as our Chief Executive Officer and as a member of our board of directors since September 2021. From September 2021 to April 2022, Mr. Goldstein served as our Co-Chief Executive Officer and Co-Chairperson of our board of directors. He previously served in the same roles at Legacy Archer from October 2018 to September 2021. Prior to co-founding Archer, Mr. Goldstein also co-founded and led Vettery from November 2012 to December 2019. Before Vettery, Mr. Goldstein served as Co-Managing Partner of Minetta Lane Capital Partners from March 2011 to August 2012. From February 2011 to November 2019 Mr. Goldstein served as Portfolio Manager at Plural Investments and from September 2005 to October 2009 Mr. Goldstein served as a Senior Analyst at Cedar Hill Capital Partners. Mr. Goldstein serves as a member of the board of directors of the Museum of American Finance. Mr. Goldstein holds a B.S. in Business Administration from the University of Florida and an M.B.A. from NYU Stern School of Business. We believe that Mr. Goldstein is qualified to serve as a member of our board of directors because of his deep experience in the industry and role as Chief Executive Officer.

Tom Muniz has served as our Chief Operating Officer since September 2021 and previously served in that role at Legacy Archer from March 2021 to September 2021. Before being promoted to COO, Mr. Muniz served as Legacy Archer’s Vice President of Engineering from December 2019 through February 2021. From July 2019 to December 2019, Mr. Muniz served as Vice President of Engineering at Wisk, an eVTOL company. From January 2011 to July 2019, Mr. Muniz served in a variety of roles at Kitty Hawk, an eVTOL company, including Lead Engineer, Battery Systems Group, Director of Subsystems Engineering, and VP Engineering. From May 2009 to December 2010, Mr. Muniz served as an Aerospace Engineer at Desktop Aeronautics, Inc., a developer of aeronautics software. Mr. Muniz holds a B.S. in Mechanical Engineering from the University of California, Berkeley and an M.S. in Aeronautics and Astronautics from the University of Washington.

Andy Missan has served as our Chief Legal Officer and Secretary since September 2021, and previously served in that role at Legacy Archer from August 2021 to September 2021. Prior to joining Archer, from October 2015 to August 2021, Mr. Missan served as Executive Vice President, General Counsel and Secretary at Fitbit Inc., and prior to that, from March 2013 to October 2015, served as Fitbit’s Vice President and General Counsel. From July 2009 to October 2012, Mr. Missan served as Vice President and General Counsel at Bytemobile, Inc., a mobile video optimization company. From April 2005 to May 2008, Mr. Missan served as Vice President and General Counsel of MobiTV, Inc., a provider of mobile video solutions. Prior to MobiTV, from December 2001 to November 2004, Mr. Missan was Vice President and General Counsel of Danger, Inc., a mobile devices and services company. Mr. Missan was also the Vice President and General Counsel of Replay TV, Inc., a DVR technology company, from September 2000 to October 2001. Mr. Missan has also held senior legal and business affairs positions at RCA Records Label/BMG Entertainment and

Sony Music Entertainment Inc. Mr. Missan holds a B.A. in government from Oberlin College and a J.D. from Northwestern University Pritzker School of Law.

Mark Mesler has served as our Chief Financial Officer since February 2022. Prior to joining Archer, Mr. Mesler served as the Chief Financial Officer of Volansi Inc., an aerial logistics and drone company, from November 2020 to January 2022, as Vice President of Finance for Bloom Energy, Inc., a company producing solid oxide fuel cells, from August 2009 to November 2020, and in various other finance roles from January 1991 through August 2009. Mr. Mesler has a B.S. in Finance from Penn State University and an M.B.A. from Carnegie Mellon University’s Tepper School of Business.

Tosha Perkins has served as our Chief People Officer since September 2021, and previously served in that role at Legacy Archer from August 2021 to September 2021. Prior to joining Archer, from May 2018 to September 2020, Ms. Perkins served as Chief Human Resources Officer and Senior Vice President at McDermott International Inc. Prior to that, Ms. Perkins served as Vice President of Talent & Organizational Development at Chicago Bridge & Iron Company from October 2016 to May 2018, and in various other leadership roles at Slalom between October 2011 and September 2016, as well as Accenture between May 2009 and May 2011. Ms. Perkins holds a B.S. in psychology from Texas State University and a Ph.D. from Alliant International University in industrial/organizational psychology.

Non-Employee Directors

Deborah Diaz has served as a member of our board of directors and Audit Committee and as the Chair of the Nomination and Governance Committee since September 2021. As chief executive officer and VC Advisor of Catalyst ADV, Ms. Diaz manages a strategic growth advisory firm specializing in business transformation, innovative technologies, advanced manufacturing and strategic partnerships since December 2016. Previously, Ms. Diaz served as National Aeronautics and Space Administration’s (“NASA”) Chief Technology Officer and Deputy Chief Information Officer from November 2009 to October 2016, where she was responsible for NASA’s global system infrastructure, technology pilots, and risk management. Ms. Diaz served as Deputy Chief Information Officer for the United States Patent and Trademark Office (“USPTO”) from January 2007 to November 2009. From October 2002 to January 2007, Ms. Diaz served as the Senior Technical Advisor to create the for the U.S. Department of Homeland Security and also the Chief Information Officer for Science and Technology. Ms. Diaz also served as Deputy Associate Administrator for the General Services Administration (“GSA”) from June 2000 to October 2002. Ms. Diaz currently serves on the board of directors of Section IO and on the advisory board of directors of Equinix and Intel Corporation. Ms. Diaz formerly served on the board of directors of Dell Technologies GAB, Forcepoint EAB, Battle Resource Management, Inc. (BRMi), Intelvative, Inc., and eKuber Ventures. Ms. Diaz holds a B.S. in Business Administration from Stonehill College, an M.S in International Business from Colorado State University and is “NACD Directorship Certified.” We believe that Ms. Diaz is qualified to serve as a member of our board of directors because of her decades of experience working with innovative technologies and leadership in multiple high-risk market evolutions in both the private sector and in government.

Fred Diaz has served as a member of our board of directors since September 2021. Mr. Diaz served as President, chief executive officer and chairman of the board of directors of Mitsubishi Motors North America from April 2018 to April 2020. Before that, Mr. Diaz served as General Manager in Charge, Performance Optimization Global Marketing and Sales of Mitsubishi Motors Corporation in Japan, from July 2017 to April 2018. From April 2013 to July 2017, Mr. Diaz served in a number of roles for Nissan Motor Corporation, including Division Vice President & General Manager - North American Trucks and Light Commercial Vehicles, Sr. Vice President Sales & Marketing and Operations, and Division Vice President, Sales & Marketing and Parts & Service. Mr. Diaz also served in several roles for Fiat Chrysler Automobiles (“FCA”) from 2004 to April 2013, including President and CEO Ram Truck Brand, President and CEO Chrysler Mexico, Head of National Sales, Regional Managing Director of the Denver Business Center, and Director of Dodge Brand Marketing Communications. Mr. Diaz currently serves on the board of directors of Smith & Wesson Brands, Inc. and SiteOne Landscape Supply Inc. (f/k/a as John Deere Landscapes LLC). Mr. Diaz formerly served as the chairman of the board of directors of Mitsubishi Motors North America from April 2018 to April 2020. Mr. Diaz holds a B.S. in Business Administration and Management with a Minor in Psychology from Texas Lutheran University and an M.B.A. from Central Michigan University. We believe that Mr. Diaz is qualified to serve as a member of our board of directors because of his experience in management, sales, and marketing in the automotive industry.

Oscar Munoz has served as a member of our board of directors since September 2021. Mr. Munoz served as Chairman and chief executive officer of United Airlines from September 2015 to May 2021. He also served as a member of the board of directors of United Continental Holdings, Inc. from October 2010 to June 2021. Before joining United Airlines’ executive team, Mr. Munoz served in several roles at CSX Corporation from May 2003 to September 2015, including President, COO, CFO, and Executive Vice President. From January 2001 to April 2003, Mr. Munoz served as CFO of Consumer Services at AT&T. Before that, Mr. Munoz served as SVP of Finance and Administration at U.S. West from July 1997 to December 2000. Mr. Munoz also served in various leadership roles for The Coca-Cola Company from June 1986 to June 1997 and for PepsiCo from June 1982 to June 1986. Mr. Munoz currently serves on the board of directors of CBRE Group, Inc. and Univision Communications Inc. and on the Advisory Board of Salesforce. Mr. Munoz also serves on the board of trustees of Fidelity Investments, the University of Southern California, and The Brookings Institution. Mr. Munoz previously served on the board of directors of Continental Airlines, Inc. from May 2004 until its acquisition by United Airlines in October 2010. Mr. Munoz holds a B.A. in Finance and Strategy from USC’s Marshall School of Business and an M.B.A. from Pepperdine University. We believe that Mr. Munoz is qualified to serve as a member of our board of directors because of his experience in management and finance in the airline industry.

Barbara Pilarski has served as a member of our board of directors since January 2022. Ms. Pilarski currently serves as Global Head of Business Development at Stellantis N.V. (“Stellantis”), a position she has occupied since March 2021. Prior to joining Stellantis, Ms. Pilarski was employed at FCA US LLC (“FCA”) since 2009, having served as Head of Business Development for the North America region from March 2019 to February 2021, Head of Human Resources for the North America region from September 2017 to March 2019, and Head of Business Development for the North America region from June 2009 to September 2017. Prior to her employment at FCA, Ms. Pilarski served in various business development and finance positions within Chrysler LLC, DaimlerChrysler Corporation, and Chrysler Corporation since September 1985. Ms. Pilarski is the Executive Sponsor of the Stellantis Women’s Business Resource Group, which is dedicated to pursuing the professional development and advancement of female employees. Ms. Pilarski also serves on the Finance Committee of the board of directors for Beaumont Health, southeastern Michigan’s largest healthcare system and as a Board Trustee for the Metro Detroit Youth Clubs, in addition to being a member of the Campaign Cabinet for United Way of Southeastern Michigan. Ms. Pilarski has a B.S. in Business Administration from Wayne State University and an M.B.A. from the University of Michigan. We believe that Ms. Pilarski is qualified to serve as a member of our board of directors because of her substantial business development, management and financial experience.

Maria Pinelli has served as a member of our board of directors since September 2021. Ms. Pinelli has served as the Chief Executive Officer of Strategic Growth Advisors, LLC since December 2020. From July 2017 to December 2020, Ms. Pinelli led Ernst & Young LLP’s (“EY”) Consumer Products and Retail sector based in the U.S. Southeast. From July 2011 to June 2017, Ms. Pinelli was a Global Vice Chair of EY and led EY’s Global Strategic Growth Business unit with a focus on serving entrepreneurs, private and public companies poised for exponential growth. During the same period, she also served as EY’s Global IPO Leader, helping clients prepare for the public markets including initial public offering readiness, Sarbanes-Oxley compliance and how to manage stakeholder expectations. Prior to leading this global business of EY, Ms. Pinelli was EY’s Americas Director of Strategic Growth Markets from 2006 to 2011. Ms. Pinelli currently serves on the board of directors of Globant S.A. and Clarim Acquisition Corp. Ms. Pinelli holds a B.Com. in Commerce from McMaster University and is a qualified public accountant in the United Kingdom and Canada. We believe that Ms. Pinelli is qualified to serve as a member of our board of directors because of her previous leadership roles at EY, her international business and financial experience, and her extensive experience in advising growth companies.

Michael Spellacy has served as a member of our board of directors since September 2021. Mr. Spellacy was appointed Atlas’ Chief Executive Officer on October 2, 2020 and a director on October 14, 2020. Mr. Spellacy is also the Chief Executive Officer and a director of Atlas Crest Investment Corp. II, Atlas Crest Investment Corp. III, Atlas Crest Investment Corp. IV and Atlas Crest Investment Corp. V. Mr. Spellacy has extensive experience in technology, data and analytics, capital markets and private equity and has worked as an investor, investment banker and consultant. Most recently, Mr. Spellacy was a Senior Managing Director at Accenture plc and Global Industry Leader of Accenture Capital Markets while overseeing Accenture’s Asset Management, Wealth Management and Investment and Trading businesses. Accenture plc is a multinational Fortune Global 500 professional services firm with 2020 revenues of over $44 billion. Mr. Spellacy began his role at Accenture in 2017.

Prior to Accenture, Mr. Spellacy was a Senior Partner, Asset and Wealth Management, at PricewaterhouseCoopers from 2015 to 2017 and prior to that role, Mr. Spellacy was a Partner at Broadhaven Capital, an industry leading independent investment bank and private equity investor servicing the financial services and technology sectors from 2013 to 2015. Prior to Broadhaven, Mr. Spellacy was a Senior Executive, Management Committee Advisor at Bridgewater Associates, a widely recognized asset manager from 2009 to 2013, where heled Bridgewater’s $130 billion assets under management transformation program. Prior to Bridgewater, Mr. Spellacy was a Partner and Managing Director at the Boston Consulting Group from 2003 to 2009 where he helped guide the firm’s global Alternative Investments Practice providing strategic business advisory services to global asset managers, sovereign wealth funds and asset owners. He received his B.S. in Economics from the London School of Economics and M.B.A. from the University of Hartford. We believe that Mr. Spellacy is qualified to serve as a member of our board of directors because of his deep investing and management experience.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Corporate Governance

Composition of the Board of Directors

Our business and affairs are organized under the direction of our board of directors. Mr. Goldstein serves as chairman of our board of directors. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and additionally as required.

In accordance with the terms of our Bylaws, our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of eight members. In accordance with our Certificate of Incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

Our directors are divided among the three classes as follows:

●	the Class I directors are Deborah Diaz and Fred Diaz and their terms will expire at the annual meeting of stockholders to be held in 2022;
●	the Class II directors are Maria Pinelli, Michael Spellacy and Barbara J. Pilarski and their terms will expire at the annual meeting of stockholders to be held in 2023; and
●	the Class III directors are Adam Goldstein and Oscar Munoz and their terms will expire at the annual meeting of stockholders to be held in 2024.

As nearly as possible, each class consists of one-third of the directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Board Leadership Structure

The nominating and corporate governance committee periodically considers the leadership structure of our board of directors and makes such recommendations to our board of directors with respect thereto as appropriate. When the positions of chairperson and CEO are held by the same person, the independent members of our board of directors may designate a “Lead Independent Director.” In cases in which the chairperson and CEO are the same person, the chairperson schedules and sets the agenda for meetings of our board of directors in consultation with the Lead Independent Director and the chairperson, or if the chairperson is not present, the Lead Independent Director, chairs such meetings.

The responsibilities of the Lead Independent Director include:

●	presiding at all meetings of the board of directors at which the chairperson is not present, including executive sessions of the independent directors;
●	acting as a liaison between the independent directors and the CEO and chairperson;
●	presiding over meetings of the independent directors
●	consulting with the chairperson in planning and setting schedules and agendas for meetings of the board of directors; and
●	performing such other functions as the board may delegate.

Currently, our board of directors believes that it should maintain flexibility to select the chairperson of our board of directors. Our board of directors appointed Fred Diaz as our Lead Independent Director in February 2022 to provide strong, independent leadership for the board of directors.

Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our board of directors, and sound corporate governance policies and practices. Our board reviews its leadership structure and composition, along with its policies and practices, regularly as our Company grows and evolves.

Director Independence

As a result of our Class A Common Stock being listed on NYSE, we are required to comply with the applicable rules of such exchange in determining whether a director is independent. Following the consummation of the Business Combination, our board of directors determined that the individuals named above qualify as “independent” as defined under the applicable NYSE rules. Mr. Goldstein is not deemed independent due to his position as our Chief Executive Officer.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is the informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee also assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Board of Directors

Our board of directors established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of the board of directors are described below. Members serve on these committees, which comply with the applicable requirements of current SEC and NYSE rules, until their resignation or until otherwise determined by our board of directors. Copies of the charters for each committee are available on the investor relations portion of our website at www.archer.com. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Our audit committee consists of Ms. Diaz, Mr. Diaz and Ms. Pinelli, each of whom our board of directors has determined satisfies the independence requirements under NYSE listing standards and Rule 10A- 3(b)(1) of the Exchange Act. The chairperson of the audit committee is Ms. Pinelli. Our board of directors has determined that Ms. Pinelli is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors examined each audit committee member’s scope of experience and the nature of their employment.

The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of the audit committee include:

●	helping the board of directors oversee corporate accounting and financial reporting processes;
●	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;
●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
●	reviewing related person transactions;

●	obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and
●	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee consists of Mr. Diaz, Ms. Pinelli and Mr. Munoz. The chair of the compensation committee is Mr. Diaz. Our board of directors has determined that each member of the compensation committee is “independent” under the NYSE listing standards and as “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee include:

●	reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;
●	reviewing and recommending to the board of directors the compensation of directors;
●	administering the equity incentive plans and other benefit programs;
●	reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and
●	reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Ms. Diaz, Mr. Spellacy and Ms. Pilarski. The chair of the nominating and corporate governance committee is Ms. Diaz. Our board of directors has determined that all members of the nominating and corporate governance committee qualify as independent under the NYSE listing standards.

Specific responsibilities of the nominating and corporate governance committee include:

●	identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on the board of directors;
●	considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors;
●	developing and making recommendations to the board of directors regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and
●	overseeing periodic evaluations of the performance of the board of directors, including its individual directors and committees.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on our website, http://www.archer.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of NYSE concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the intended members of our compensation committee has ever been an executive officer or employee of Archer. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the board of directors or compensation committee.

Non-Employee Director Compensation

The board of directors adopted a non-employee director compensation policy designed to align compensation with our business objectives and the creation of shareholder value, while enabling us to attract and retain directors to contribute to our long-term success.

The aggregate amount of compensation, including both cash compensation and equity compensation, paid to any non-employee director for service as a non-employee director in a calendar year period will not exceed $1,500,000 in the first calendar year such individual becomes a non-employee director and $750,000 in any other calendar year.

Cash Compensation

Each non-employee director is entitled to a $140,000 annual cash retainer. In addition, the members of the audit committee, compensation committee, and nominating and corporate governance committee are entitled to an annual cash retainer of $10,000, $6,000, and $4,000, respectively, with the chair of each such committee being entitled to an annual cash retainer of $15,000, $10,000, and $8,000, respectively. In addition, our policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. Messrs. Adcock and Goldstein do not receive additional compensation for their services as directors.

Equity Compensation

Our non-employee directors receive equity compensation for their service as directors, which we believe reinforces alignment with our stockholders and is consistent with our overall compensation philosophy. Each non-employee director is entitled to receive equity awards under our Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”), in the form of RSUs.

●	Initial Equity Grant. Each non-employee director appointed to our board of directors is granted an equity award, in the form of RSUs, on the date of their appointment to our board of directors having an aggregate value of $200,000 based on the closing price of our Class A Common Stock on the date of grant. The award will on the earlier of (i) the date of the next annual meeting of our stockholders and (ii) the date that is one year following the initial equity grant date, in each case, so long as the non-employee director continues to provide services to us through such date. Each initial equity grant will accelerate in full upon the consummation of a Corporate Transaction (as defined in our 2021 Plan), subject to the non-employee director providing continuous service to us through the applicable Corporation Transaction, or upon the applicable non-employee director’s death or Disability (as defined in the Equity Plan).
●	Annual Equity Grant. On the date of each annual meeting of stockholders, each non-employee director who is serving on our board of directors, and will continue to serve on our board of directors immediately following the date of such annual meeting, will automatically be granted equity, in the form of RSUs, having an aggregate value of $200,000 based on the closing price of our Class A Common Stock on the date of grant (the “Annual Equity Grant”). Each Annual Equity Grant will vest on the earlier of (i) the date of the next annual meeting of our stockholders and (ii) the date that is one year following the Annual Equity Grant date, in each case, so long as the non-employee director continues to provide services to us through such date. Each Annual Equity Grant will accelerate in full upon the consummation of a Corporate Transaction (as defined in our 2021 Plan), subject to the non-employee director providing continuous service to us through the applicable Corporation Transaction, or upon the applicable non-employee director’s death or Disability (as defined in the Equity Plan).

The following table provides information for 2021 regarding all compensation awarded to, earned by, or paid to each person who served as a director for some portion or all of 2021, other than Mr. Adcock and Mr. Goldstein. Messrs. Adcock and Goldstein are not included in the table below, as they received no compensation for their service as directors. Mr. Adcock left our board of directors on

May 9, 2022. The compensation received by Messrs. Adcock and Goldstein as employees is shown in the “Executive Compensation - Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)(2)(3)	Total ($)
Deborah Diaz	$44,885	$240,067	$284,952
Fred M. Diaz	45,385	240,067	285,452
Oscar Munoz	41,885	600,164	642,049
Maria Pinelli	45,635	240,067	285,702
Michael Spellacy	41,385	240,067	281,452
(1)	Amounts reported in this column reflect cash retainer amounts received by our non-employee directors for service on our board of directors, including committee and/or chairmanship fees.
(2)	In 2021, our non-employee directors received awards of time-based RSUs as follows: (i) 33,389 RSUs were granted to each of Deborah Diaz, Fred M. Diaz, Maria Pinelli, and Michael Spellacy; and (ii) 83,472 RSUs were granted to Oscar Munoz. The amounts reflected in the “Stock Awards” column represent the grant date fair value of these RSU awards, as computed in accordance with ASC Topic 718. See Item 7 under the heading “Stock-Based Compensation” and Note 11 to our consolidated financial statements for additional details regarding the assumptions underlying the valuation of these awards.
(3)	The following table sets forth information regarding the aggregate number of shares of our Common Stock underlying outstanding RSU awards granted to our non-employee directors in the year ended December 31, 2021 and the aggregate number of unvested shares of our Common Stock underlying RSU awards held by our non-employee directors as of December 31, 2021:

	Number of Shares Underlying RSUs Granted	Number of Shares Underlying RSUs Held as
Name	in the Year Ended December 31, 2021	of December 31, 2021
Deborah Diaz	33,389(1)	33,389
Fred M. Diaz	33,389(1)	33,389
Oscar Munoz	83,472(2)	83,472
Maria Pinelli	33,389(1)	33,389
Michael Spellacy	33,389(1)	33,389
(1)	The shares underlying this award vest in full on September 16, 2022, subject to continued service.
(2)	The shares underlying this award vest ratably in 1/3rd increments on the first, second and third anniversaries, respectively, of September 16, 2021, subject to continued service.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation limits a director’s liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;
●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	for any unlawful payment of dividends or redemption of shares; or
●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and our Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and our Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Atlas

Employment Agreements

Prior to the Closing, Atlas did not enter into any employment agreements with its executive officers and did not make any agreements to provide benefits upon termination of employment.

Executive Officers and Director Compensation

No Atlas executive officers or directors received any cash compensation for services rendered to Atlas. Executive officers and directors, or any of their respective affiliates were reimbursed for any out-of-pocket expenses incurred in connection with activities on Atlas’ behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Archer

As used in this section, “Archer,” “we,” “us” or “our” refers to Archer Aviation Operating Corp. (formerly Archer Aviation Inc.) prior to the Closing, and Archer Aviation Inc. after the Closing.

For the year ended December 31, 2021, our named executive officers consisted of our co-principal executive officers, the next most highly compensated executive officer and our former Chief Financial Officer:

●	Adam Goldstein, our Chief Executive Officer;
●	Andy Missan, our Chief Legal Officer and Secretary;
●	Brett Adcock, our former Co-Chief Executive Officer; and
●	Ben Lu, our former Chief Financial Officer.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2021 and 2020:

	Fiscal			Stock Awards	Option
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	($)(2)	Awards ($)(3)	Total ($)
Adam Goldstein	2021	458,333	300,000	145,567,104	—	146,325,437
Chief Executive Officer	2020	250,000	—	—	209,627	459,627
Andy Missan	2021	197,917	145,833	7,190,000	—	7,533,750
Chief Legal Officer and Secretary	2020	—	—	—	—	—
Brett Adcock	2021	458,333	300,000	145,567,104	—	199,391,864
Former Co-Chief Executive Officer	2020	250,000	—	—	209,627	459,627
Ben Lu	2021	208,333	105,769	4,314,000	—	4,628,102
Former Chief Financial Officer	2020	—	—	—	—	—

(1)	The amounts reported represent incentive bonuses awarded based on the annual assessment by the board of directors of such named executive officer’s performance.
(2)	The amounts reported represent the grant date fair value of the RSUs granted to our named executive officer during 2021 and 2020, as applicable, as computed in accordance with Financial Accounting Standards Board Accounting Standard Codification (“ASC”) Topic 718. See Note 11 to our consolidated financial statements included in this prospectus for an explanation of the assumptions made in the valuation of the stock-based compensation awards shown in this column. For awards with performance-based vesting conditions, including RSUs, the amount reported is based on the probable outcome of the applicable performance condition at the time of grant (i.e., based on 100% of performance). Each of Messrs. Goldstein and Adcock was granted performance-based RSU awards during 2021.
(3)	The amounts reported represent the aggregate grant-date fair value of the options to purchase shares of Class B Common Stock awarded to the named executive officer during 2020, in accordance with ASC Topic 718. The assumptions used in calculating the grant-date fair value of the stock options reported in the “Option Awards” column are set forth in Note 11 to our consolidated financial statements included in this prospectus. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions.

Outstanding Equity Awards at 2021 Fiscal Year End

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2021:

		Option Awards					Stock Awards
Equity
incentive
									Equity	plan awards;
									incentive	Market or
									plan	payout
									awards;	value of
									Number of	unearned
								Market	unearned	shares,
		Number of	Number of	Number of			Number of	value of	shares,	units or
		securities	securities	securities			shares or	shares of	units or	other
		underlying	underlying	underlying			units of	units of	other	rights
		unexercised	unexercised	unexercised	Option		stock that	stock that	rights that	that
		options	options	unearned	exercise	Option	have not	have not	have not	have not
	Grant	(#)	(#)	options	price	expiration	vested	vested	vested	vested
Name	Date	exercisable	unexercisable	(#)	($)	date	(#)	($)	(#)	($)(1)
Brett Adcock	9/16/2021 (2)	—	—	—	—	—	—	—	15,006,918	$90,641,785
	11/3/2020 (3)	—	—	—	$0.15	11/2/2030	1,275,966	7,706,835	—	—
Adam Goldstein	9/16/2021 (2)	—	—	—	—	—	—	—	15,006,918	$90,641,785
	11/3/2020 (3)	—	—	—	$0.15	11/2/2030	1,275,966	7,706,835	—	—
Andy Missan	12/8/2021 (4)	—	—	—	—	—	1,000,000	6,040,000	—	—
Ben Lu	12/8/2021 (5)	—	—	—	—	—	600,000	3,624,000	—	—
(1)	Represents the value of the number of shares of Class A Common Stock or Class B Common Stock, as applicable, covered by the RSU awards reported in this column using $6.04, which was the closing market price of the Class A Common Stock on the NYSE on December 31, 2021. The value provided assumes any relevant performance criteria are achieved.
(2)	On September 16, 2021, pursuant to the 2019 Plan, each of Messrs. Adcock and Goldstein was granted a performance-based equity award consisting of RSUs settleable for 20,009,224 shares of Class B Common Stock. One-quarter of each grant vests upon the achievement of the earlier to occur of (i) a price-based milestone or (ii) a performance-based milestone, with a different set of such price and performance-based milestones applying to each quarter of each grant and so long as the achievement occurs within seven years following the closing of the business combination. The initial one-quarter of each grant vested immediately prior to closing pursuant to the terms and conditions of the business combination agreement. The remaining three quarters of each grant have yet to vest.
(3)	Each of Messrs. Adcock and Goldstein was granted a stock option on November 3, 2020 pursuant to the 2019 Plan which is exercisable for 2,662,885 shares of the Class B Common Stock. Each award began vesting on the first anniversary of its November 21, 2019 vesting commencement date, and each award vests ratably in increments of 1/48th monthly on the 21st, subject to the option holder’s continued service with us. In accordance with the grant agreements entered into by each of Messrs. Adcock and Goldstein, respectively, with us, each option holder early exercised his entire stock option on November 21, 2020 and the unvested shares each of them received pursuant to their early exercises remain subject to a lapsing right of repurchase.
(4)	Mr. Missan was granted a RSU settleable for 1,000,000 shares of Class A Common Stock on December 8, 2021 pursuant to the 2021 Plan. The award vests as to 1/4th of the total award on August 15, 2022, and 1/16th of the total award vests quarterly thereafter on each November 15th, March 1st, May 15th, and August 15th, subject to his continued service with us.

(5)	Mr. Lu was granted a RSU settleable for 600,000 shares of Class A Common Stock on December 8, 2021 pursuant to the 2021 Plan. Pursuant to the terms of his award agreement, the award vested as to 1/4th of the total award on August 15, 2022, and 1/16th of the total award vested quarterly thereafter on each November 15th, March 1st, May 15th, and August 15th, subject to his continued service with us. The award reported in this table as being outstanding on December 31, 2021 was subsequently modified in January 2022 pursuant to the terms of Mr. Lu’s Separation Agreement (the “Lu Separation Agreement”). In connection with the Lu Separation Agreement and his departure, 500,000 of the RSUs reported in the table as outstanding on December 31, 2021 were forfeited as of January 27, 2022, and vesting of the remaining 100,000 RSUs was accelerated, whereby the remaining 100,000 RSUs were settled for shares of Class A Common Stock after his separation.

Accelerated Vesting of Options

Mr. Goldstein’s option awards provide that in the event his employment is terminated by us without cause (defined below) or by such him for good reason (defined below) in connection with or within 12 months of a “change of control” (as defined in the 2019 Equity Incentive Plan), then 100% of any unvested shares under Mr. Goldstein’s equity award will vest in full upon the consummation of such change in control.

For purposes of this section, “cause” means: (i) a material breach by such officer of any material written agreement between the officer and Archer; (ii) any failure by such officer to comply with our material written policies or rules; (iii) neglect or persistent unsatisfactory performance of such officer’s duties; (iv) such officer’s repeated failure to follow reasonable and lawful instructions from our board of directors; (v) such officer’s conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to our business or reputation; (vi) such officer’s commission of or participation in an act of fraud against us; (vii) such officer’s intentional material damage to our business, property or reputation; or (viii) such officer’s unauthorized use or disclosure of any of our proprietary information or trade secrets or any other party to whom the officer owes an obligation of nondisclosure as a result of his relationship with Archer.

For purposes of this section, “good reason” means: (i) a reduction of such officer’s then current base salary by 10% or more unless such reduction is part of a generalized salary reduction affecting similarly situated employees; (ii) a change in such officer’s position with us that materially reduces such officer’s duties, level of authority or responsibility; or (iii) we condition such officer’s continued service with us on the officer being transferred to a site of employment that would increase the officer’s one-way commute by more than 35 miles from the officer’s then principal residence.

Employment Arrangements with Executive Officers

Mr. Goldstein is an at-will employee. Each of Tom Muniz, Andy Missan, Mark Mesler and Tosha Perkins are each currently party to an offer letter setting forth their terms of employment as of the date of their respective offer letter, including title, salary, initial equity grant and severance provisions, as set forth below. Please see the section titled “Outstanding Equity Awards as of 2021 Fiscal Year End” for additional information regarding the equity awards held by our named executive officers.

Adam Goldstein and Brett Adcock

In September 2021, we entered into employment agreements with Messrs. Adcock and Goldstein substantially on the terms set forth below in connection with the Closing of the Business Combination. Messrs. Adcock and Goldstein are each entitled to an annual base salary of $600,000, a target annual bonus of 50% of base salary based upon the achievement of target objectives as established by our board of directors, and standard benefit plans available to our executives.

In addition, Messrs. Adcock and Goldstein will each be eligible for the following severance package for a termination without “cause” or resignation for “good reason” (each as defined below) not in connection with a change in control:

●	24 months of base salary at time of termination paid in accordance with our normal payroll practices;
●	a lump sum cash payment equal to two times the target annual bonus;
●	a lump sum payment equal to 24 months of COBRA premiums; and
●	24-month accelerated vesting of any time-vested equity awards (excluding for the avoidance of doubt the Archer Founder Grants).

For a termination without cause or resignation for good reason in the period starting three months prior to and ending 18 months following a change in control, Messrs. Adcock and Goldstein will each be eligible for the following severance package:

●	24 months of base salary at time of termination paid in a lump sum;
●	a lump sum cash payment equal to two times the target annual bonus;
●	a lump sum payment equal to 24 months of COBRA premiums; and
●	100% accelerated vesting of any time-vested awards (excluding for the avoidance of doubt the Archer Founder Grants).

As a condition of receiving the severance benefits, Messrs. Adcock and Goldstein must execute a general release of claims in favor of Archer and allow it to become effective and comply with all applicable agreements including but not limited to, our form of confidentiality and invention assignment agreement.

For purposes of the employment agreements, “cause” for termination will exist if the executive’s employment is terminated for any of the following reasons: (i) any material breach by the executive of any material written agreement between the executive and us and the executive’s failure to cure such condition (if curable) within 30 days after receiving written notice thereof; (ii) any failure by the executive to comply with our material written policies or rules as they may be in effect from time to time; (iii) the executive’s willful failure to follow reasonable and lawful instructions from our board of directors and the executive’s failure to cure such condition (if curable) within 30 days after receiving written notice thereof; (iv) the executive’s conviction of (including a plea of guilty or nolo contendere) to, any crime that results in, or is reasonably expected to result in, material harm to our business or reputation; (v) the executive’s commission of or participation in an act of fraud; (vi) the executive’s misconduct that results in material damage to our business, property or reputation; or (vii) the executive’s unauthorized use or disclosure of any of our proprietary information or trade secrets or any other party to whom the executive owes an obligation of nondisclosure as a result of his relationship with us. For purposes of clarity, a termination without “cause” does not include any termination that occurs as a result of the executive’s death or disability.

For purposes of the employment agreements, resignation for “good reason” from employment with us will exist if any of the following actions are taken by us without the executive’s prior written consent: (i) a material reduction in the executive’s base salary (unless pursuant to a salary reduction program applicable generally to the executive’s similarly situated employees not to exceed 10%); (ii) a material reduction in the executive’s title or duties (including responsibilities and/or authorities); or (iii) relocation of the executive’s principal place of employment by more than 35 miles, provided, however, that any change from remote work to working from our Palo Alto offices will not be deemed a relocation that could give rise to good reason under this provision.

Upon a termination of employment without “cause” or a resignation for “good reason”, the Archer Founder Grants held by Messrs. Adcock or Goldstein, as the case may be, will remain outstanding for 15 months from the date of such termination and will remain eligible for vesting upon the achievement of the milestones set forth in such equity award.

Brett Adcock Separation Agreement

We entered into a separation agreement with Brett Adcock (the “Separation Agreement”), dated April 28, 2022, pursuant to which Mr. Adcock agreed to a customary general release and waiver of claims, a covenant not to sue us, and a twelve month lock-up period related to the transfer of any of our capital stock (or securities convertible into capital stock), subject to a limited exception to (i) sell a limited portion of his holdings in each of the third and fourth quarters of 2022 and the first quarter of 2023 and (ii) transfer shares in connection with the payment of taxes associated with the settlement of shares underlying the Founder Grant (as defined below). The Separation Agreement entitles Mr. Adcock to receive certain severance benefits after the Separation Date, including but not limited to: (i) salary continuation payments based on his current salary of $600,000 for a period of twenty-four months, less standard payroll deductions and tax withholdings; (ii) an additional cash bonus severance payment equal to $600,000, which equals two times the amount of Mr. Adcock’s target annual bonus for 2022; (iii) a cash severance payment with respect to COBRA premiums equal to $64,602.48; (iv) twenty-four months of accelerated vesting of Mr. Adcock’s unvested shares subject to time-based equity awards (excluding Mr. Adcock’s restricted stock units that were allocated immediately prior to the closing of our business combination transaction (the “Founder Grant”)); (v) eligibility for continued vesting upon the achievement of certain milestones of the Founder Grant that will remain outstanding for fifteen months following the Separation Date and (vi) an additional payment equal to $1,500,000.

Ben Lu

Legacy Archer entered into an offer letter with Ben Lu, to serve as Chief Financial Officer effective as of August 2, 2021. Pursuant to the offer letter, Mr. Lu’s initial base salary is $500,000 per year, and Mr. Lu is eligible for an annual performance-based bonus up to $250,000. Per the terms of the offer letter, following the filing of our first registration statement on Form S-8, we will grant Mr. Lu a RSU award with an aggregate grant date fair value of $6,000,000 (but not more than 600,000 shares of Class A Common Stock (the “Lu Award”)). In connection with Mr. Lu’s separation from us in January 2022, 500,000 of the RSUs he received pursuant to the Lu Award were forfeited and vesting of the remaining 100,000 RSUs was accelerated. In the first quarter of 2022, pursuant to the Lu Separation Agreement, Mr. Lu also received: (i) a lump sum payment in the amount of $250,000, which equals six months of Mr. Lu’s base salary; (ii) a lump sum payment in the amount of $105,769, which represents Mr. Lu’s unearned prorated 2021 discretionary performance-based bonus payment for 2021; and (iii) payments with respect six months of COBRA benefits.

Tom Muniz

In December 2019, Legacy Archer entered into an offer letter with Tom Muniz. The offer letter provides for an initial base salary of $500,000 and bonuses totaling $230,000. Effective March 1, 2021, Mr. Muniz’s base salary was increased to $650,000. Per the terms of the offer letter, Mr. Muniz was granted an option to purchase up to 758,002 shares of Archer.

Andy Missan

Legacy Archer entered into an offer letter with Andy Missan to serve as Chief Legal Officer effective as of August 9, 2021. Pursuant to the offer letter, Mr. Missan’s initial base salary is $500,000 per year and Mr. Missan is eligible for an annual performance-based bonus of $350,000. Per the terms of the offer letter, following the filing of our first registration statement on Form S-8, we will grant Mr. Missan a RSU award of 1,000,000 shares of Class A Common Stock (the “Missan Award”). Twenty-five percent of the total number of shares subject to the Missan Award will vest on August 15, 2022, with an additional 1/16th of the total number of shares subject to the Missan Award vesting on each three month anniversary of such date. The Missan Award will be subject to the terms and conditions set forth in the 2021 Plan and its standard form of RSU agreement.

Mark Mesler

In connection with his appointment as Chief Financial Officer, Mr. Mesler entered into an Offer Letter dated January 15, 2022 (the “Mesler Offer Letter”) with us. Pursuant to the Mesler Offer Letter, Mr. Mesler will receive an initial annual base salary of $500,000. In addition, Mr. Mesler will be eligible to participate in our bonus plan and will have a target annual bonus of $250,000. Mr. Mesler will also be granted a RSU award under our 2021 Plan to acquire such number of shares of Class A Common Stock equal to $4,000,000 divided by the average daily closing price of the Class A Common Stock during the month in which his employment starts (the “Mesler RSU Grant”). The Mesler RSU Grant will vest with respect to 25% of the total number of RSUs on the applicable quarterly vesting date following the one-year anniversary of Mr. Mesler’s start date and an additional 1/16th of the total number of RSUs subject to the Mesler RSU Grant quarterly over the following twelve quarters for so long as Mr. Mesler remains employed by the Company.

Tosha Perkins

In May 2021, Legacy Archer entered into an offer letter with Tosha Perkins to serve as Chief People Officer effective as of June 14, 2021. Pursuant to the offer letter, Ms. Perkins’ initial base salary is $500,000 per year and Ms. Perkins is eligible for an annual performance-based bonus of up to $250,000. Per the terms of the offer letter, following the filing of our first registration statement on Form S-8, we will grant Ms. Perkins a RSU award having a target grant date value of $3,000,000 (but not more than 300,000 shares of Class A Common Stock) (the “Perkins Award”). Thirty-three percent of the total number of shares subject to the Perkins Award will vest on June 14, 2022, with an additional 1/12th of the total number of shares subject to the Perkins Award vesting on each of the quarterly vesting dates. The Perkins Award will be subject to the terms and conditions set forth in the 2021 Plan and its standard form of RSU agreement.

Severance Arrangements

In February 2022, we entered into Change in Control and Severance Agreements with each of our then-current executive officers (excluding Brett Adcock and Adam Goldstein), whose change in control and severance arrangements are provided separately in their employment agreements and described above) (the “Eligible Executive Officers”). In the event of certain qualifying terminations of employment pursuant to the Change in Control and Severance Agreements, each of the Eligible Executive Officers is entitled to: (i) an amount equal to twelve months of his or her base salary at the rate in effect immediately prior to such termination, payable in a cash lump-sum; (ii) a pro rata payment of his or her then-current annual bonus to the extent earned, and (iii) to the extent that her or she timely elects to receive continued coverage under our group-healthcare plans, a lump sum cash payment in an amount equal to the full amount of his or her COBRA premiums for the same period as he or she is entitled to severance. In addition, each Eligible Executive Officer’s outstanding equity awards will become vested and exercisable, as applicable, as if he or she had completed an additional 12 months of service, excluding awards that would otherwise vest contingent upon remaining-unsatisfied performance criteria.

In addition, in the event of a qualifying termination in connection with a “change of control”, each Eligible Executive Officer is entitled to: (i) an amount equal to twelve months of his or her base salary and 100% of his or her target bonus at the rate in effect immediately prior to such termination, payable in a cash lump-sum; and (ii) a pro rata payment of his or her then-current target bonus based on the actual period of service during the bonus period. In addition, each Eligible Executive Officer’s outstanding equity awards will become vested and exercisable, as applicable, with respect to 100% of the then-unvested shares, excluding awards that would otherwise vest contingent upon remaining-unsatisfied performance criteria. The Eligible Executive Officer will also be entitled to continuation of COBRA benefits as set forth above.

All such severance payments and benefits are subject to each Eligible Executive Officer’s execution of a general release of claims against us.

Archer Founder Grants

Each Archer Founder was granted an Archer Founder Grant immediately prior to Closing, which as a result of the Business Combination was convertible into 20,009,224 shares of Class B Common Stock. The Archer Founder Grants were issued under the amended and restated 2019 Equity Incentive Plan of Archer Aviation Inc. (the “2019 Plan”), and are of a size that, when taken together with their existing equity ownership, resulted in each of the Legacy Archer Founders owning approximately 18% of all outstanding shares of capital stock of Archer following the Closing (assuming the exercise, exchange or conversion in full of all outstanding exercisable, exchangeable or convertible securities, including options, RSUs, or warrants, in each case of Legacy Archer outstanding as of immediately prior to the Closing), but not including any (i) shares reserved for issuance under equity incentive or similar plans or (ii) shares underlying (or shares subsequently issued in respect of) any warrants or other exercisable, exchangeable or convertible securities of Atlas that were outstanding immediately prior to the Closing, subject to certain vesting conditions. One-quarter of each Archer Founder Grant will vest upon the achievement (within seven years following the Closing) of the earlier to occur of (i) a price-based milestone or (ii) a performance-based milestone, with a different set of such price and performance-based milestones applying to each quarter of the Archer Founder Grant. Twenty-five percent of each Archer Founder Grant, being 5,002,306 shares of Class B Common Stock, has vested. Vesting will generally be subject to the Archer Founder’s continued employment with Archer through the vesting date. However, if the Archer Founder’s employment is terminated by us without “cause” or by the Archer Founder for “good reason” (with such terms to be defined in the employment agreements to be entered into with each Archer Founder), the Archer Founder Grants will remain outstanding and eligible to vest for a period of 15 months following such termination of employment. On April 14, 2022, Mr. Adcock forfeited 5,002,306 shares of Class B Common Stock, which had vested on September 16, 2021.

Executive Compensation

The Compensation Committee oversees the compensation policies, plans and programs and reviews and determines compensation to be paid to executive officers, directors and other senior management, as appropriate. The compensation policies are intended to provide for compensation that is sufficient to attract, motivate and retain executives and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our chief executive officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Employee Benefit Plans

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as we believe it is important to maintain a strong link between executive incentives and the creation of stockholder value. We believe that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. The 2021 Plan is an important element of the combined company’s compensation arrangements for both executive officers and directors, and executive officers are also eligible to participate in the 2021 Employee Stock Purchase Plan (the “ESPP”). Below is a description of the 2021 Plan.

2021 Plan

In August 2021, our board of directors adopted the 2021 Plan, and our stockholders approved the 2021 Plan in September 2021. The 2021 Plan became effective immediately upon the Closing. On April 12, 2022, our board of directors adopted, subject to stockholder approval, an amendment and restatement to the 2021 Plan, and our stockholders approved the amendment and restatement to the 2021 Plan on June 10, 2022.

Eligibility. Any individual who is an employee of Archer or any of its affiliates, or any person who provides services to Archer or its affiliates, including consultants and members of the board of directors, is eligible to receive awards under the 2021 Plan at the discretion of the plan administrator.

Awards. The 2021 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, stock bonus awards, performance stock unit awards, and cash awards to employees, directors and consultants, including employees and consultants of Archer’s affiliates.

Authorized Shares. The number of shares reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, starting on January 1, 2023 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (1) 5.0% of the total number of shares of our total outstanding capital stock, inclusive of all series and classes of our Common Stock and any other series or class of our capital stock, assuming full conversion, settlement or exercise of any outstanding award convertible into our capital stock, and inclusive of all shares of capital stock reserved for issuance under an equity issuance plan or arrangement on December 31 of the preceding year, or (2) a lesser number of shares determined by the Archer board of directors prior to the date of the increase. The maximum number of shares of our Class A Common Stock that may be issued on the exercise of ISOs under the Amended Plan is 102,527,125 shares. Any shares subject to awards granted under our 2019 Stock Plan that cease to be subject to such award for any reason other than exercise of an option or any shares that were issued under our 2019 Stock Plan that are repurchased by us or are forfeited or used to pay withholding obligations or to pay the exercise price of an option shall again become available for stock award grants under the 2021 Plan. In addition, any shares subject to, or issued upon exercise or settlement of, awards under the 2021 Plan that (i) are forfeited back to or repurchased by us because of a failure to meet a contingency or condition required for the vesting of such shares; (2) are reacquired by us to satisfy the exercise, strike or purchase price of an award; (3) are reacquired by us to satisfy a tax withholding obligation in connection with an award; and/or (4) are terminated, surrendered, or canceled without having been fully exercised, shall again become available for stock award grants under the 2021 Plan.

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $750,000 in total value or (2) if such non-employee director is first appointed or elected to the board of directors during such calendar year, $1,500,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program. Notwithstanding the prior sentence, a non-employee director who is a non-executive chairperson may receive awards and cash compensation with a maximum aggregate value of $1,500,000 during each calendar year of service.

Plan Administration. The board of directors or a duly authorized committee thereof (the “plan administrator”) will administer the 2021 Plan. The board of directors may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2021 Plan, the board of directors has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a Class A Share on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases due to death or disability, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months following the date of death or disability. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Class A Shares issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of Class A Shares previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of Class A Shares with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of Class A Shares, a combination of cash and Class A Shares as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the Class A Shares held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right. Stock bonus award are generally the same as restricted stock awards, except that they are fully vested upon grant.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of Class A Shares on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or Class A Shares or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2021 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, Class A Shares.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to Class A Shares. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in the capital structure of, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The following applies to stock awards under the 2021 Plan in the event of a corporate transaction (as defined in the 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to our successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of Class A Shares in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Plan Amendment or Termination. The board of directors has the authority to amend, suspend, or terminate the 2021 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopted the 2021 Plan. No stock awards may be granted under the 2021 Plan while it is suspended or after it is terminated.

2021 Employee Stock Purchase Plan

In August 2021, our board of directors adopted the ESPP, and our stockholders approved the ESPP in September 2021. The ESPP became effective immediately upon the Closing.

Purpose. The purpose of the ESPP is to provide a means by which our eligible employees and certain designated companies may be given an opportunity to purchase Class A Shares to assist us in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for our success.

The ESPP includes two components: a 423 Component and a Non-423 Component. We intend the 423 Component to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the board of directors, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve. The maximum number of Class A Shares that may be issued under the ESPP will not exceed 4,969,059 shares. Additionally, the number of Class A Shares reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (i) 1.0% of the total number of Class A Shares outstanding on December 31st of the preceding calendar year; (ii) 9,938,118 shares of Common Stock; or (iii) such lesser number of shares of Archer as determined by the board of directors. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP.

Administration. The board of directors, or a duly authorized committee thereof, will administer the ESPP.

Limitations. Our employees and the employees of any of our designated affiliates, as designated by the board of directors, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with us or one of our affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the board of directors may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. An employee may not be granted rights to purchase stock under the ESPP (i) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our stock or (ii) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which Class A Shares will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of our stock on any purchase date during the offering period is less than or equal to the fair market value of a share of our stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions. The ESPP permits participants to purchase Class A Shares through payroll deductions. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of Class A Shares on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with us and our related corporations.

Withdrawal. Participants may withdraw from an offering by delivering a withdrawal form to us and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, we will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment. A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by us or any of our parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, we will distribute to the participant his or her accumulated but unused contributions, without interest.

Corporate Transactions. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination. The board of directors has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of our stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the board of directors in accordance with the terms of the ESPP.

2019 Equity Incentive Plan

The following describes the material terms of the 2019 Plan which was adopted by the board of directors and approved by the stockholders of Legacy Archer in September 2021.

Stock Awards. The 2019 Plan provides for the grant of ISOs, NSOs and restricted stock awards, or collectively, stock awards. ISOs may be granted only to our employees and the employees of our affiliates. All other awards may be granted to our employees, directors and consultants and the employees and consultants of our affiliates. We have granted stock options and restricted stock awards under the 2019 Plan.

Share Reserve. Subject to certain capitalization adjustments, the aggregate number of shares of our Common Stock that may be issued pursuant to stock awards under the 2019 Plan is 15,689,294 shares, all of which may be granted as ISOs. If a stock award granted under the 2019 Plan expires or otherwise terminates without being exercised in full, or is surrendered pursuant to an option exchange program, the shares of our Common Stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2019 Plan. In addition, the following types of shares of our Common Stock under the 2019 Plan may become available for the grant of new stock awards under the 2019 Plan: (1) shares that are forfeited to or repurchased by us prior to becoming fully vested; (2) shares withheld to satisfy withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award.

Administration. Our board of directors, or a duly authorized committee thereof, has the authority to administer the 2019 Plan. Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees (other than other officers) to be recipients of certain stock awards, and (2) determine the number of shares of Common Stock to be subject to such stock awards. Subject to the terms of the 2019 Plan, the plan administrator determines the award recipients, dates of grant, the numbers and types of stock awards to be granted and the applicable fair market value and the provisions of the stock awards, including the period of their exercisability, the vesting schedule applicable to a stock award and any repurchase rights that may apply.

The plan administrator has the authority to modify outstanding awards, including reducing the exercise, purchase or strike price of any outstanding stock award, canceling any outstanding stock award in exchange for new stock awards, cash or other consideration or taking any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options. ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our Common Stock on the date of grant. Options granted under the 2019 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2019 Plan, up to a maximum of ten years. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash; (2) a check; (3) a promissory note with such recourse, interest, security and redemption provisions as the plan administrator determines to be appropriate; (4) a cancellation of indebtedness; (5) a broker-assisted cashless exercise; (6) the tender of shares of our Common Stock previously owned by the optionholder; and, (7) other legal consideration approved by the plan administrator.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of our Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by us upon the participant’s cessation of continuous service for any reason.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the numbers and class of shares or other stock or securities: (x) available for future stock awards under the 2019 Plan and (y) covered by each outstanding award, (2) the exercise price per share of each such outstanding option, and (3) any repurchase price per share applicable to shares issued pursuant to any award.

Corporate Transactions. The 2019 Plan provides that in the event of certain specified significant corporate transactions set forth in the 2019 Plan, unless otherwise provided in an award agreement or other written agreement between Archer and the award holder, the plan administrator may take one or more of the following actions with respect to such stock awards: (1) arrange for the continuation of such outstanding stock awards by Archer (if Archer is the surviving corporation); (2) arrange for the assumption of such outstanding stock awards by the surviving corporation or its parent; (3) arrange for the substitution by the surviving corporation or its parent of new options or equity awards for such stock awards; (4) cancel or arrange for the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of, if any, of the fair market value of the shares subject to such awards as of the closing date of such corporate transaction over the exercise price or purchase price paid or to be paid for the shares subject to the stock awards; or (5) cancel or arrange for the cancellation of any outstanding options or an outstanding right to purchase restricted stock, in either case, for no consideration. Any escrow, holdback, earnout or similar provisions agreed to pursuant to, or in connection with, a corporate transaction may apply to any payment or other right a participant may be entitled to under the 2019 Plan, if any, to the same extent and in the same manner as the provisions apply to holders of Archer’s common stock. The plan administrator is not obligated to treat all stock awards or portions thereof in the same manner, and the plan administrator may take different actions with respect to the vested and unvested portions of a stock award.

Change in Control. Under the 2019 Plan, a change of control is generally (1) a sale of all or substantially all of our assets other than to an Excluded Entity (as defined below), (2) a merger, consolidation or other capital reorganization or business combination transaction of Archer with or into another corporation, limited liability company or other entity other than an Excluded Entity, or (3) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of all of our then outstanding voting securities. An “Excluded Entity” means a corporation or other entity of which the holders of our voting capital stock outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction.

Transferability. A participant generally may not transfer stock awards under the 2019 Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2019 Plan.

Amendment and Termination. Our board of directors has the authority to amend or terminate the 2019 Plan, provided that, with certain exceptions, such action does not materially and adversely impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No options may be granted after the tenth anniversary of the date our board of directors adopted the 2019 Plan. No stock awards may be granted under the 2019 Plan while it is suspended or terminated. The 2019 Plan terminated in connection with the Business Combination.

Following the Business Combination, we assumed the outstanding stock options under the 2019 Plan and converted such stock options into options to purchase our Common Stock. Such stock options will continue to be governed by the terms of the 2019 Plan and the stock option agreements thereunder, until such outstanding options are exercised or until they terminate or expire by their terms. No further awards shall be made under the 2019 Plan following the effectiveness of the 2021 Plan.

401(k) Plan

We provide a retirement savings plan for the benefit of our employees, including our named executive officers. The plan is intended to qualify as a tax-qualified 401(k) plan so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions). The 401(k) plan provides that each participant may contribute up to an annual statutory limit. Participants who are at least 50 years old can also contribute additional amounts based on statutory limits for “catch-up” contributions. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee as directed by participants.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of Common Stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below is a description of transactions since our inception on January 1, 2019 to which Atlas or Legacy Archer were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of our directors, executive officers or holders of more than 5% of Legacy Archer’s capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Legacy Archer Related Party Transactions

Founder Convertible Promissory Note

In October 2019, Legacy Archer issued and sold convertible promissory notes with an aggregate principal amount of $600,570 with an interest rate of 5% per annum (the “Founder Notes”) pursuant to a note purchase agreement. In November 2019, Legacy Archer held the initial closing of its Series Seed Preferred Stock financing (as described below), which triggered the automatic conversion of the outstanding principal plus accrued interest on such notes into shares of Series Seed Preferred Stock.

The participants in the convertible note financing included entities affiliated with members of Legacy Archer’s board of directors. The following table sets forth the aggregate principal amount of the Founder Notes issued to such parties:

Aggregate
Principal
Noteholders	Amount
Capri Growth LLC(1)	$300,285
Hight Drive Growth LLC(2)	300,285
(1)	Adam Goldstein, our co-Founder and Chief Executive Officer and a member of our board of directors, is a managing member of Capri Growth LLC, a beneficial owner of greater than 5% of our capital stock.
(2)	Brett Adcock, our co-Founder and former co-Chief Executive Officer and co-Chairman of our board of directors, is a managing member of Hight Drive Growth LLC, a beneficial owner of greater than 5% of our capital stock.

Series Seed Preferred Stock Financing

Between November 2019 to December 2019, Legacy Archer issued and sold an aggregate of 16,363,635 shares of its Series Seed Preferred Stock at a purchase price of $0.33 per share, for an aggregate purchase price of $5.4 million, and issued an aggregate of 1,829,880 shares of Legacy Archer’s Series Seed Preferred Stock upon conversion of the Founder Notes. Each share of Legacy Archer’s Series Seed Preferred Stock converted into one share of Legacy Archer’s common stock in connection with the Closing.

The table below sets forth the number of shares of Series Seed Preferred Stock purchased by Legacy Archer’s related parties:

	Shares of
	Series Seed	Total Cash	Principal &
	Preferred	Purchase	Interest
Stockholder	Stock	Price	Cancelled
Capri Growth LLC(1)	914,940	$—	$301,930
Hight Drive Growth LLC(2)	914,940	—	301,930
Marc Lore	15,151,515	5,000,000	—
Adam Goldstein(1)	606,060	200,000	—
Brett Adcock(2)	606,060	200,000	—
(1)	Adam Goldstein, our co-Founder and Chief Executive Officer and a member of our board of directors, is a managing member of Capri Growth LLC, a beneficial owner of greater than 5% of our capital stock.

(2)	Brett Adcock, our co-Founder and former co-Chief Executive Officer and co-Chairman of our board of directors, is a managing member of Hight Drive Growth LLC, a beneficial owner of greater than 5% of our capital stock.

2019 Convertible Promissory Note

Between November 2019 and December 2019, Legacy Archer issued and sold convertible promissory notes with an aggregate principal amount of $5.0 million and an interest rate of 10% per annum (the “2019 Notes”) pursuant to a note purchase agreement. In July 2020, Legacy Archer held the initial closing of its Series A Preferred Stock financing (as described below), in which holders of all 2019 Notes elected to convert the outstanding principal plus accrued interest on the 2019 Notes into shares of Series A Preferred Stock.

The participants in the convertible note financing included members of our board of directors and an owner of greater than 5% of Legacy Archer’s capital stock. The following table sets forth the aggregate principal amount of the 2019 Notes issued to such parties:

Noteholders	Aggregate Principal Amount
Marc Lore	$3,000,000
Adam Goldstein(1)	1,000,000
Brett Adcock(2)	1,000,000
(1)	Adam Goldstein is our co-Founder, Chief Executive Officer and a member of our board of directors.
(2)	Brett Adcock is our co-Founder and former co-Chief Executive Officer and co-Chairman of our board of directors.

Series A Preferred Stock Financing

Between July 2020 and October 2020, Legacy Archer issued and sold an aggregate of 41,872,399 shares of its Series A Preferred Stock at a purchase price of $1.2046 per share, for an aggregate purchase price of $50.4 million, and issued an aggregate of 4,395,023 shares of Legacy Archer’s Series A Preferred Stock upon conversion of the 2019 Notes. Each share of Legacy Archer’s Series A Preferred Stock converted into one share of Legacy Archer’s common stock in connection with the Closing.

The table below sets forth the number of shares of Legacy Archer Series A Preferred Stock purchased by Legacy Archer’s related parties:

	Shares of
	Series A	Total Cash	Principal &
	Preferred	Purchase	Interest
Stockholder	Stock	Price	Cancelled
Capri Growth LLC(1)	1,660,302	$2,000,000	$—
Hight Drive Growth LLC(2)	1,660,302	2,000,000	—
Marc Lore	5,675,959	6,837,260	—
Marc Lore	2,633,739	—	3,172,603
Adam Goldstein	880,642	—	1,060,822
Brett Adcock	880,642	—	1,060,822
TCP Archer Aviation LLC	7,702,468	9,278,392	—
(1)	Adam Goldstein, our co-Founder, Chief Executive Officer and a member of our board of directors, is a managing member of Capri Growth LLC, a beneficial owner of greater than 5% of our capital stock.
(2)	Brett Adcock, our co-Founder and former co-Chief Executive Officer and co-Chairman of our board of directors, is a managing member of High Drive Growth LLC, a beneficial owner of greater than 5% of our capital stock.

Loans to Executive Officers

In November 2020, Legacy Archer entered into partial recourse promissory note arrangements with Mr. Adcock and Mr. Goldstein. The aggregate principal amount of each promissory note was $396,827 and bore interest at 0.38% per annum. All of the principal and interest under the note was repaid upon the Closing.

Loans to the Sponsor

Atlas entered into a promissory note with the Sponsor effective June 25, 2021, pursuant to which Atlas borrowed an aggregate amount of $300,000, which was used to finance transaction costs in connection with the Business Combination. The loan was non-interest bearing and paid off in connection with the Business Combination.

Business Combination Private Placement

In connection with the execution of the Business Combination Agreement, Subscription Agreements were entered into with certain investors, pursuant to which each investor agreed to purchase an aggregate of 60,000,000 PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $600.0 million, in the PIPE Financing. UAV purchased 2,500,000 PIPE Shares for an aggregate purchase price of $25.0 million. Marc Lore purchased 1,000,000 PIPE Shares for an aggregate purchase price of $10.0 million. Brett Adcock and Adam Goldstein, Legacy Archer’s Co-Chief Executive Officers, each agreed to purchase 100,000 PIPE Shares for an aggregate purchase price of $1,000,000, respectively.

Other Transactions

Legacy Archer entered into employment agreements with its executive officers. For more information regarding employment agreements with our named executive officers, see the section titled “Executive Compensation of Archer - Employment Arrangements with Executive Officers.”

Legacy Archer has also granted stock options to its executive officers. For a description of these equity awards, see the section titled “Executive Compensation of Archer.”

Transaction Support Agreements

In February 2021, Atlas, Legacy Archer and certain Legacy Archer stockholders, including holders affiliated with members of the Legacy Archer’s board of directors and beneficial owners of greater than 5% of Legacy Archer’s capital stock, entered into the Transaction Support Agreements, whereby such Archer stockholders agreed to, among other things, vote all of their shares of Legacy Archer’s capital stock in favor of the approval and adoption of the transactions contemplated by the Business Combination Agreement. Additionally, such stockholders agreed, among other things, not to transfer any of their shares of Legacy Archer common stock and Legacy Archer preferred stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, or enter into any voting arrangement that is inconsistent with the Transaction Support Agreement.

Indemnification Agreements

Legacy Archer has entered into indemnification agreements with each of its directors and officers. The indemnification agreements require Legacy Archer to indemnify its directors and officers to the fullest extent permitted by Delaware law.

Archer Related Party Agreements

Registration Rights Agreement

In connection with the Closing of the Business Combination, certain holders of our capital stock entered into that certain Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the holders of (i) the Sponsor Shares, (ii) the Private Warrants and the Class A Shares underlying such Private Warrants, (iii) the Private Warrants that may be issued upon conversion of working capital loans, (iv) the shares underlying the private placement warrants previously issued to United Airlines and assumed by us in connection with the Business Combination, and (v) the Class A Shares issued or issuable to holders of greater than 2% of Legacy Archer common stock on a fully-diluted basis as of the Closing Date, have registration rights to require us to register a sale of any of our securities held by them. The lock-up restrictions included in the Registration Rights Agreement that applied to shares held by the Sponsor and certain substantial holders of Legacy Archer’s Common Stock expired on March 15, 2022.

Related Person Transactions Policy Following the Business Combination

Upon the consummation of the Business Combination, our board of directors adopted a written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness and guarantees of indebtedness, subject to certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act.

Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including our Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

●	the risks, costs, and benefits to us;
●	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
●	the extent of the related person’s interest in the transaction;
●	the purpose and terms of the transaction;
●	management’s recommendation with respect to the proposed related person transaction;
●	the availability of other sources for comparable services or products; and
●	whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction.

Our audit committee will approve only those transactions that it determines are fair to us and in our best interests. All of the transactions described above were entered into prior to the adoption of such policy.

Indemnification Agreements

Our Certificate of Incorporation contains provisions limiting the liability of our executive officers and directors, and our Bylaws provide that we will indemnify each of our executive officers and directors to the fullest extent permitted under Delaware law. Our Certificate of Incorporation and our Bylaws also provide our board of directors with discretion to indemnify certain key employees when determined appropriate by our board of directors.

We have entered into indemnification agreements with all of our directors and executive officers. The indemnification agreements provide that we will indemnify each of our directors, executive officers, and other key employees against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of our directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, our Certificate of Incorporation and our Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee. For more information regarding these indemnification agreements, see the section entitled “Description of Securities.”

Atlas Related Party Agreements

The Sponsor and its permitted transferees hold an aggregate of 12,500,000 Sponsor Shares and 8,000,000 Private Warrants. Each Private Warrant entitles the holder to purchase one Class A Share at $11.50 per share.

Prior to the Closing, Atlas utilized office space at 399 Park Ave., New York, New York 10022 rented from the Sponsor. Atlas paid the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of the management team. Following the Closing, Atlas ceased paying these monthly fees.

Except as otherwise disclosed in this prospectus, no compensation of any kind, including finder’s and consulting fees, was paid to the Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on Atlas’ behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Atlas engaged Moelis & Company LLC as a financial advisor in connection with the Business Combination and paid a customary financial advisory fee in an amount that constitutes a market standard financial advisory fee for comparable transactions.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock as of June 27, 2022, by:

●	each person known by us to be the beneficial owner of more than 5% of any class of our Common Stock;
●	each of our named executive officers and directors; and
●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and restricted stock units that are currently exercisable or vested or that will become exercisable or vest within 60 days. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. The beneficial ownership percentages set forth in the table below are based on 174,288,615 shares of Class A Shares and 67,362,413 Class B Shares issued and outstanding as June 27, 2022.

					% of
	Class A		Class B		Combined
	Number of		Number of		Voting
Name of Beneficial Owner(1)	Shares	%	Shares	%	Power
5% or Greater Stockholders:
Marc Lore(2)	28,086,358	16.1%	—	*	3.3%
ARK Investment Management LLC(3)	11,306,020	6.5%	—	*	1.3%
Executive Officers and Directors:
Adam Goldstein(4)	100,000	*	34,217,931	50.8%	40.4%
Andy Missan(5)	250,000	*	—	*	*
Ben Lu(6)	100,000	*	—	*	*
Brett Adcock(7)	100,000	*	31,915,625	47.4%	37.7%
Deborah Diaz	—	*	—	*	*
Fred Diaz	—	*	—	*	*
Oscar Munoz(8)	250,000	*	—	*	*
Barbara Pilarski	—	*	—	*	*
Maria Pinelli	—	*	—	*	*
Michael Spellacy(9)	2,831,843	1.6%	—	*	*
All current directors and executive officers as a group (11 persons)(10)	5,083,659	2.9%	34,217,931	50.8%	40.9%
*	Indicates ownership of less than one percent.
(1)	Unless otherwise noted, the business address of each of those listed in the table above is c/o Archer Aviation Inc., 190 West Tasman Drive, San Jose, CA 95134.
(2)	As reported in a statement on Schedule 13G filed with the SEC on January 25, 2022, and based on a further update on a Form 4 filed with the SEC on March 11, 2022, by Marc E. Lore. The securities reported in this row consist entirely of Class A Common Stock and include 618,633 shares which are subject to a lapsing repurchase right held by us as of June 27, 2022. Mr. Lore is the direct beneficial owner of all securities reported in the table above and he has sole voting and investment discretion over them. Mr. Lore’s address is: 443 Greenwich Street, PHA, New York, NY 10013.
(3)	As reported in a statement on Schedule 13G filed with the SEC on February 9, 2022, by Ark Investment Management LLC (“ARK”). The securities ascribed to ARK in this row consist of shares of our Class A Common Stock directly held by ARK, and ARK has sole voting and dispositive power over them. ARK’s address is: 200 Central Avenue, St. Petersburg, FL 33701.

(4)	The securities set forth in this row consist of: (i) 100,000 shares of our Class A Common Stock held directly by Capri Growth LLC (“Capri”), of which Adam Goldstein is the managing member; (ii) 27,756,278 shares of Class B Common Stock held directly by Capri, including 2,621,264 shares which are subject to a lapsing repurchase right held by us as of June 27, 2022; and (iii) 6,461,653 shares of Class B Common Stock directly held by Mr. Goldstein, including 943,106 shares which are subject to a lapsing repurchase right held by us as of June 27, 2022.
(5)	The securities reported in this row consist entirely of shares of our Class A Common Stock that Mr. Missan is capable of acquiring within 60 days of June 27, 2022 through the vesting of time-based RSUs.
(6)	The securities reported in this row consist of shares of our Class A Common Stock directly beneficially owned by Ben Lu as of June 27, 2022.
(7)	As reported in a statement on Schedule 13D filed with the SEC on May 20, 2022. According to the statement, the securities set forth in this row consist of: (i) 100,000 shares of our Class A Common Stock held directly by Hight Drive Growth LLC (“Hight”), of which Brett Adcock is the managing member; (ii) 27,756,278 shares of Class B Common Stock held directly by Hight; and (iii) 4,159,347 shares of Class B Common Stock directly held by Mr. Adcock. Mr. Adcock’s address is: c/o Steven B. Stokdyk, Esq., Latham & Watkins LLP, 10250 Constellation Boulevard, Suite 1100, Los Angeles, CA 90067.
(8)	The securities reported in this row consist of shares of Class A Common Stock directly beneficially owned by Oscar Munoz.
(9)	The securities reported in this row consist of: (i) 90,000 shares of our Class A Common Stock directly beneficially owned by Michael Spellacy; (ii) 1,694,906 shares of our Class A Common Stock beneficially owned by Achill Holdings LLC (“Achill”), of which Mr. Spellacy is the sole managing member; and (iii) 1,046,937 shares of Class A Common Stock underlying warrants owned by Achill. Of the shares of Class A Common Stock owned by Achill, 254,236 shares are subject to forfeiture in the event that our stock price does not meet certain targets more specifically described in the Amended and Restated Sponsor Letter Agreement (the “Sponsor Letter Agreement”) dated July 29, 2021. The Sponsor Letter Agreement was previously filed by us with the SEC on August 3, 2021 as Annex D-2 to Amendment Number 4 to our Registration Statement filed on Form S-4.
(10)	This total includes the securities beneficially owned by all of the Company’s current directors and executive officers, including, without limitation, the securities described in footnotes (4) through (5) and (8) through (9) above. It also includes an additional 920,530 shares which are subject to a lapsing repurchase right as of June 27, 2022. Other than as stated in footnotes (4) through (5) and (8) through (9) above, none of our current directors or executive officers is capable of acquiring shares of our capital stock within 60 days of June 27, 2022 through the vesting of RSUs or stock option awards.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the selling securityholders from time to time of: (i) up to 121,177,358 Class A Shares, consisting of (a) up to 5,168,751 Class A Shares issued as Sponsor Shares, (b) 37,151,077 Class A Shares, consisting of 35,638,577 PIPE Shares and 1,512,500 Class A Shares issued to satisfy certain fees related to the Business Combination and PIPE Financing, (c) up to 8,732,280 Class A Shares issuable upon the exercise of the Private Warrants, and (d) 70,125,250 Class A Shares pursuant to the Registration Rights Agreement; and (ii) up to 4,011,138 Private Warrants. We are required to file this registration statement in accordance with our obligations set forth in the Registration Rights Agreement as more fully described in “Certain Relationships and Related Party Transactions - Archer Related Agreements - Registration Rights Agreement.” The selling securityholders may from time to time offer and sell some, all or none of their shares of Class A Common Stock, Private Warrants and Public Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “selling securityholders” includes the persons listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling securityholders’ interests in the Class A Common Stock, Private Warrants or Public Warrants other than through a public sale.

As set forth in the Sponsor Letter Agreement, 1,875,000 shares of the 12,500,000 Sponsor Shares originally issued remain subject to certain vesting and forfeiture conditions. These 1,875,000 Sponsor Shares shall vest (and shall not be subject to forfeiture) upon the occurrence of the Sponsor Earn Out Trigger Event, which is defined as the first date on which our volume weighted average price of the Class A Common Stock over any 10 trading days within the preceding 20 trading day period within three years from the Closing Date is greater than or equal to $12.00. If this trigger event does not occur during the period beginning on the Closing Date and ending on the three year anniversary of the Closing Date, the 1,875,000 Sponsor Shares will not vest and shall be deemed transferred by the forfeiting holder to us and shall be cancelled and cease to exist.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the selling securityholders, certain information as of the date hereof regarding the beneficial ownership of our Class A Common Stock and Warrants by the selling securityholders and the shares of Class A Common Stock and Warrants being offered by the selling securityholders. For the avoidance of doubt, the table below also includes Sponsor Shares issued, and shares of Class A Common Stock issuable upon the exercise of options, which are subject to future forfeiture or which otherwise have not yet vested. The applicable percentage ownership of Class A Common Stock is based on 174,288,615 Class A Shares outstanding as of June 27, 2022. Information with respect to shares of Class A Common Stock, the Private Warrants and the Public Warrants owned beneficially after the offering assumes the sale of all of the shares of Class A Common Stock, Private Warrants or Public Warrants registered hereby.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling securityholders have sole voting and investment power with respect to all shares of Common Stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, no selling securityholder is a broker-dealer or an affiliate of a broker dealer.

Except as set forth in the footnotes below, (i) the following table does not include up to 16,666,667 Class A Shares issuable upon exercise of the Public Warrants and (ii) the address of each selling securityholder is 190 West Tasman Drive, San Jose, CA 95134, unless stated otherwise.

Please see the section titled “Plan of Distribution” for further information regarding the selling securityholder’s method of distributing these shares.

					Warrants to Purchase
	Shares of Class A Common Stock				Class A Common Stock
	Number		Number		Number		Number
	Beneficially		Beneficially	Percent	Beneficially		Beneficially	Percent
	Owned	Number	Owned	Owned	Owned	Number	Owned	Owned
	Prior	Registered	After	After	Prior to	Registered for	After	After
Name of Selling Securityholders	to Offering	for Sale Hereby	Offering	Offering	Offering	Sale Hereby	Offering	Offering
PIPE Investors
40 North Latitude Master Fund Ltd.(1)	2,000,000	2,000,000	—	—	—	—	—	—
AI Atlas Holdings LLC(2)	2,000,000	2,000,000	—	—	—	—	—	—
Arena Capital Fund, LP - Series 3(3)	100,000	100,000	—	—	—	—	—	—
Arena Capital Fund, LP - Series 5(3)	100,000	100,000	—	—	—	—	—	—
Entities affiliated with BBR Partners(4)	10,161	10,161	—	—	—	—	—	—
Capital Group Growth Fund of America Trust (US)(5)	27,796	27,796	—	—	—	—	—	—
David Fox(6)	242,581	242,581	—	—	66,528	66,528	—	—
Eileen K. Murray(7)	280,081	280,081	—	—	66,528	66,528	—	—
Empyrean Capital Overseas Master Fund, Ltd.(8)	103,106	103,106	—	—	—	—	—	—
Evolution VCP 18X LLC(9)	100,000	100,000	—	—	—	—	—	—
Falcon 2021 LLC(10)	300,000	300,000	—	—	—	—	—	—
FCA Italy S.p.A(11)	7,500,000	7,500,000	—	—	—	—	—	—
Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds(12)	1,000,000	1,000,000	—	—	—	—	—	—
Gratia Capital Concentrated Master Fund, Ltd.(13)	132,002	100,000	32,002	*	—	—	—	—
HF Fund, LP(14)	234,375	234,375	—	—	—	—	—	—
Iridian Asset Management LLC(15)	1,560,327	1,560,327	—	—	—	—	—	—
Jericho Growth Fund I LP(16)	750,000	750,000	—	—	—	—	—	—
Liberty City Ventures 1815, LLC(17)	5,000,000	5,000,000	—	—	—	—	—	—
Luktev GmbH(18)	7,084,808	400,000	6,684,808	3.8%	—	—	—	—
Entities affiliated with Magnetar Financial LLC(19)	500,000	500,000	—	—	—	—	—	—
Marc Lore(20)	28,086,358	1,000,000	27,086,358	15.5%	—	—	—	—
MDC Capital Partners (Ventures) LP(21)	700,000	700,000	—	—	—	—	—	—
Mesa Air Group, Inc.(22)	2,269,012	2,269,012	—	—	—	—	—	—
Entities managed by UBS O-Connor LLC(23)	200,000	200,000	—	—	—	—	—	—
SMALLCAP World Fund, Inc.(24)	261,195	261,195	—	—	—	—	—	—
TBC Magnetar, L.P.(25)	1,000,000	1,000,000	—	—	—	—	—	—
The Alex Rodriguez Revocable Trust dated January 5, 1998(26)	2,292,887	1,500,000	792,887	*	—	—	—	—
The Growth Fund of America(27)	4,891,617	4,891,617	—	—	—	—	—	—
Todd and Kasey Lemkin Trust Agreement dated Dec. 3, 2009(28)	75,000	75,000	—	—	—	—	—	—
United Airlines Ventures, Ltd.(29)	3,047,119	8,943,824	—	—	—	—	—	—
Other Selling Securityholders(30)	1,322,500	1,322,500	—	—	—	—	—	—
Total - PIPE Investors	73,170,925	44,471,575	34,596,055	19.9%	133,056	133,056	—	—
Directors & Officers of Archer and their Affiliated Entities
Adam Goldstein(31)	34,317,931	34,317,931	—	—	—	—	—	—
Michael Spellacy(32)	2,831,843	2,831,843	—	—	1,046,937	1,046,937	—	—
Total - Directors & Officers of Archer and their Affiliated Entities	37,149,774	37,149,774	—	—	1,046,937	1,046,937	—	—
Other Holders of Registration Rights
ASJC Global LLC - Series 2(33)	612,807	612,807	—	—	559.723	559,723	—	—
Brett Adcock(34)	32,015,625	32,015,625	—	—	—	—	—	—
Emanuel Pearlman(35)	201,811	201,811	—	—	66,528	66,528	—	—
FM Atlas Crest Holdings, LLC(36)	441,877	441,877	—	—	—	—	—	—
Gitter Enterprises, LLC(37)	746,070	746,070	—	—	145,512	145,512	—	—
Moelis Dynasty Investments LLC(38)	1,829,467	1,829,467	—	—	737,279	737,279	—	—
Moelis & Company Group LP(39)	2,976,072	2,976,072	—	—	589,823	589,823	—	—
SVB Financial Group(40)	366,140	366,140	—	—	366,140	366,140	—	—
SVB Innovation Credit Fund VIII, L.P.(41)	366,140	366,140	—	—	366,140	366,140	—	—
Total - Other Holders of Registration Rights	39,556,009	39,556,009	—	—	2,831,145	2,831,145	—	—
Total	149,876,708	121,177,358	34,596,055	19.9%	4,011,138	4,011,138	—	—
*	Less than one percent
(1)	40 North Latitude Master Fund Ltd. is now known as Standard Latitude Master Fund Ltd. (“Latitude”). David Winter and David Millstone are the co-managers of 40 North Management LLC (now known as Standard Investments LLC), which holds the sole voting power in Latitude and 40 North GP III LLC (now known as Standard Investments LLC), the General Partner of Latitude. Mr. Winter and Mr. Millstone are the sole directors of Latitude. The business address of Latitude is c/o Standard Investments LLC, 9 West 57th Street, 46th floor, New York, NY 10019.
(2)	Each of Access Industries Management, LLC (“AIM”) and Mr. Len Blavatnik may be deemed to beneficially own, and share investment and voting power over, the 2,000,000 shares of Class A Common Stock held directly by AI Atlas Holdings LLC (“AIAH”) because (i) Mr. Blavatnik controls AIM and holds a majority of the outstanding voting interests in AIAH and (ii) AIM is the controlling entity of AIAH. Each of AIM and Mr. Blavatnik disclaim beneficial ownership of the shares held directly by AIAH, except to the extent of their actual pecuniary interest therein. The address of Mr. Blavatnik and each of the foregoing entities is 40 West 57th Street, 28th Floor, New York, NY 10019.
(3)	Arena Capital Advisors, LLC manages this entity as the General Partner for Arena Capital Fund, LP. The address of the entity is 12121 Wilshire Blvd Suite 1010, Los Angeles, CA 90025.
(4)	Consists of (i) 8,203 shares of Class A Common Stock held by BBR Absolute Return (QP), LP, (ii) 938 shares of Class A Common Stock held by BBR Absolute Return, LP, and (iii) 1,020 shares of Class A Common Stock held by BBR Absolute Return Ltd. Acting as their investment advisor, BBR Partners LLC is deemed to have investment discretion and shared voting control over the shares beneficially owned by its clients. Michael Anson, portfolio manager, may be deemed to be the beneficial owner of such shares. The business address for each of the aforementioned entities is 55 East 52nd Street, 18th Floor, New York, NY 10055.
(5)	Capital Bank and Trust Company (“CB&T”) serves as the discretionary trustee for Capital Group Growth Fund of America Trust (US) (the “Capital Group Growth Fund”), and Capital Research and Management Company (“CRMC”) serves as investment adviser to CB&T for the Capital Group Growth Fund. CB&T, CRMC, Capital World Investors (“CWI”), Capital International Investors (“CII”) and/or Capital Research Global Investors (“CRGI”) may be deemed to be the beneficial owner of the shares of Class A Common Stock held by the Capital Group Growth Fund; however, each of CB&T, CRMC, CWI, CII and CRGI expressly disclaims that it is the beneficial owner of such securities. Julian N. Abdey, Christopher D. Buchbinder, Mark L. Casey, J. Blair Frank, Joanna F. Jonsson, Carl M. Kawaja, Donald D. O’Neal, Anne-Marie Peterson, Alex Popa, Andraz Razen, Martin Romo, Lawrence R. Solomon and Alan J. Wilson, as portfolio managers, have voting and investment powers over the shares held by the Capital Group Growth Fund. The address for the Capital Group Growth Fund is c/o Capital Research and Management Company, 333 S. Hope Street, 50th Floor, Los Angeles, CA 90071. The Capital Group Growth Fund acquired the securities being registered hereby in the ordinary course of its business.
(6)	Consists of (i) 98,553 shares of Class A Common Stock held by David Fox & Co. LLC, (ii) 66,528 shares of Class A Common Stock issuable to the David Fox & Co. LLC upon the exercise of Private Warrants exercisable within 30 days of closing, and (iii) 77,500 shares of Class A Common Stock held by David Fox. Mr. Fox is the managing member of David Fox & Co. LLC, and as such may be deemed to have voting and dispositive control of the shares of David Fox & Co. LLC. Mr. Fox was a director of Atlas prior to the Business Combination and is a member of the Sponsor. Mr. Fox’s address is c/o Atlas Crest Investment LLC 399 Park Avenue, Fifth Floor, New York, NY 10022.
(7)	Consists of (i) 213,553 shares of Class A Common Stock held by Ms. Murray and (ii) 66,538 shares of Class A Common Stock issuable to Ms. Murray upon the exercise of Private Warrants. Ms. Murray was a director of Atlas prior to the Business Combination and is a member of the Sponsor. Ms. Murray’s address is c/o Atlas Crest Investment LLC 399 Park Avenue, Fifth Floor, NY, NY 10022.
(8)	Empyrean Capital Partners, LP (“Empyrean”) serves as investment manager to Empyrean Capital Overseas Master Fund, Ltd. (“ECOMF”), and has voting and investment control of the shares of Class A Common Stock held by ECOMF. Empyrean Capital, LLC serves as the general partner to Empyrean. Amos Meron is the managing member of Empyrean Capital, LLC, and as such may be deemed to have voting and dispositive control of the shares held by ECOMF. The address of each of ECOMF, Empyrean, Empyrean Capital, LLC, and Amos Meron is c/o Empyrean Capital Partners, LP, 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90067.
(9)	Lee Chaikin holds the sole voting power in Evolution VCP 18X LLC (“Evolution”). The business address of Evolution is 40 West 57th Street, Suite 2020, New York, NY 10019.
(10)	James Lang is the Managing Member of Falcon 2021 LLC. The business address for the entity is 394 Pacific Ave, Floor 2, San Francisco, CA 94111.
(11)	The business address for the entity is Corso Giovanni Agnelli 200, 10135 Torino, TO, Italy.
(12)	The address of the Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds (the “Fund”) is 4000 Ericsson Drive, Warrendale, Pennsylvania 15086-7561. The Fund is managed by Federated Equity Management Company of Pennsylvania and subadvised by Federated Global Investment Management Corp., which are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Hermes, Inc. (the “Parent”). All of the Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”), for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue, who are collectively referred to as “Trustees,” act as trustees. The Parent’s subsidiaries have the power to direct the vote and disposition of the securities held by the Fund. Each of the Parent, its subsidiaries, the Trust, and each of the Trustees expressly disclaim beneficial ownership of such securities.
(13)	Gratia Capital LLC is the General Partner of Gratia Capital Concentrated Master Fund, Ltd. Steve Pei of 11835 West Olympic Boulevard, Suite 385, Los Angeles, CA 90064 is the Managing Member of Gratia Capital LLC.
(14)	The General Partner of HF Fund LP is WWJr. Enterprises Inc. William Wrigley, Jr. indirectly owns 100% of WWJr. Enterprises Inc. The address of the foregoing persons is HF Fund LP is 101 N. Clematis St., Ste 200, West Palm Beach, FL 33401.
(15)	Consists of 1,560,327 shares of Class A Common Stock held by Iridian Raven Fund, LP. Iridian Asset Management LLC is the investment manager of Iridian Raven Fund, LP and has voting and investment power over its securities. The address of Iridian Asset Management LLC is 276 Post Road West, Westport, CT 06880-4703.
(16)	Joshua Resnick is the Managing Member of Jericho Growth GP I LLC, the General Partner of Jericho Growth Fund I L.P. (“Jericho”). The business address of Jericho is 510 Madison Avenue, 27th Floor, New York, NY 10022.
(17)	Murtaza S. Akbar holds the sole voting power in Liberty City Ventures 1815, LLC (“Liberty City”). The business address of Liberty City is Attn: Murtaza Akbar, 130 Fifth Avenue, Fl 5, New York, NY 10011.
(18)	Consists of (i) 400,000 PIPE Shares and (ii) 6,684,808 shares of Class A Common Stock issued in connection with the Business Combination. Lukasz Gadowski is the Managing Director of Luktev GmbH (“Luktev”), and, accordingly, may also be deemed to have investment discretion and voting power over the shares of Class A Common Stock held by Luktev. The business address for Luktev is Friedrichstr. 68, Berlin, Germany 10117.
(19)	Magnetar Financial LLC (“MFL”) serves as investment manager of each of Magnetar Capital Master Fund, Ltd., Magnetar Discovery Master Fund Ltd, Purpose Alternative Credit Fund Ltd., Purpose Alternative Credit Fund - T LLC, Magnetar Constellation Master Fund, Ltd., Magnetar Constellation Fund II, Ltd, Magnetar Longhorn Fund LP, Magnetar SC Fund Ltd, and Magnetar Xing He Master Fund Ltd. MFL is the manager of Magnetar Lake Credit Fund LLC. MFL is the general partner of Magnetar Structured Credit Fund, LP (together with all of the foregoing funds, the “Magnetar Funds”). In such capacities, MFL exercises voting and investment power over the securities held for the accounts of the Magnetar Funds. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”), is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”), is the sole general partner of MCP. The manager of Supernova is Alec N. Litowitz, a citizen of the United States of America. Each of the Magnetar Funds, MFL, MCP, Supernova and Alec N. Litowitz disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders described above or by other investment funds managed or advised by MFL. The business address for the Magnetar Funds is c/o Magnetar Financial LLC, 1603 Orrington Ave., 13th Floor, Evanston, IL 60201.
(20)	Marc Lore’s address is 443 Greenwich Street, PHA, New York, NY 10013.
(21)	MDC Capital Partners (Ventures) GP, LP is the general partner of MDC Capital Partners (Ventures), LP. MDC Capital Partners (Ventures) GP, LP has created an investment committee comprised of four individual members, which has the authority, by affirmative majority consent, to approve all investment and divestment decisions made with respect to MDC Capital Partners (Ventures), LP. Each of the members of the investment committee expressly disclaims beneficial ownership of the shares held by MDC Capital Partners (Ventures), LP. The address of the entities listed herein is c/o Mubadala Capital, 22nd Floor Al Sila Tower, Abu Dhabi Global Market, Al Maryah Island, Abu Dhabi, United Arab Emirates.
(22)	Consists of (i) 1,179,341 shares of Class A Common Stock issued in connection with the Business Combination, (ii) 500,000 PIPE Shares, and (ii) 589,671 shares of Class A Common Stock issued upon the exercise of the vested portion of the Mesa Warrants. Jonathan G. Ornstein, Michael J. Lotz and Brian S. Gillman are officers and directors of Mesa and, accordingly, may also be deemed to have investment discretion and voting power over the shares held by Mesa. Messrs. Ornstein, Lotz and Gillman disclaims beneficial ownership of the shares held by Mesa. The business address for Mesa is 410 N. 44th Street, STE 700, Phoenix, AZ 85008.

(23)	Consists of (i) 92,300 shares of Class A Common Stock held by Nineteen77 Global Merger Arbitrage Master Limited, (ii) 15,400 shares of Class A Common Stock held by Nineteen77 Global Merger Arbitrage Opportunity Fund, and (iii) 92,300 shares of Class A Common Stock held by Nineteen77 Global Multi-Strategy Alpha Master Limited. Mr. Kevin Russell is the Chief Investment Officer of UBS O’Connor LLC, the investment manager of the selling securityholders, has voting and/or investment control over the shares held by the selling securityholders. As a result, Mr. Russell may be deemed to beneficially own the shares held by the selling securityholder. Notwithstanding the foregoing, Mr. Russell disclaims any such beneficial ownership, except to the extent of his pecuniary interest. The principal business address of the entity is One N Wacker Drive 31st Floor, Chicago, IL 60606.
(24)	Capital Research and Management Company (“CRMC”) serves as investment adviser to SMALLCAP World Fund, Inc. (the “Fund”). CRMC, Capital World Investors (“CWI”), Capital International Investors (“CII”) and/or Capital Research Global Investors (“CRGI”) may be deemed to be the beneficial owner of the shares of Common Stock held by the Fund; however, each of CRMC, CWI, CII and CRGI expressly disclaims that it is the beneficial owner of such securities. Brady L. Enright, Julian N. Abdey, Jonathan Knowles, Gregory W. Wendt, Peter Eliot, Bradford F. Freer, Leo Hee, Roz Hongsaranagon, Harold H. La, Dimitrije Mitrinovic, Aidan O’Connell, Samir Parekh, Andraz Razen, Renaud H. Samyn, Michael Beckwith, Arun Swaminathan, Thatcher Thompson and Shlok Melwani, as portfolio managers, have voting and investment powers over the shares held by the Fund. The address for the Fund is c/o Capital Research and Management Company, 333 S. Hope Street, 50th Floor, Los Angeles, CA 90071.
(25)	Tomales Bay Capital LLC is the General Partner of TBC Magnetar, L.P. Iqbaljit Kahlon of 575 Market Street, 15th Floor, San Francisco, California 94105 is the Managing Member of Tomales Bay Capital LLC.
(26)	Alex Rodriguez, Trustee of The Alex Rodriguez Revocable Trust dated January 5, 1998, is deemed to have power to vote or dispose of the shares of Class A Common Stock being offered hereby. The business address is of the trust is 21731 Ventura Blvd., Ste 300, Woodland Hills, CA 91364.
(27)	Capital Research and Management Company (“CRMC”) serves as investment adviser to The Growth Fund of America (the “Fund”). CRMC, Capital World Investors (“CWI”), Capital International Investors (“CII”), and/or Capital Research Global Investors (“CRGI”) may be deemed to be the beneficial owner of the shares of Class A Common Stock held by the Fund; however, each of CRMC, CWI, CII and CRGI expressly disclaims that it is the beneficial owner of such securities. Julian N. Abdey, Christopher D. Buchbinder, Mark L. Casey, J. Blair Frank, Joanna F. Jonsson, Carl M. Kawaja, Donald D. O’Neal, Anne-Marie Peterson, Alex Popa, Andraz Razen, Martin Romo, Lawrence R. Solomon and Alan J. Wilson, as portfolio managers, have voting and investment powers over the shares held by the Fund. The address for the Fund is c/o Capital Research and Management Company, 333 S. Hope Street, 50th Floor, Los Angeles, CA 90071.
(28)	Todd Lemkin, Trustee of the Todd and Kasey Lemkin Trust Agreement dated Dec. 3, 2009, is deemed to have power to vote or dispose of the shares of Class A Common Stock being offered hereby. The business address is of the trust is 2728 North Harwood Street, 2nd Floor, Dallas, TX 75201.
(29)	Consists of (i) 2,000,000 PIPE Shares, (ii) 1,047,119 shares of Class A Common Stock issued upon the exercise of the vested portion of the United Warrant, and (iii) 5,896,705 shares of Class A Common Stock issuable upon the exercise of the remainder of the United Warrant, which may be exercised upon satisfaction of the vesting conditions contained therein. United Airlines Ventures, Ltd. (“UAV”) is an indirect, wholly-owned subsidiary of United Airlines Holdings, Inc. (“UAH”), and is controlled by a board of directors consisting of five directors appointed by UAH. The board of directors of UAV at any time and from time to time has voting and dispositive power over the shares beneficially owned by UAV, and the approval of a majority of the directors is required to approve an action. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. As a result, none of the individual directors on the board of directors of UAV is deemed to have beneficial ownership of such shares. The address of UAV is 233 South Wacker Drive, Chicago, IL 60606.
(30)	Consists of shares of Class A Common Stock beneficially owned by 20 selling securityholders affiliated with the Sponsor who own less than 1.0% of our outstanding Class A Common Stock prior to this offering. The address of this group is 399 Park Avenue, New York, NY 10022.
(31)	Consists of (i) 100,000 shares of Class A Common Stock held by Capri Growth LLC, (ii) 27,756,278 shares of Class B Common Stock held by Capri Growth LLC, and (iii) 6,461,653 shares of Class B Common Stock held directly by Adam Goldstein. Adam

Goldstein has sole voting and dispositive power with respect to these shares. Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock.
(32)	Consists of (i) 90,000 shares of Class A Common Stock held directly by Mr. Spellacy; (ii) 1,694,906 shares of Class A Common Stock held directly by Achill Holdings LLC, 254,236 of which are subject both to contractual restrictions on transfer and potential forfeiture if the Sponsor Earn Out Trigger Event (as defined in the Sponsor Letter Agreement) does not occur; and (iii) 1,046,937 shares of Class A Common Stock issuable upon exercise of Private Warrants which are held directly by Achill Holdings LLC. Mr. Spellacy is the sole managing member of Achill Holdings LLC. Mr. Spellacy is also currently a member of our board of directors and was a member of the Atlas board of directors prior to the Business Combination. Mr. Spellacy is also a member of the Sponsor.
(33)	Consists of (i) 53,084 shares of Class A Common Stock and (ii) 559,723 shares of Class A Common Stock issuable to ASJC Global LLC - Series 2 upon the exercise of Private Warrants exercisable within 30 days of closing. The address of this entity is 3 Columbus Circle, 24th Floor, New York, NY 10019.
(34)	Consists of (i) 100,000 shares of Class A Common Stock held by Hight Drive Growth LLC, (ii) 27,756,278 shares of Class B Common Stock held by Hight Drive Growth LLC, and (iii) 4,159,347 shares of Class B Common Stock held directly by Brett Adcock. Brett Adcock has sole voting and dispositive power with respect to these shares. Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock. The business address of Brett Adcock is c/o Steven B. Stokdyk, Latham & Watkins LLP, 10250 Constellation Blvd., Suite 1100, Los Angeles, CA 90067.
(35)	Consists of (i) 201,811 shares of Class A Common Stock held by Mr. Pearlman and (ii) 66,528 shares of Class A Common Stock issuable to Mr. Pearlman upon the exercise of Private Warrants exercisable within 30 days of closing.
(36)	The address of this entity is 2929 Arch Street, Suite 1703, Philadelphia, PA 19104.
(37)	Consists of (i) 746,070 shares of Class A Common Stock held by Gitter Enterprises, LLC and (ii) 145,512 shares of Class A Common Stock issuable to Gitter Enterprises, LLC upon the exercise of Private Warrants exercisable within 30 days of closing. The address of this entity is c/o Moelis & Company, 399 Park Avenue, Fifth Floor, New York NY 10022.
(38)	Consists of (i) 1,092,188 shares of Class A Common Stock held directly by Moelis Dynasty Investments LLC, 163,828 of which are subject both to contractual restrictions on transfer and potential forfeiture if the Sponsor Earn Out Trigger Event (as defined in the Sponsor Letter Agreement) does not occur; and (iii) 737,279 shares of Class A Common Stock issuable upon exercise of Private Warrants which are held directly by Moelis Dynasty Investments LLC. Steven Blatt serves as the investment manager for Moelis Dynasty Investments LLC and has investment and voting discretion with respect to securities owned by it. The address of Steven Blatt is: c/o Baker Tilly, 11150 Santa Monica Boulevard, Suite 600, Los Angeles, CA 90025.
(39)	Consists of (i) 2,386,249 shares of Class A Common Stock held by Moelis & Company Group LP and (ii) 589,823 shares of Class A Common Stock issuable to the Moelis & Company Group LP upon the exercise of Private Warrants exercisable within 30 days of closing. Moelis & Company Group LP is an affiliate of Moelis & Company LLC, a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority. These shares were received as compensation to satisfy certain fees related to the Business Combination and PIPE Financing. Moelis & Company Group LP is a member of the Sponsor. The address of Moelis & Company Group LP is c/o Moelis & Company, 399 Park Avenue, Fifth Floor, New York NY 10022.
(40)	Daniel Beck, Chief Financial Officer of SVB Financial Group, Michael Kruse, Treasurer of SVB Financial Group, Ryan Henry, Portfolio Manager for SVB Financial Group, Bradford Davis, Senior Portfolio Manager for SVB Financial Group, and David Busch, Head of Corporate Investments and Capital Markets for SVB Financial Group, have voting and/or investment control over the shares held by SVB Financial Group. The principal business address of the entity is 3003 Tasman Drive, Santa Clara, CA 95054.
(41)	The address of this entity is 2770 Sand Hill Road, Menlo Park, CA 94025.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material U.S. federal income tax considerations generally applicable to the ownership and disposition of our Common Stock and the exercise, disposition and lapse of our Warrants. The Common Stock and the Warrants are referred to collectively herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the ownership and disposition of our securities. This summary is based upon current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the ownership or disposition of our securities.

We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any non-income U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax- qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the ownership and disposition of our securities.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid or deemed paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “Tax Considerations Applicable to U.S. Holders - Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock generally will equal the U.S. Holder’s acquisition cost for such Common Stock (or, in the case of Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Common Stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders generally are eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Common Stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the Common Stock received upon exercise of the Warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants generally will equal the U.S. Holder’s acquisition cost of the Warrant, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “Tax Considerations Applicable to U.S. Holders - Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.

If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities - Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock that is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders - Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Common Stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our Common Stock, to the extent paid or deemed paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Non-U.S. Holders - Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Tax Considerations Applicable to Non-U.S. Holders - Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the

non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “Tax Considerations Applicable to U.S. Holders - Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Tax Considerations Applicable to Non-U.S. Holders - Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or Warrants or an expiration or redemption of our Warrants, unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);
●	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Common Stock or Warrants and, in the case where shares of our Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Common Stock. These rules may be modified as applied to the Warrants. There can be no assurance that our Common Stock will or will not be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above generally will be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation; however, there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities - Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. A non-U.S.

Holder would be subject to U.S. federal income tax withholding as described above under “Tax Considerations Applicable to Non-U.S. Holders - Taxation of Distributions” in the same manner as if such non-U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

FATCA withholding currently applies to payments of dividends. The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our Common Stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of our Common Stock and Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND THE EXERCISE, DISPOSITION AND LAPSE OF OUR WARRANTS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, NON-U.S. AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our Common Stock and preferred stock. This summary is qualified by reference to the complete text of our Certificate of Incorporation and our Bylaws filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our Certificate of Incorporation authorizes us to issue up to 700,000,000 shares of our Class A Common Stock, par value $0.0001 per share, 300,000,000 shares of our Class B Common Stock, par value $0.0001 per share, and 10,000,000 shares of our preferred stock, par value $0.0001 per share.

As of June 27, 2022, there were outstanding:

●	174,288,615 shares of Class A Common Stock;
●	67,362,413 shares of Class B Common Stock; and
●	no shares of preferred stock.

In addition, as of June 27, 2022, there were outstanding stock options to purchase and RSUs settleable for a total of 33,601,098 shares of Class B Common Stock under the 2019 Plan; outstanding stock options to purchase and RSUs settleable for a total of 8,800,463 shares of Class A Common Stock under the 2021 Plan; and warrants to purchase 34,135,546 shares of Class A Common Stock.

Common Stock

Voting Power

Holders of our Class A Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, and holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted upon by the stockholders. The holders of Class A Common Stock and Class B Common Stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our Certificate of Incorporation. Delaware law could require either holders of Class A Common Stock or Class B Common Stock to vote separately as a single class in the following circumstances:

●	if we were to seek to amend our Certificate of Incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and
●	if we were to seek to amend our Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

As a result, in these limited instances, the holders of a majority of Class A Common Stock could defeat an amendment to our Certificate of Incorporation.

Dividends

Holders of Class A Common Stock and Class B Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. We do not anticipate paying any cash dividends in the foreseeable future.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Conversion

Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock. In addition, each share of Class B Common Stock will automatically convert into one share of Class A Common Stock upon transfer to a non-authorized holder. In addition, Class B Common Stock is subject to “sunset” provisions, under which all share of Class B Common Stock will automatically convert into an equal number of share of Class A Common Stock upon the earliest to occur of (i) the ten-year anniversary of the Closing of the Business Combination, (ii) the date specified by the holders of two-thirds of the then outstanding Class B Common Stock, voting as a separate class, and when the number of Class B Common Stock represents less than 10% of the aggregate number of Class A Common Stock and Class B Common Stock then outstanding. In addition, each share of Class B Common Stock will automatically convert into an equal number of Class A Common Stock upon the earliest to occur of (a) in the case of an Archer Founder, the date that is nine months following the death or incapacity of such Archer Founder, and, in the case of any other holder, the date of the death or incapacity of such holder, (b) in the case of an Archer Founder, the date that is 12 months following the date that such Archer Founder ceases to provide services to Archer and its subsidiaries as an executive officer, employee or director of Archer, and, in the case of any other holder, immediately at the occurrence of any such event, and (c) in the case of an Archer Founder or any other holder, at least 80% (subject to customary capitalization adjustments) of the Class B Common Stock held by such Archer Founder (on a fully as converted/as exercised basis) as of immediately following the Closing of the Business Combination having been transferred (subject to the exceptions described above).

Preemptive or Other Rights

Stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to Class A Common Stock and Class B Common Stock.

Election of Directors

Our board of directors will remain divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. There will be no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors will be in a position to elect all of the directors.

Preferred Stock

Under our Certificate of Incorporation, shares of preferred stock may be issued from time to time in one or more series. The board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management. No shares of preferred stock are outstanding as of the Closing and we have no present plans to issue any shares of preferred stock.

Warrants

SVB Warrants

In connection with a certain Loan and Security Agreement, Archer issued Silicon Valley Bank a warrant to purchase 211,642 shares of Legacy Archer common stock (“SVB Warrant I”). At the Effective Time, SVB Warrant I was automatically exchanged for a warrant to purchase 366,140 Class A Common Stock at an exercise price of $11.50 per share.

In connection with a certain Loan and Security Agreement, Archer and SVB Innovation Credit Fund VIII, L.P. entered into a warrant to purchase 211,641 shares of Legacy Archer common stock (“SVB Warrant II”) per warrant agreement with SVB Innovation Credit Fund VIII. At the Effective Time, SVB Warrant II was automatically exchanged for a warrant to purchase 366,140 Class A Common Stock at an exercise price of $11.50 per share.

Mesa Warrant

In connection with the Collaboration Agreement with United and the Assignment and Assumption Agreement with Mesa, Legacy Archer issued Mesa a warrant to purchase 1,171,649 shares of Legacy Archer Common Stock at an exercise price of $0.01. The Mesa Warrant was adjusted by the application of the Exchange Ratio at the Effective Time.

United Warrant

In connection with the Purchase Agreement and Collaboration Agreement, Archer issued the United Warrant to United Airlines, of which 1,171,649 shares subject to such warrant were assigned to Mesa pursuant to the Assignment and Assumption Agreement. The United Warrant was assigned by United Airlines to UAV and shall vest and become exercisable upon the achievement of certain milestones. The United Warrant was adjusted by the application of the Exchange Ratio at the Effective Time.

FCA Warrant

In connection with the FCA Agreements, (as defined below) Legacy Archer issued FCA US LLC a warrant to purchase up to 1,671,202 shares of Legacy Archer Common Stock at an exercise price of $0.01 per share (the “Initial FCA Warrant”). The Initial FCA Warrant shall vest and become exercisable upon the achievement of certain milestones. The Initial FCA Warrant was adjusted by the application of the Exchange Ratio at the Effective Time.

In connection with that certain consulting agreement, Legacy Archer issued FCA Italy S.p.A. a warrant to purchase up to 1,070,000 shares of Class B Common Stock at an exercise price of $0.01 per share (the “Second FCA Warrant”). The Second FCA Warrant shall vest and become exercisable upon the achievement of certain milestones. The Second FCA Warrant was adjusted by the application of the Exchange Ratio at the Effective Time.

Redeemable Warrants

As of June 27, 2022, there were 24,666,667 Warrants outstanding (excluding the warrants discussed immediately above), including 16,666,667 Public Warrants and 8,000,000 Private Warrants held by the Sponsor. Each Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share at any time commencing 30 days after the Closing of the Business Combination. The Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the Closing of the Business Combination, or earlier upon redemption or liquidation.

Holders of Public Warrants cannot pay cash to exercise their Public Warrants unless we have an effective and current registration statement covering the issuance of the shares underlying such Warrants and a current prospectus relating thereto. Notwithstanding the foregoing, if a registration statement covering the Class A Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of warrants.

The Private Warrants are identical to the Public Warrants except that such warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Atlas Initial Stockholders or their permitted transferees.

We may call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

●	at any time after the warrants become exercisable;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

●	if, and only if, the last reported sale price of the shares of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the shares of Class A Common Stock underlying such warrants.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our Warrants was established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding Public Warrants and Private Warrants, if such modification or amendment is being undertaken prior to, or in connection with, the closing, or Warrants, if such modification or amendment is being undertaken after the closing, in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Class A Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. The Warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the office of the warrant agent, with the subscription form, as set forth in the warrant, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to the order of the warrant agent, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certificate of Incorporation and Bylaws

Among other things, our Certificate of Incorporation and our Bylaws:

●	permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;
●	provides that the authorized number of directors may be changed only by resolution of our board of directors;
●	provides that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed with or without cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 662∕3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;
●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
●	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;
●	provide that special meetings of our stockholders may be called only by the chairperson of our board of directors, our chief executive officer or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and
●	does not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of Class A Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 662∕3% of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions may make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for actions or proceedings brought under Delaware statutory or common law:

●	any derivative action or proceeding brought on our behalf;
●	any action asserting a breach of fiduciary duty owed by any our current or former director, officer or stockholder, to us or our stockholders;
●	any action asserting a claim against us arising under the Delaware General Corporation Law;
●	any action regarding our Certificate of Incorporation or our Bylaws (as either may be amended from time to time);
●	any action as to which the Delaware General Corporate Law confers jurisdiction to the Court of Chancery of the State of Delaware;
●	any action asserting a claim against us that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants.

Our Certificate of Incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of our Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Limitations of Liability and Indemnification

See “Management - Limitation on Liability and Indemnification of Directors and Officers.”

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of our Common Stock then outstanding; or
●	the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the average weekly reported trading volume of Atlas Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Common stock that stockholders of Legacy Archer received in connection with the Business Combination are freely tradable without restriction or further registration under the Securities Act, except for certain shares of our Common Stock issued pursuant to the 2019 Plan and 2021 Plan, and any shares issued to our affiliates within the meaning of Rule 144.

As of the date of this prospectus, there are 24,666,667 Warrants outstanding. The Public Warrants are freely tradable. In addition, we are obligated to use best efforts to maintain an effective registration statement under the Securities Act covering 16,666,667 shares of our Class A Common Stock that may be issued upon the exercise of the Public Warrants until the expiration of the Public Warrants.

Registration Rights Agreement

In connection with the Closing of the Business Combination, we entered into the Registration Rights Agreement on September 16, 2021, pursuant to which the holders of Registrable Securities (as defined therein) became entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

For a detailed description of the Registration Rights Agreement, see the section titled “Certain Relationships and Related Party Transactions - Archer Related Agreements - Registration Rights Agreement.”

Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street Plaza, 30th Floor New York, NY 10004.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 25,398,947 shares of Class A Common Stock that are issuable upon the exercise of the Warrants by the holders thereof, consisting of (i) 8,732,280 shares of Class A Common Stock that are issuable upon the exercise of the Private Warrants by the holders thereof and (ii) 16,666,667 shares of Class A Common Stock that are issuable upon the exercise of the Public Warrants by the holders thereof. We are also registering the resale by the selling securityholders or their permitted transferees from time to time of (i) up to 121,177,358 shares of Class A Common Stock (including up to (a) 5,168,751 shares of Class A Common Stock issued as Sponsor Shares, (b) 37,151,077 shares of Class A Common Stock, consisting of 35,638,577 PIPE Shares and 1,512,500 Class A Shares issued to satisfy certain fees related to the Business Combination and PIPE Financing, (c) 8,732,280 shares of Class A Common Stock issuable upon the exercise of the Private Warrants, and (d) 70,125,250 shares of Class A Common Stock pursuant to that certain Registration Rights Agreement) and (ii) up to 4,011,138 Private Warrants. We are required to file this registration statement in accordance with our obligations set forth in the Registration Rights Agreement as more fully described in “Certain Relationships and Related Party Transactions - Archer Related Agreements - Registration Rights Agreement”.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The shares of Class A Common Stock beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	an over-the-counter distribution in accordance with the rules of NYSE;
●	through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
●	short sales;
●	distribution to employees, members, limited partners or stockholders of the selling securityholders; through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;
●	pledges to secure debts and other obligations;
●	delayed delivery arrangements;
●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
●	in privately negotiated transactions;
●	in options transactions;
●	through a combination of any of the above methods of sale; or
●	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders who are “underwriters,” and the compensation of any broker-dealer who executes sales for them, may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Warrants or shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or such securities have been withdrawn or, in the case of shares issued pursuant to the Subscription Agreements, until three years from the effective date of this registration statement.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Fenwick & West LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements as of December 31, 2021 and 2020 and for the years then ended have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and our securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.archer.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Unaudited Interim Consolidated Financial Statements for the Three Months Ended March 31, 2022 and 2021:

Consolidated Condensed Balance Sheets	F-2
Consolidated Condensed Statements of Operations and Comprehensive Loss	F-3
Consolidated Condensed Statements of Stockholders’ Equity	F-4
Consolidated Condensed Statements of Cash Flows	F-5
Notes to Consolidated Condensed Financial Statements	F-6

Audited Consolidated Financial Statements for the Years Ended December 31, 2020 and 2021:

ARCHER AVIATION INC.

Consolidated Condensed Balance Sheets

(In millions, except share and per share data; unaudited)

	March 31,	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$704.2	$746.6
Restricted cash	2.9	0.3
Prepaid expenses	9.3	7.6
Other current assets	0.4	0.3
Total current assets	716.8	754.8
Property and equipment, net	5.9	5.9
Intangible assets, net	0.4	0.5
Right-of-use assets	12.7	4.5
Other long-term assets	2.1	2.7
Total assets	$737.9	$768.4
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1.8	$3.4
Current portion of lease liabilities	3.6	3.1
Current portion of notes payable	9.5	9.5
Accrued expenses and other current liabilities	19.4	12.3
Total current liabilities	34.3	28.3
Notes payable, net of current portion	7.0	9.3
Lease liabilities, net of current portion	8.8	1.2
Warrant liabilities	23.8	30.3
Other long-term liabilities	0.3	0.4
Total liabilities	74.2	69.5
Commitments and contingencies (Note 7)
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Class A common stock, $0.0001 par value; 700,000,000 shares authorized; 165,201,225 and 162,789,591 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	—	—
Class B common stock, $0.0001 par value; 300,000,000 shares authorized; 73,579,586 and 74,937,945 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	1,096.5	1,072.5
Accumulated deficit	(432.8)	(373.6)
Total stockholders’ equity	663.7	698.9
Total liabilities and stockholders’ equity	$737.9	$768.4

See accompanying notes to consolidated condensed financial statements.

ARCHER AVIATION INC.

Consolidated Condensed Statements of Operations and Comprehensive Loss

(In millions, except share and per share data; unaudited)

	Three Months Ended March 31,
	2022	2021
Operating expenses
Research and development	$27.5	$10.1
General and administrative	37.8	6.6
Other warrant expense	—	78.2
Total operating expenses	65.3	94.9
Loss from operations	(65.3)	(94.9)

Other income, net	6.5	—
Interest expense, net	(0.4)	—
Loss before income taxes	(59.2)	(94.9)

Net loss and comprehensive loss	$(59.2)	$(94.9)

Net loss per share, basic and diluted	$(0.25)	$(1.70)
Weighted-average shares outstanding, basic and diluted	239,802,805	55,796,898

See accompanying notes to consolidated condensed financial statements.

ARCHER AVIATION INC.

Consolidated Condensed Statements of Stockholders’ Equity

(In millions, except share data; unaudited)

	Common Stock
	Class A		Class B		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total
Balance as of December 31, 2021	162,789,591	$—	74,937,945	$—	$1,072.5	$(373.6)	$698.9
Conversion of Class B to Class A common stock	1,757,980	—	(1,757,980)	—	—	—	—
Issuance of restricted stock and restricted stock expense	300,014	—	—	—	16.0	—	16.0
Exercise of stock options	353,640	—	399,621	—	0.1	—	0.1
Issuance of warrants and warrant expense	—	—	—	—	1.2	—	1.2
Stock-based compensation	—	—	—	—	6.7	—	6.7
Net loss	—	—	—	—	—	(59.2)	(59.2)
Balance as of March 31, 2022	165,201,225	$—	73,579,586	$—	$1,096.5	$(432.8)	$663.7

	Common Stock
	Class A		Class B		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total
Balance as of December 31, 2020	49,828,517	$—	66,714,287	$—	$61.7	$(25.8)	$35.9
Exercise of stock options	147,319	—	525,044	—	—	—	—
Issuance of warrants	—	—	—	—	78.2	—	78.2
Stock-based compensation	—	—	—	—	0.9	—	0.9
Net loss	—	—	—	—	—	(94.9)	(94.9)
Balance as of March 31, 2021	49,975,836	$—	67,239,331	$—	$140.8	$(120.7)	$20.1

See accompanying notes to consolidated condensed financial statements.

ARCHER AVIATION INC.

Consolidated Condensed Statements of Cash Flows

(In millions; unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(59.2)	$(94.9)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	0.6	0.2
Debt discount and issuance cost amortization	0.2	—
Stock-based compensation	24.5	0.9
Change in fair value of warrant liabilities	(6.6)	—

Non-cash lease expense	0.9	0.3
Research and development warrant expense	1.2	—
Other warrant expense	—	78.2

Changes in operating assets and liabilities:
Prepaid expenses	(1.7)	—
Other current assets	(0.1)	(0.1)
Other long-term assets	0.6	—
Accounts payable	(1.6)	3.7
Accrued expenses and other current liabilities	5.3	—
Operating lease right-of-use assets and lease liabilities, net	(0.9)	(0.3)
Net cash used in operating activities	(36.8)	(12.0)
Cash flows from investing activities
Purchase of property and equipment	(0.6)	(1.1)
Net cash used in investing activities	(0.6)	(1.1)
Cash flows from financing activities
Repayment of long-term debt	(2.5)	—
Proceeds from exercise of stock options	0.1	—

Net cash used in financing activities	(2.4)	—
Net decrease in cash, cash equivalents, and restricted cash	(39.8)	(13.1)
Cash, cash equivalents, and restricted cash, beginning of period	746.9	36.6
Cash, cash equivalents, and restricted cash, end of period	$707.1	$23.5

Supplemental Cash Flow Information:
Cash paid for interest	$0.3	$—
Non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable	$—	$0.1

See accompanying notes to consolidated condensed financial statements.

ARCHER AVIATION INC.

Notes to Consolidated Condensed Financial Statements (Unaudited)

Note 1 — Organization and Nature of Business

Organization and Nature of Business

Archer Aviation Inc. (the “Company,” “we,” “us” or “our”), a Delaware corporation, with its headquarters located in Palo Alto, California, is an aerospace company. The Company’s mission is to advance the benefits of sustainable air mobility. The Company’s goal is to move people throughout the world’s cities in a quick, safe, sustainable, and cost-effective manner. To accomplish this goal, the Company is designing and developing an electric vertical takeoff and landing (“eVTOL”) aircraft for use in future urban air mobility (“UAM”) networks.

The Company’s Planned Lines of Business

Upon receipt of all necessary Federal Aviation Administration (“FAA”) certifications and any other government approvals necessary for the Company to manufacture and operate its aircraft, the Company intends to operate two complementary lines of business. The Company’s core focus is direct-to-consumer (“Archer UAM”) with its secondary focus being business-to-business (“Archer Direct”).

Archer UAM

The Company plans to operate its own UAM ecosystem initially in select major U.S. cities, such as Los Angeles and Miami. The Company’s UAM ecosystem will operate using its eVTOL aircraft, which is currently in development.

Archer Direct

The Company also plans to selectively sell a certain amount of its eVTOL aircraft to third parties.

Business Combination

On September 16, 2021 (the “Closing Date”), Archer Aviation Inc., a Delaware corporation (prior to the closing of the Business Combination (as defined below), “Legacy Archer”), Atlas Crest Investment Corp., a Delaware corporation (“Atlas”), and Artemis Acquisition Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Atlas (“Merger Sub”), consummated the closing of the transactions contemplated by the Business Combination Agreement, dated February 10, 2021, as amended and restated on July 29, 2021, by and among Atlas, Legacy Archer and Merger Sub (the “Business Combination Agreement”), following approval at a special meeting of the stockholders of Atlas held on September 14, 2021 (the “Special Meeting”). Unless otherwise specified or unless the context otherwise requires, references in these notes to Legacy Archer refer to Archer prior to the Business Combination and references in these notes to “New Archer” refer to Archer following the Business Combination.

Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy Archer and Atlas was effected by the merger of Merger Sub with and into Legacy Archer, with Legacy Archer surviving the merger (the “Surviving Entity”) as a wholly-owned subsidiary of Atlas (the “Merger,” and, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). Following the consummation of the Merger on the Closing Date, the Surviving Entity changed its name from Archer Aviation Inc. to Archer Aviation Operating Corp., and Atlas changed its name from Atlas Crest Investment Corp. to Archer Aviation Inc. and it became the successor registrant with the U.S. Securities and Exchange Commission (the “SEC”). Prior to the closing of the Business Combination, the Class A common stock and public warrants of Atlas were listed on the New York Stock Exchange (“NYSE”) under the symbols “ACIC” and “ACIC WS,” respectively. New Archer Class A common stock and public warrants are currently listed on the NYSE under the symbols “ACHR” and “ACHR WS,” respectively.

The financial statements included in this Quarterly Report on Form 10-Q reflect (i) the historical operating results of Legacy Archer prior to the Business Combination; (ii) the combined results of Atlas and Legacy Archer following the closing of the Business Combination; (iii) the assets and liabilities of Legacy Archer at their historical cost; and (iv) the Company’s equity structure for all periods presented.

ARCHER AVIATION INC.

Notes to Consolidated Condensed Financial Statements (Unaudited)

COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic. The rapid spread of COVID-19 caused volatility and disruption in financial markets and prompted governments and businesses to take unprecedented measures such as travel restrictions, quarantines, shelter-in-place orders, and business shutdowns. The impact of the COVID-19 pandemic continues to evolve due to, among other reasons, the emergence of additional variants or strains of COVID-19. As such, the full magnitude of the pandemic’s effect on the Company’s financial condition, liquidity, and future results of operations is uncertain. Management continues to actively monitor the Company’s financial condition, liquidity, operations, suppliers, industry, and workforce, but currently does not anticipate any material impairments as a result of COVID-19 and will continue to evaluate the impact of COVID-19 on an ongoing basis.

Note 2 — Liquidity and Going Concern

Since the Company’s formation, the Company has devoted substantial effort and capital resources to the design and development of its planned eVTOL aircraft and UAM network. Funding of these activities has primarily been through the net proceeds received from the issuance of related and third-party debt (Note 6), and the sale of preferred and common stock to related and third parties (Note 8). Through March 31, 2022, the Company has incurred cumulative losses from operations, negative cash flows from operating activities, and has an accumulated deficit of $432.8 million. Following the closing of the Business Combination on the Closing Date, the Company received net cash proceeds of $801.8 million. Additionally, the Company had cash and cash equivalents of $704.2 million as of March 31, 2022, which management believes will be sufficient to fund the Company’s current operating plan for at least the next 12 months from the date these consolidated condensed financial statements were issued.

There can be no assurance that the Company will be successful in achieving its business plans, that the Company’s current capital will be sufficient to support its ongoing business plans, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If the Company’s business plans require it to raise additional capital, but the Company is unable to do so, it may be required to alter, or scale back its aircraft design, development and certification programs, as well as its manufacturing capabilities, or be unable to fund capital expenditures. Any such events would have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve the Company’s intended business plans.

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated condensed financial statements have been prepared pursuant to the rules and regulations of the SEC for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“U.S. GAAP”) for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of financial position, results of operations, and cash flows for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. The unaudited consolidated condensed financial statements should be read in conjunction with the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2021 set forth in the Company’s Annual Report on Form 10-K. The December 31, 2021 consolidated condensed balance sheet was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP.

The Company has provided a discussion of significant accounting policies, estimates, and judgments in the Company’s audited consolidated financial statements. There have been no changes to the Company’s significant accounting policies since December 31, 2021 which are expected to have a material impact on the Company’s financial position, results of operations, or cash flows.

ARCHER AVIATION INC.

Notes to Consolidated Condensed Financial Statements (Unaudited)

Retroactive Application of Reverse Recapitalization

The Business Combination was accounted for as a reverse recapitalization of equity structure. Pursuant to U.S. GAAP, the Company retrospectively recast its weighted-average outstanding shares within the Company’s consolidated condensed statement of operations and comprehensive loss for the three months ended March 31, 2021. As part of the closing, all of Legacy Archer’s issued Series Seed redeemable convertible preferred stock and Series A redeemable convertible preferred stock were converted into Legacy Archer common stock, which were converted again, along with all other issued and outstanding common stock of Legacy Archer, into New Archer Class A common stock and New Archer Class B common stock. The basic and diluted weighted-average Legacy Archer common stock were retroactively converted to New Archer Class A common stock and New Archer Class B common stock to conform to the recast in the consolidated condensed statements of stockholders’ equity.

Cash, Cash Equivalents, and Restricted Cash

Cash consists of cash on deposit with financial institutions. Cash equivalents consist of short-term, highly liquid financial instruments that are readily convertible to cash and have maturities of three months or less from the date of purchase. The Company’s cash and cash equivalents include money market funds of $0.3 million as of each of March 31, 2022 and December 31, 2021. Money market funds, which are considered cash equivalents, are recorded at fair value and classified as Level 1 within the fair value hierarchy.

Restricted cash consists of cash held as security for the Company’s standby letters of credit to support three of the Company’s leased properties. Refer to Note 7 - Commitments and Contingencies for further details.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported on the balance sheets that sum to amounts reported on the statements of cash flows:

	March 31,	December 31,
	2022	2021
Cash and cash equivalents	$704.2	$746.6
Restricted cash	2.9	0.3
Total cash, cash equivalents, and restricted cash	$707.1	$746.9

Fair Value Measurements

The Company applies the provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurement, which defines a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurements. The provisions of ASC 820 relate to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring and nonrecurring basis. The standard clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the standard establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2 Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

ARCHER AVIATION INC.

Notes to Consolidated Condensed Financial Statements (Unaudited)

The carrying amounts of the Company’s cash, accounts payable, accrued compensation, and accrued liabilities approximate fair value due to the short-term nature of these instruments. The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2022	December 31, 2021

		(In millions)
Assets:
Money Market Funds	1	$0.3	$0.3
Liabilities:
Warrant Liability – Public Warrants	1	$15.9	$20.2
Warrant Liability – Private Placement Warrants	3	$7.9	$10.1

Public Warrants

The measurement of the public warrants as of March 31, 2022 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker “ACHR WS.” The quoted price of the public warrants was $0.91 per warrant as of March 31, 2022.

Private Placement Warrants

The Company utilizes a Monte Carlo simulation model for the private placement warrants at each reporting period, with changes in fair value recognized in the statement of operations and comprehensive loss. The estimated fair value of the private placement warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model and Monte Carlo simulation model are assumptions related to expected share-price volatility, expected life, risk-free interest rate, and dividend yield.

The key inputs into the Monte Carlo simulation model for the private placement warrants are as follows:

Input	March 31, 2022	December 31, 2021
Stock price	$4.81	$6.04
Strike price	$11.50	$11.50
Dividend yield	0.00%	0.00%
Term (in years)	4.46	4.71
Volatility	51.1%	45.3%
Risk-free rate	2.43%	1.22%

The following table presents the change in fair value of the Company’s Level 3 private placement warrants during the three months ended March 31, 2022 (in millions):

Balance as of December 31, 2021	$10.1
Change in fair value	(2.2)
Balance as of March 31, 2022	$7.9

The Company recognized a gain in connection with changes in the fair value of warrant liabilities of $6.6 million within other income, net in the consolidated condensed statement of operations and comprehensive loss during the three months ended March 31, 2022. Refer to Note 12 — Liability Classified Warrants for additional information about the public and private placement warrants.

Financial Instruments Not Recorded at Fair Value on a Recurring Basis

Certain financial instruments, including debt, are not measured at fair value on a recurring basis in the balance sheets. The fair value of debt as of March 31, 2022 approximates its carrying value.

ARCHER AVIATION INC.

Notes to Consolidated Condensed Financial Statements (Unaudited)

Assets and Liabilities Recorded at Fair Value on a Non-Recurring Basis

Certain assets and liabilities are subject to measurement at fair value on a non-recurring basis if there are indicators of impairment or if they are deemed to be impaired as a result of an impairment review.

Intangible Assets, Net

Intangible assets consist solely of domain names and are recorded at cost, net of accumulated amortization, and if applicable, impairment charges. Amortization of domain names is provided over a 15-year estimated useful life on a straight-line basis or based on the pattern in which economic benefits are consumed, if reliably determinable. The Company reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has analyzed a variety of factors in light of the known impact to date of the COVID-19 pandemic on the Company’s business to determine if any circumstance could trigger an impairment loss, and, at this time and based on the information presently known, do not believe that it is more likely than not that an impairment loss has been incurred.

As of March 31, 2022 and December 31, 2021, the net carrying amounts for domain names were $0.4 million and $0.5 million recorded in the Company’s consolidated condensed balance sheets, respectively.

Net Loss Per Share

Basic net loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding. For all periods presented, the calculation of basic net loss per share excludes shares issued upon the early exercise of stock options where the vesting conditions have not been satisfied.

Because the Company reported net losses for all periods presented, diluted loss per share is the same as basic loss per share.

Contingently issuable shares, including equity awards with performance conditions, are considered outstanding common shares and included in basic net loss per share as of the date that all necessary conditions to earn the awards have been satisfied. Prior to the end of the contingency period, the number of contingently issuable shares included in diluted net loss per share is based on the number of shares, if any, that would be issuable under the terms of the arrangement at the end of the reporting period.

Because the Company reported net losses for all periods presented, all potentially dilutive common stock equivalents are antidilutive and have been excluded from the calculation of net loss per share. The diluted net loss per common share was the same for Class A and Class B common shares because they are entitled to the same liquidation and dividend rights.

The following table presents the number of antidilutive shares excluded from the calculation of diluted net loss per share:

	Three Months Ended March 31,
	2022	2021
Options to purchase common stock	8,604,636	11,899,579
Unvested restricted stock units	38,662,368	285,361
Warrants	32,268,677	10,282,292
Series Seed redeemable convertible preferred stock	—	18,193,515
Series A redeemable convertible preferred stock	—	46,267,422
Total	79,535,681	86,928,169

Comprehensive Loss

There were no differences between net loss and comprehensive loss presented in the consolidated condensed statements of operations and comprehensive loss for the three months ended March 31, 2022 and 2021.

ARCHER AVIATION INC.

Notes to Consolidated Condensed Financial Statements (Unaudited)

Recent Accounting Pronouncements

Recently Issued Accounting Pronouncements Not Yet Adopted

In August 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies the accounting for convertible instruments by removing certain separation models in ASC 470-20, Debt—Debt with Conversion and Other Options, for convertible instruments. The ASU updates the guidance on certain embedded conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, such that those features are no longer required to be separated from the host contract. The convertible debt instruments will be accounted for as a single liability measured at amortized cost. Further, the ASU made amendments to the EPS guidance in Topic 260 for convertible instruments, the most significant impact of which is requiring the use of the if-converted method for diluted EPS calculation, and no longer allowing the net share settlement method. The ASU also made revisions to Topic 815-40, which provides guidance on how an entity must determine whether a contract qualifies for a scope exception from derivative accounting. The amendments to Topic 815-40 change the scope of contracts that are recognized as assets or liabilities. The ASU is effective for public business entities, excluding smaller reporting companies, for interim and annual periods beginning after December 15, 2021, with early adoption permitted. For all other entities, the amendments are effective for interim and annual periods beginning after December 15, 2023. Adoption of the ASU can either be on a modified retrospective or full retrospective basis. The Company is currently evaluating the impact the adoption of this standard will have on its financial statements and related disclosures.

No other recently issued accounting pronouncements had or are expected to have a material impact on the Company’s financial statements.

Note 4 — Property and Equipment, Net

Property and equipment, net, consisted of the following (in millions):

	March 31, 2022	December 31, 2021
Furniture, fixtures, and equipment	$3.0	$2.8
Computer hardware	2.8	2.5
Computer software	0.5	0.5
Website design	0.5	0.5
Leasehold improvements	1.0	1.0
Construction in progress	0.1	—
Total property and equipment	7.9	7.3
Less: Accumulated depreciation	(2.0)	(1.4)
Total property and equipment, net	$5.9	$5.9

The following table presents depreciation expense included in each respective expense category in the consolidated condensed statements of operations and comprehensive loss (in millions):

	Three Months Ended March 31,
	2022	2021
Research and development	$0.4	$0.1
General and administrative	0.2	0.1
Total depreciation expense	$0.6	$0.2

ARCHER AVIATION INC.

Notes to Consolidated Condensed Financial Statements (Unaudited)

Note 5 — Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in millions):

	March 31, 2022	December 31, 2021
Accrued professional fees	$13.7	$6.9
Accrued employee costs	4.0	2.6
Accrued parts and materials	0.1	0.9
Taxes payable	0.6	0.6
Accrued capital expenditures	0.1	0.4
Accrued marketing fees	0.1	0.3
Other current liabilities	0.8	0.6
Total	$19.4	$12.3

Note 6 — Notes Payable

Long-term notes payable consisted of the following (in millions):

	March 31,	December 31,
	2022	2021
Silicon Valley Bank (“SVB”) Term Loans	$17.5	$20.0
Term Loans unamortized discount and loan issuance costs	(1.0)	(1.2)
Total debt, net of discount and loan issuance costs	16.5	18.8
Less current portion, net of discount and loan issuance costs	(9.5)	(9.5)
Total long-term notes payable, net of discount and loan issuance costs	$7.0	$9.3

SVB Loanfv

On July 9, 2021, the Company, as the borrower, entered into a Loan and Security Agreement with SVB and SVB Innovation Credit Fund VIII, L.P. (“SVB Innovation”) as the lenders, and SVB as the collateral agent. The total principal amount of the loans is $20 million (the “Term Loans”), and all obligations due under the Term Loans are collateralized by all of the Company’s right, title, and interest in and to its specified personal property in favor of the collateral agent. The Term Loans include events of default and covenant provisions, whereby accelerated repayment may result if the Company were to default. On January 1, 2022, the Company began repaying the Term Loans, which are payable in 24 equal monthly installments, including principal and interest. The interest rate on the loans is a floating rate per annum equal to the greater of (i) 8.5% and (ii) the Prime Rate plus the Prime Rate Margin (each as defined in the Loan and Security Agreement), which increases by 2% per annum upon the occurrence of an event of default. For the three months ended March 31, 2022, the Company recognized interest expense of $0.4 million.

Additionally, in conjunction with the issuance of the Term Loans, the Company issued 366,140 warrants to SVB and 366,140 warrants to SVB Innovation, totaling 732,280 warrants. The Company issued the warrants to the lenders as consideration for entering into the Term Loans, representing a loan issuance fee. Each warrant provides SVB and SVB Innovation with the right to purchase one share of the Company’s Class A common stock. The Company recorded the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized as a gain or loss in the Company’s consolidated condensed statements of operations and comprehensive loss. The initial offsetting entry to the warrant liability was a debt discount recorded to reflect the loan issuance fee. See Note 12 - Liability Classified Warrants for further details.

Upon the closing of the Business Combination, the SVB warrants became public warrants. The subsequent measurement of the SVB warrants as of March 31, 2022 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker “ACHR WS.” The quoted price of the public warrants was $0.91 as of March 31, 2022.

During the three months ended March 31, 2022, the Company recognized interest expense of $0.2 million related to the amortization of the discount and issuance costs. The unamortized balance of the discount and issuance costs was $1.0 million as of March 31, 2022.

ARCHER AVIATION INC.

Notes to Consolidated Condensed Financial Statements (Unaudited)

The future scheduled principal maturities of notes payable as of March 31, 2022 are as follows (in millions):

Remaining 2022	$7.5
2023	10.0
$17.5

Note 7 — Commitments and Contingencies

Operating Leases

The Company leases office, lab, hangar, and storage facilities under various operating lease agreements with lease periods expiring between 2022 and 2026 and generally containing periodic rent increases and various renewal and termination options.

On January 14, 2022, the Company entered into a sublease agreement with Forescout Technologies, Inc. The sublease is for approximately 96,000 rentable square feet of building space in the building located at 190 West Tasman Drive, San Jose, California. The Company intends that the premises will become its corporate headquarters. The term of the sublease commenced on February 26, 2022 and will expire on October 31, 2026, with no right to extend. The Company is also responsible for certain other costs under the sublease, such as certain build-out expenses, operating expenses, taxes, assessments, insurance, and utilities.

On March 9, 2022, the Company entered into a lease agreement with SIR Properties Trust. The lease is for approximately 68,000 rentable square feet of building space in the building located at 77 Rio Robles, San Jose, California. The Company intends that the premises will be used for lab space and a low rate initial production facility. The term of the lease commences 210 days after the landlord delivers possession of the premises to the Company, subject to certain demolition work being completed, and will expire 90 months thereafter, with an option for the Company to extend the term for one additional five-year period. Base rent payments due under the lease are expected to be approximately $15.0 million in the aggregate over the term of the lease. The Company is also responsible for certain other costs under the lease, such as certain build-out expenses, operating expenses, taxes, assessments, insurance, and utilities. However, the lease requires that the landlord shall provide the Company with an allowance that may be applied against certain of the Company’s build-out and moving expenses. As of March 31, 2022, the lease has not commenced.

The Company’s lease costs were as follows (in millions):

	Three Months Ended March 31,
	2022	2021
Operating lease cost	$1.1	$0.3

The Company’s weighted-average remaining lease term and discount rate were as follows:

	Three Months Ended March 31,
	2022	2021
Weighted-average remaining lease term (in months)	43	27
Weighted-average discount rate	11.36%	11.39%

The minimum aggregate future obligations under the Company’s non-cancelable operating leases as of March 31, 2022 were as follows (in millions):

Remaining 2022	$3.4
2023	3.8
2024	2.8
2025	2.9
2026	2.5
Total future lease payments	15.4
Less: imputed interest	(3.0)
Present value of future lease payments	$12.4

ARCHER AVIATION INC.

Notes to Consolidated Condensed Financial Statements (Unaudited)

Supplemental cash flow information and non-cash activities related to right-of-use assets and lease liabilities were as follows (in millions):

	Three Months Ended March 31,
	2022	2021
Operating cash outflows from operating leases	$0.9	$0.3
Operating lease assets obtained in exchange for new lease liabilities	9.1	0.8

Letters of Credit

On February 23, 2022, in conjunction with the sublease the Company entered into for its new corporate headquarters, the Company entered into a standby letter of credit in the amount of $1.5 million in favor of the lessor, to satisfy the security deposit or other obligations of the leased property. The standby letter of credit will be automatically reduced and renewed annually through February 1, 2026.

In addition, on March 31, 2022, in conjunction with the lease the Company entered into for its new lab space and low rate initial production facility, the Company entered into a standby letter of credit in the amount of $1.2 million in favor of the lessor, to satisfy the security deposit of the leased property. The standby letter of credit automatically renews annually through September 28, 2030.

As of March 31, 2022, the Company had standby letters of credit in the aggregate outstanding amount of $2.9 million, secured with restricted cash, to support three of the Company’s leased properties.

Litigation

During the ordinary course of the business, the Company may be subject to legal proceedings, various claims, and litigation. Such proceedings can be costly, time consuming, and unpredictable, and therefore, no assurance can be given that the final outcome of such proceedings will not materially impact financial condition or results of operations.

Wisk Litigation and Government Investigation

On April 6, 2021, Wisk Aero LLC (“Wisk”) brought a lawsuit against the Company in the United States District Court for the Northern District of California (the “District Court”) alleging misappropriation of trade secrets and patent infringement. The Company has filed certain counterclaims for defamation, tortious interference and unfair competition.

On May 19, 2021, Wisk filed a motion for preliminary injunction and expedited discovery. On June 23, 2021, the Company filed an opposition to the motion for preliminary injunction. On July 22, 2021, the District Court denied Wisk’s motion for preliminary injunction. On August 20, 2021, Wisk filed a notice of appeal of the District Court’s denial of the motion for preliminary injunction. On September 30, 2021, Wisk withdrew its notice of appeal of the District Court’s denial of the motion for preliminary injunction.

On January 19, 2022, the Company filed a motion for judgment on the pleadings to dismiss two of Wisk’s asserted patents as invalid, which the District Court granted on April 19, 2022. The District Court separately ordered Wisk to narrow its trade secret case to 10 of the 52 alleged trade secrets and its patent case to eight claims across all patents by September 1, 2022. A trial on Wisk’s claims and the Company’s counterclaims has been scheduled to begin on April 17, 2023.

On April 6, 2022, the Company brought a lawsuit against The Boeing Company (“Boeing”) in the Superior Court of California, County of Santa Clara (the “Superior Court”), asserting substantially the same claims set forth in the Company’s counterclaims against Wisk. On April 11, 2022, the Superior Court issued an order staying discovery and the responsive pleading deadline until after the case management conference set for August 2022.

ARCHER AVIATION INC.

Notes to Consolidated Condensed Financial Statements (Unaudited)

The Company continues to strongly believe Wisk’s lawsuit is without merit. The Company will continue to vigorously defend itself against Wisk’s claims and pursue the Company’s counterclaims against Wisk and its claims against Boeing. Because these proceedings are still in the early stages, the Company cannot predict their outcome or impact on the Company and its business. As such, and in consideration of the above, the Company has concluded that a potential loss amount or a potential range of loss is not probable or reasonably estimable under ASC 450, Contingencies, and therefore has not accrued any amounts related to the award of damages or settlement of this matter with Wisk. Therefore, a negative result in these proceedings could have a material adverse effect on the Company’s financial position, liquidity, operations, and cash flows.

Prior to Wisk bringing the lawsuit against the Company, on March 30, 2021, one of the Company’s employees, who is a former employee of Wisk, had a search warrant executed at his home in connection with a federal investigation. The Company placed this former Wisk employee on paid administrative leave in connection with this government investigation. In relation to the same investigation, the Company and three of its employees, who are also former Wisk employees, received grand jury subpoenas from the United States Attorney’s Office for the Northern District of California. On January 28, 2022, the U.S. Attorney’s Office informed the Company that, based on its review, it decided not to bring charges against this employee and does not intend to continue its investigation.

Note 8 — Preferred and Common Stock

Preferred Stock

As of March 31, 2022, no shares of preferred stock were outstanding, and the Company has no present plans to issue any shares of preferred stock.

Class A and Class B Common Stock

Except for voting rights and conversion rights, or as otherwise required by applicable law, the shares of the Company’s Class A common stock and Class B common stock have the same powers, preferences, and rights and rank equally, share ratable and are identical in all respects as to all matters. The rights, privileges, and preferences are as follows:

Voting

Holders of the Company’s Class A common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, and holders of Class B common stock are entitled to ten votes per share on all matters to be voted upon by the stockholders. The holders of Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of the stockholders, unless otherwise required by Delaware law or the Company’s amended and restated certificate of incorporation.

Dividends

Holders of Class A common stock and Class B common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Company’s board of directors in its discretion out of funds legally available therefor. No dividends on common stock have been declared by the Company’s board of directors through March 31, 2022, and the Company does not expect to pay dividends in the foreseeable future.

Preemptive Rights

Stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to Class A common stock and Class B common stock.

ARCHER AVIATION INC.

Notes to Consolidated Condensed Financial Statements (Unaudited)

Conversion

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will automatically convert into one share of Class A common stock upon transfer to a non-authorized holder. In addition, Class B common stock is subject to “sunset” provisions, under which all shares of Class B common stock will automatically convert into an equal number of shares of Class A common stock upon the earliest to occur of (i) the ten-year anniversary of the closing of the Business Combination, (ii) the date specified by the holders of two-thirds of the then outstanding Class B common stock, voting as a separate class, and (iii) when the number of Class B common stock represents less than 10% of the aggregate number of Class A common stock and Class B common stock then outstanding. In addition, each share of Class B common stock will automatically convert into an equal number of Class A common stock upon the earliest to occur of (a) in the case of a founder of the Company, the date that is nine months following the death or incapacity of such founder, and, in the case of any other holder, the date of the death or incapacity of such holder, (b) in the case of a founder of the Company, the date that is 12 months following the date that such founder ceases to provide services to the Company and its subsidiaries as an executive officer, employee or director of the Company, and, in the case of any other holder, immediately at the occurrence of any such event, and (c) in the case of a founder of the Company or any other holder, at least 80% (subject to customary capitalization adjustments) of the Class B common stock held by such founder or holder (on a fully as converted/as exercised basis) as of immediately following the closing of the Business Combination having been transferred (subject to exceptions for certain permitted transfers).

During the three months ended March 31, 2022, 1,757,980 shares of Class B common stock were converted into Class A common stock.

Liquidation

In the event of the Company’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of the Company’s common stock will be entitled to receive an equal amount per share of all of the Company’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of any preferred stock have been satisfied.

Note 9 — Stock-Based Compensation

2021 Plan

In August 2021, the Company adopted the 2021 Equity Incentive Plan (the “2021 Plan”), which was approved by the stockholders of the Company in September 2021 and became effective immediately upon the closing of the Business Combination. The 2021 Plan provides for the grant of incentive and non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance awards, and other awards to employees, directors, and non-employees. Initially, the aggregate number of shares of Class A common stock that may be issued under the plan will not exceed 7,453,588 shares. In addition, the number of shares of Class A common stock reserved for issuance under the 2021 Plan will automatically increase on January 1st of each year, starting on January 1, 2022 and ending on December 31, 2030, in an amount equal to the lesser of (1) 2.0% of the total number of shares of Class A common stock outstanding on December 31 of the preceding year, or (2) a lesser number of Class A common stock determined by the board of directors prior to the date of the increase. In accordance therewith, the number of shares of Class A common stock reserved for issuance under the 2021 Plan increased by 3,255,791 shares on January 1, 2022.

In connection with the adoption of the 2021 Plan, the Company ceased issuing awards under its 2019 Equity Incentive Plan (the “2019 Plan”). Following the closing of the Business Combination, the Company assumed the outstanding stock options under the 2019 Plan and converted such stock options into options to purchase the Company’s common stock. Such stock options will continue to be governed by the terms of the 2019 Plan and the stock option agreements thereunder, until such outstanding options are exercised or until they terminate or expire.

ARCHER AVIATION INC.

Notes to Consolidated Condensed Financial Statements (Unaudited)

Employee Stock Purchase Plan

In August 2021, the Company adopted the 2021 Employee Stock Purchase Plan (the “ESPP”), which became effective immediately upon the closing of the Business Combination. The ESPP permits eligible employees to purchase shares of Class A common stock at a price equal to 85% of the lower of the fair market value of Class A common stock on the first day of an offering or on the date of purchase. The maximum number of shares of Class A common stock that may be issued under the ESPP will not exceed 4,969,059 shares. Additionally, the number of shares of Class A common stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (i) 1.0% of the total number of shares of Class A common stock outstanding on December 31st of the preceding calendar year; (ii) 9,938,118 shares of Class A common stock; or (iii) such lesser number of shares of the Company as determined by the board of directors. In accordance therewith, the number of shares of Class A common stock reserved for issuance under the ESPP increased by 1,627,895 on January 1, 2022. As of March 31, 2022, there have been no purchases under the ESPP, and therefore, no shares have been issued.

Quarterly Equity Awards

Subject to the achievement of certain performance goals established by the Company from time to time, the Company’s employees are eligible to receive an annual incentive bonus that will entitle them to a quarterly grant of a number of restricted stock units (“RSUs”) determined by dividing 25% of the annual bonus target amount by the closing price of the Company’s Class A common stock on the date of grant. The RSUs will be fully vested on the date of grant. Furthermore, all the quarterly equity awards are contingent and issued only upon approval by the Company’s board of directors. During the three months ended March 31, 2022, the Company recognized stock-based compensation expense of $1.8 million related to these quarterly equity awards, which are expected to be granted in the subsequent fiscal quarter.

Stock Options

A summary of the Company’s stock option activity is as follows:

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
	Number of	Exercise	Contractual	Value
	Shares	Price	Life (Years)	(In millions)
Outstanding as of January 1, 2022	9,444,221	$0.12	8.66	$55.9
Exercised	(753,261)	0.12	2.7
Expired/forfeited	(86,324)	0.13
Outstanding as of March 31, 2022	8,604,636	0.12	8.41	40.4
Exercisable as of March 31, 2022	952,603	0.12	8.30	4.5
Vested and expected to vest as of March 31, 2022	8,604,636	0.12	8.41	40.4

The Company recognized stock-based compensation expense of $1.0 million and $0.9 million for stock options for the three months ended March 31, 2022 and 2021, respectively.

As of March 31, 2022, the total remaining stock-based compensation expense for unvested stock options was $12.7 million, which is expected to be recognized over a weighted-average period of 1.3 years.

ARCHER AVIATION INC.

Notes to Consolidated Condensed Financial Statements (Unaudited)

Restricted Stock Units

A summary of the Company’s RSU activity is as follows:

		Weighted
	Number of	Average
	Shares	Grant Price
Outstanding as of January 1, 2022	36,249,396	$6.53
Granted	1,462,209	3.06
Vested	(300,014)	5.07
Forfeited	(624,223)	7.19
Outstanding as of March 31, 2022	36,787,368	6.39

In February 2022, the Company granted 1,462,209 RSUs under the 2021 Plan. The RSUs generally vest over a three- or four-year period with a straight-line vesting and a 33% or 25% one-year cliff and remain subject to forfeiture if vesting conditions are not met. Upon vesting, RSUs are settled in Class A common stock on a one-for-one basis. The shares of Class A common stock underlying RSU grants are not issued and outstanding until the applicable vesting date.

Immediately prior to closing of the Business Combination, each of the Company’s founders was granted 20,009,224 RSUs under the 2019 Plan pursuant to the terms and conditions of the Business Combination Agreement (the “Founder Grants”). Considering each of the founder’s existing equity ownership and assuming the Founder Grants fully vest, it would result in each of the founders owning approximately 18% of all outstanding shares of the Total Outstanding Capitalization of the Company (as defined in the Business Combination Agreement). One-quarter of each Founder Grant vests upon the achievement of the earlier to occur of (i) a price-based milestone or (ii) a performance-based milestone, with a different set of such price and performance-based milestones applying to each quarter of each Founder Grant and so long as the achievement occurs within seven years following the closing of the Business Combination.

The Company accounts for the Founder Grants as four separate tranches, with each tranche consisting of two award grants, a performance award grant and market award grant. Each tranche vests when either the market condition or performance condition is satisfied (only one condition is satisfied). The Company determined the fair value of the performance award by utilizing the trading price on the Closing Date. When the applicable performance milestone is deemed probable of being achieved, the Company will recognize compensation expense for the portion earned to date over the requisite period. For the market award, the Company determined both the fair value and derived service period using a Monte Carlo simulation model on the Closing Date. The Company will recognize compensation expense for the market award on a straight-line basis over the derived service period. If the applicable performance condition is not probable of being achieved, compensation cost for the value of the award incorporating the market condition is recognized, so long as the requisite service is provided. If the performance milestone becomes probable of being achieved, the full fair value of the award will be recognized, and any remaining expense for the market award will be canceled.

One-quarter of each Founder Grant, totaling 5,002,306 shares each of Class B common stock, vested immediately prior to the Closing Date pursuant to the terms and conditions of the Business Combination Agreement. During the three months ended March 31, 2022, the Company recorded $16.0 million of expense for the amortized portion of the market award for the remaining three tranches in general and administrative expenses in the consolidated condensed statements of operations and comprehensive loss.

For the three months ended March 31, 2022 and 2021, the Company recorded $5.7 million and less than $0.1 million of stock-based compensation expense, respectively, related to RSU awards.

As of March 31, 2022, the total remaining stock-based compensation expense for unvested RSUs was $300.1 million, which is expected to be recognized over a weighted-average period of 2.3 years.

The Company records stock-based compensation expense for stock-based compensation awards based on the fair value on the date of grant. The stock-based compensation expense is recognized ratably over the course of the requisite service period.

The Company has elected to account for forfeitures as they occur and will record stock-based compensation expense assuming all stockholders will complete the requisite service period. If an employee forfeits an award because they fail to complete the requisite

ARCHER AVIATION INC.

Notes to Consolidated Condensed Financial Statements (Unaudited)

service period, the Company will reverse stock-based compensation expense previously recognized in the period the award is forfeited.

The following table presents stock-based compensation expense included in each respective expense category in the statements of operations and comprehensive loss (in millions):

	Three Months Ended March 31,
	2022	2021
Research and development	$5.4	$0.7
General and administrative	19.1	0.2
Total stock-based compensation expense	$24.5	$0.9

Warrants

A summary of the Company’s warrant activity is as follows:

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
	Number of	Exercise	Contractual	Value
	Shares	Price	Life (Years)	(In millions)
Outstanding as of January 1, 2022	8,644,932	$0.01	8.87	$52.1
Issued	—	—
Exercised	—	—	—
Outstanding as of March 31, 2022	8,644,932	0.01	8.87	52.1
Vested and exercisable as of March 31, 2022	1,775,202	$0.01	3.82	$8.5

United Airlines

On January 29, 2021, the Company entered into a Purchase Agreement (the “Purchase Agreement”), Collaboration Agreement (the “United Collaboration Agreement”), and Warrant Agreement with United Airlines, Inc. (“United”). Under the terms of the Purchase Agreement, United has a conditional purchase order for up to 200 of the Company’s aircraft, with an option to purchase an additional 100 aircraft. Those purchases are conditioned upon the Company meeting certain conditions that include, but are not limited to, the certification of the Company’s aircraft by the FAA and further negotiation and reaching of mutual agreement on certain material terms related to the purchases. The Company issued 14,741,764 warrants to United to purchase shares of the Company’s Class A common stock. Each warrant provides United with the right to purchase one share of the Company’s Class A common stock at an exercise price of $0.01 per share. The warrants vest in four equal installments in accordance with the following milestones: the execution of the Purchase Agreement and the United Collaboration Agreement, the completion of the Business Combination, the certification of the aircraft by the FAA, and the initial sale of aircraft to United.

The Company accounts for the Purchase Agreement and the United Collaboration Agreement under ASC 606, Revenue from Contracts with Customers. The Company identified the sale of each aircraft ordered by United as a separate performance obligation in the contract. As the performance obligations have not been satisfied, the Company has not recognized any revenue as of March 31, 2022.

With respect to the four warrant vesting milestones outlined above, the Company accounts for them as consideration payable to a customer under ASC 606 related to the future purchase of aircraft by United. Pursuant to ASC 718, Compensation — Stock Compensation, the Company measured the grant date fair value of the warrants to be recognized upon the achievement of each of the four milestones and the vesting of the related warrants. The Company determined that the warrants will be classified as equity awards based on the criteria of ASC 480, Distinguishing Liabilities from Equity and ASC 718. For the first milestone, issuance of the warrants in conjunction with the execution of the Purchase Agreement and the United Collaboration Agreement, the Company recorded the grant date fair value of the respective warrant tranche at the vesting date upon satisfaction of the milestone, and the related costs were recorded in other warrant expense due to the absence of historical or probable future revenue. For the second milestone, the completion of the Business Combination transaction, the related costs were also recorded in other warrant expense due to the absence of historical or probable future revenue. For the third milestone, the certification of the aircraft by the FAA, the Company will assess

ARCHER AVIATION INC.

Notes to Consolidated Condensed Financial Statements (Unaudited)

whether it is probable that the award will vest at the end of every reporting period. If and when the award is deemed probable of vesting, the Company will begin capitalizing the grant date fair value of the associated warrants as an asset through the vesting date and subsequently amortize the asset as a reduction to revenue as it sells the new aircraft to United. For the fourth milestone, the sale of aircraft to United, the Company will record the cost associated with the vesting of each portion of warrants within this milestone as a reduction of the transaction price as revenue is recognized for each sale of the aircraft. During the three months ended March 31, 2022, no other warrant expense was recognized. During the three months ended March 31, 2021, the Company recorded $78.2 million in other warrant expense in the consolidated condensed statements of operations and comprehensive loss related to the achievement of the first milestone. A total of 8,845,058 warrants vested from achievement of the first two milestones and were exercised during the fiscal year ended December 31, 2021.

FCA US LLC

On November 6, 2020, the Company entered into a Collaboration Agreement with FCA US LLC (“FCA”) (the “FCA Collaboration Agreement”), in which both parties agreed to work together to complete a series of fixed duration collaboration projects related to the Company’s ongoing efforts to design, develop, and bring up production capabilities for its aircraft. The Company issued a warrant to FCA on November 6, 2020, in which FCA has the right to purchase up to 1,671,202 shares of the Company’s Class A common stock at an exercise price of $0.01 per share (subject to appropriate adjustment in the event of a stock dividend, stock split, combination, or other similar recapitalization). Shares under the warrant vest based on the completion of specific aircraft development milestones identified under the FCA Collaboration Agreement, which are expected to be achieved on a rolling basis through December 2022.

As the Company is currently in pre-revenue stage and is not generating any revenue from the FCA Collaboration Agreement, all costs incurred with third parties are recorded based on the nature of the cost incurred. The Company accounts for the warrant in accordance with the provisions of ASC 718. The Company will assess whether it is probable that the award will vest for each of the seven milestones at the end of every reporting period. If and when the award is deemed probable of vesting, the Company will recognize compensation expense for the portion of the grant determined probable of vesting on a straight-line basis over the duration of each milestone. If services had been provided by FCA prior to management determining the milestone is probable of being achieved, a cumulative catch-up adjustment will be recorded for services performed in prior periods. Costs incurred under the FCA Collaboration Agreement and warrant are associated with the design, development, and bring up of production for the Company’s aircraft. During the three months ended March 31, 2022 and 2021, the Company recorded less than $0.1 million of R&D expense in each period in the consolidated condensed statements of operations and comprehensive loss related to the completion of certain milestones. As of March 31, 2022, a total of five milestones have been completed, amounting to 1,236,690 shares that have vested.

FCA Italy S.p.A.

On July 19, 2021, the Company entered into a Manufacturing Consulting Agreement with an affiliate of FCA, FCA Italy S.p.A. (“FCA Italy”) (the “Manufacturing Consulting Agreement”), in which both parties agreed to work together to complete a series of fixed duration projects to develop manufacturing and production processes in connection with the Company’s ongoing efforts to bring up production capabilities for its aircraft. In conjunction with the Manufacturing Consulting Agreement, the Company issued a warrant to FCA Italy, in which FCA Italy has the right to purchase up to 1,077,024 shares of the Company’s Class A common stock at an exercise price of $0.01 per share. The shares underlying the warrant vest in two equal installments in accordance with two time-based milestones.

The Company accounts for the warrant in accordance with ASC 718. The Company recognized compensation cost for half of the shares that were fully vested upon execution of the Manufacturing Consulting Agreement. The Company will recognize compensation cost for the remaining half of the warrant as the related services are received from FCA Italy on a straight-line basis over the service period of 12 months. During the three months ended March 31, 2022, the Company recorded $1.2 million of R&D expense in the consolidated condensed statements of operations and comprehensive loss related to services received during the period for the second milestone.

Note 10 — Income Taxes

The Company recognized zero and less than $0.1 million of income tax expense for the three months ended March 31, 2022 and 2021, respectively, resulting in an effective tax rate of 0%. The effective tax rate is different from the federal statutory tax rate primarily due to a full valuation allowance against deferred tax assets.

ARCHER AVIATION INC.

Notes to Consolidated Condensed Financial Statements (Unaudited)

In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Based upon the analysis of federal and state deferred tax balances, future tax projections, and the Company’s lack of taxable income in the carryback period, the Company recorded a full valuation allowance against the federal and state deferred tax assets as of March 31, 2022 and 2021.

Note 11 — 401(k) Savings Plan

The Company maintains a 401(k) savings plan for the benefit of its employees. The Company makes matching contributions equal to 50% of each employee contribution, subject to the maximum amount established by the Internal Revenue Service. All current employees are eligible to participate in the 401(k) savings plan. The Company’s matching contributions were approximately $0.5 million and $0.1 million for the three months ended March 31, 2022 and 2021, respectively.

Note 12 — Liability Classified Warrants

As of March 31, 2022, there were 17,398,947 public warrants outstanding. Public warrants may only be exercised for a whole number of shares. No fractional shares are issued upon exercise of the public warrants. The public warrants became exercisable on October 30, 2021, 12 months after the closing of the initial public offering of Atlas. The public warrants will expire five years from the consummation of the Business Combination or earlier upon redemption or liquidation.

Once the public warrants become exercisable, the Company may redeem the public warrants for redemption:

●	in whole and not in part;
●	at a price of $0.01 per public warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Each public warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share. The exercise price and number of Class A common stock issuable upon exercise of the public warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. The public warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the public warrants.

As of March 31, 2022, there were 8,000,000 private placement warrants outstanding. The private placement warrants are identical to the public warrants underlying the shares sold in the initial public offering of Atlas, except that the private placement warrants and the shares of Class A common stock issuable upon the exercise of the private placement warrants became transferable, assignable, and salable on October 16, 2021, 30 days after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the private placement warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

ARCHER AVIATION INC.

Notes to Consolidated Condensed Financial Statements (Unaudited)

Note 13 — Subsequent Events

On April 18, 2022, the Company announced a leadership transition to a sole CEO, which it believes will help simplify its operating structure, and appointed Adam Goldstein to that role. Brett Adcock’s service as the Company’s Co-CEO ended effective April 13, 2022 (the “Separation Date”). Mr. Adcock and the Company have entered into a separation agreement (the “Separation Agreement”), dated April 28, 2022, pursuant to which Mr. Adcock agreed to a customary general release and waiver of claims, a covenant not to sue the Company, and a twelve month lock-up period related to the transfer of any capital stock (or securities convertible into capital stock) of the Company, subject to a limited exception to (i) sell a limited portion of his holdings in each of the third and fourth quarters of 2022 and the first quarter of 2023 and (ii) transfer shares in connection with the payment of taxes associated with the settlement of shares underlying the Founder Grant (as defined in Note 9 - Stock-Based Compensation). The Separation Agreement entitles Mr. Adcock to receive certain severance benefits after the Separation Date, including but not limited to: (i) salary continuation payments based on his current salary of $600,000 for a period of twenty-four months, less standard payroll deductions and tax withholdings; (ii) an additional cash bonus severance payment equal to $600,000, which equals two times the amount of Mr. Adcock’s target annual bonus for 2022; (iii) a cash severance payment with respect to COBRA premiums equal to $64,602.48; (iv) twenty-four months of accelerated vesting of Mr. Adcock’s unvested shares subject to time-based equity awards (excluding the Founder Grant); (v) eligibility for continued vesting upon the achievement of certain milestones of the Founder Grant that will remain outstanding for fifteen months following the Separation Date; and (vi) an additional payment equal to $1,500,000.

On May 9, 2022, the Board of Directors of the Company received a letter from Mr. Adcock resigning as a director of the Company, effective immediately.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Archer Aviation Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Archer Aviation Inc. (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, of redeemable convertible preferred stock and stockholders’ equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Irvine, California

March 14, 2022

We have served as the Company’s auditor since 2020.

ARCHER AVIATION INC.

Consolidated Balance Sheets

(In millions, except share and per share data)

	As of December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$746.9	$36.6
Prepaid expenses	7.6	0.8
Other current assets	0.3	—
Total current assets	754.8	37.4
Property and equipment, net	5.9	1.6
Intangible assets, net	0.5	0.5
Right-of-use assets	4.5	2.3
Other long-term assets	2.7	—
Total assets	$768.4	$41.8
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3.4	$2.1
Current portion of lease liabilities	3.1	0.8
Current portion of notes payable	9.5	0.6
Accrued expenses and other current liabilities	12.3	0.3
Total current liabilities	28.3	3.8
Notes payable, net of current portion	9.3	0.3
Lease liabilities, net of current portion	1.2	1.5
Warrant liabilities	30.3	—
Other long-term liabilities	0.4	0.3
Total liabilities	69.5	5.9
Commitments and contingencies (Note 9)
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding as of December 31, 2021 and 2020	—	—
Class A common stock, $0.0001 par value; 700,000,000 shares authorized; 162,789,591 and 49,828,517 shares issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Class B common stock, $0.0001 par value; 300,000,000 shares authorized; 74,937,945 and 66,714,287 shares issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Additional paid-in capital	1,072.5	61.7
Accumulated deficit	(373.6)	(25.8)
Total stockholders’ equity	698.9	35.9
Total liabilities and stockholders’ equity	$768.4	$41.8

See accompanying notes to consolidated financial statements.

ARCHER AVIATION INC.

Consolidated Statements of Operations and Comprehensive Loss

(In millions, except share and per share data)

	Year Ended December 31,
	2021	2020
Operating expenses
Research and development	$64.3	$21.1
General and administrative	176.7	3.5
Other warrant expense	117.3	—
Total operating expenses	358.3	24.6
Loss from operations	(358.3)	(24.6)
Gain on forgiveness of PPP loan	0.9	—
Other income	10.6	—
Interest expense	(1.0)	(0.2)
Loss before income taxes	(347.8)	(24.8)
Net loss and comprehensive loss	$(347.8)	$(24.8)

Net loss per share, basic and diluted	$(3.14)	$(0.49)
Weighted-average shares outstanding, basic and diluted	110,836,238	50,164,360

See accompanying notes to consolidated financial statements.

ARCHER AVIATION INC.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity

(In millions, except share data)

	Redeemable Convertible Preferred Stock						Common Stock				Additional
	Series Seed		Series A		Common Stock		Class A		Class B		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance as of December 31, 2020	—	$—	—	$—	—	$—	49,828,517	$—	66,714,287	$—	$61.7	$(25.8)	$35.9
Conversion of Class B to Class A common stock	—	—	—	—	—	—	5,337,446	—	(5,337,446)	—	—	—	—
Issuance of restricted stock and restricted stock expense	—	—	—	—	—	—	20,833	—	10,004,612	—	118.1	—	118.1
Exercise of stock options	—	—	—	—	—	—	859,544	—	3,556,492	—	0.5	—	0.5
Issuance of warrants and warrant expense	—	—	—	—	—	—	—	—	—	—	124.3	—	124.3
Exercise of warrants	—	—	—	—	—	—	8,845,058	—	—	—	0.1	—	0.1
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	5.5	—	5.5
Issuance of Class A common stock pursuant to the Business Combination Agreement	—	—	—	—	—	—	36,385,693	—	—	—	162.3	—	162.3
PIPE financing	—	—	—	—	—	—	61,512,500	—	—	—	600.0	—	600.0
Net loss	—	—	—	—	—	—	—	—	—	—	—	(347.8)	(347.8)
Balance as of December 31, 2021	—	$—	—	$—	—	$—	162,789,591	$—	74,937,945	$—	$1,072.5	$(373.6)	$698.9

	Redeemable Convertible Preferred Stock						Common Stock				Additional
	Series Seed		Series A		Common Stock		Class A		Class B		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance as of December 31, 2019 (as previously reported)	18,193,515	$5.9	—	$—	50,000,000	$—	—	$—	—	$—	$—	$(1.0)	$(1.0)
Retroactive application of recapitalization	(18,193,515)	(5.9)	—	—	(50,000,000)	—	15,250,985	—	53,390,228	—	5.9	—	5.9
Balance as of December 31, 2019 (as adjusted)	—	—	—	—	—	—	15,250,985	—	53,390,228	—	5.9	(1.0)	4.9
Issuance of restricted stock	—	—	—	—	—	—	1,141,444	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	188,984	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	0.2	—	0.2
Issuance of preferred stock	—	—	—	—	—	—	30,596,077	—	11,551,213	—	50.3	—	50.3
Conversion of notes and accrued interest to preferred stock	—	—	—	—	—	—	2,651,027	—	1,772,846	—	5.3	—	5.3
Net loss	—	—	—	—	—	—	—	—	—	—	—	(24.8)	(24.8)
Balance as of December 30, 2020	—	$—	—	$—	—	$—	49,828,517	$—	66,714,287	$—	$61.7	$(25.8)	$35.9

See accompanying notes to consolidated financial statements.

ARCHER AVIATION INC.

Consolidated Statements of Cash Flows

(In millions)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(347.8)	$(24.8)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1.3	0.2
Debt discount amortization	0.2	—
Stock-based compensation	123.6	0.2
Change in fair value of warrant liabilities	(10.4)	—
Non-cash interest	—	0.3
Non-cash lease expense	1.7	—
Research and development warrant expense	7.0	—
Other warrant expense	117.3	—
Gain on forgiveness of PPP loan	(0.9)	—
Changes in operating assets and liabilities:
Prepaid expenses	(6.8)	(0.8)
Other current assets	(0.3)	—
Other long-term assets	(2.7)	—
Accounts payable	(0.8)	1.6
Accrued expenses and other current liabilities	12.1	0.2
Operating lease liabilities	(1.9)	—
Other long-term liabilities	—	0.3
Net cash used in operating activities	(108.4)	(22.8)
Cash flows from investing activities
Purchase of property and equipment	(3.5)	(1.4)
Purchase of domain names	—	(0.5)
Net cash used in investing activities	(3.5)	(1.9)
Cash flows from financing activities
Proceeds from issuance of debt	20.0	0.9
Proceeds from PIPE financing	600.0	—
Recapitalization transaction	257.6	—
Recapitalization transaction costs	(55.8)	—
Proceeds from exercise of stock options	0.5	—
Proceeds from exercise of stock warrants	0.1	—
Proceeds from issuance of preferred stock, net	—	50.3
Payment of debt issuance costs	(0.2)	—
Net cash provided by financing activities	822.2	51.2
Net increase in cash and cash equivalents	710.3	26.5
Cash and cash equivalents, beginning of period	36.6	10.1
Cash and cash equivalents, end of period	$746.9	$36.6

Supplemental Cash Flow Information:
Cash paid for interest	$0.7	$—
Non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable	2.1	0.3
Promissory notes and interest settled with preferred shares	—	5.3
Allocation of debt proceeds to stock warrants	1.2	—
Conversion of convertible preferred stock to common stock in connection with the reverse recapitalization	61.5	—
PIPE financing issuance costs settled with the issuance of Class A common stock	7.0	—
Recapitalization transaction costs settled with the issuance of Class A common stock	8.1	—

See accompanying notes to consolidated financial statements.

ARCHER AVIATION INC.

Notes to Consolidated Financial Statements

Note 1 — Organization and Nature of Business

Organization and Nature of Business

Archer Aviation Inc. (the “Company” “we,” “us” or “our”), a Delaware corporation, with our headquarters located in Palo Alto, California, is an aerospace company. The Company is a former blank check company incorporated on August 26, 2020 under the name Atlas Crest Investment Corp. (“Atlas”) as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Our mission is to advance the benefits of sustainable air mobility. Our goal is to move people throughout the world’s cities in a quick, safe, sustainable, and cost-effective manner. To accomplish this goal, we are designing and developing an electric vertical takeoff and landing (“eVTOL”) aircraft for use in future urban air mobility (“UAM”) networks.

Our Planned Lines of Business

Upon receipt of all necessary Federal Aviation Administration (“FAA”) certifications and any other government approvals necessary for us to manufacture and operate our aircraft, we intend to operate two complementary lines of business. Our core focus is direct-to-consumer (“Archer UAM”) with our secondary focus being business-to-business (“Archer Direct”).

Archer UAM

We plan to operate our own UAM ecosystem initially in select major U.S. cities, such as Los Angeles and Miami. Our UAM ecosystem will operate using our eVTOL aircraft which is currently in development.

Archer Direct

We also plan to selectively sell a certain amount of our eVTOL aircraft to third parties.

Business Combination

On September 16, 2021 (the “Closing Date”), Archer Aviation, Inc., a Delaware corporation (prior to the closing of the Business Combination (as defined below), “Legacy Archer”), Atlas, and Artemis Acquisition Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Atlas (“Merger Sub”), consummated the closing of the transactions contemplated by the Business Combination Agreement, dated February 10, 2021, as amended and restated on July 29, 2021, by and among Atlas, Legacy Archer and Merger Sub (the “Business Combination Agreement”), following approval at a special meeting of the stockholders of Atlas held on September 14, 2021 (the “Special Meeting”). Unless otherwise specified or unless the context otherwise requires, references in these notes to Legacy Archer refer to Archer prior to the Business Combination and references in these notes to “New Archer” refer to Archer following the Business Combination.

Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy Archer and Atlas was effected by the merger of Merger Sub with and into Legacy Archer, with Legacy Archer surviving the merger (the “Surviving Entity”) as a wholly-owned subsidiary of Atlas (the “Merger,” and, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). Following the consummation of the Merger on the Closing Date, the Surviving Entity changed its name from Archer Aviation, Inc. to Archer Aviation Operating Corp., and Atlas changed its name from Atlas Crest Investment Corp. to Archer Aviation Inc. and it became the successor registrant with the U.S. Securities and Exchange Commission (the “SEC”). Prior to the closing of the Business Combination, the Class A common stock and public warrants of Atlas were listed on the New York Stock Exchange (“NYSE”) under the symbols “ACIC” and “ACIC WS,” respectively. New Archer Class A common stock and public warrants are currently listed on the NYSE under the symbols “ACHR” and “ACHR WS,” respectively.

Additionally, certain investors had agreed to subscribe for and purchase an aggregate of up to $600.0 million of Class A common stock of the combined company (“PIPE Financing”). The PIPE Financing was consummated substantially concurrent with the closing of the Merger.

ARCHER AVIATION INC.

Notes to Consolidated Financial Statements

The Business Combination generated gross cash proceeds of $857.6 million, including $600.0 million proceeds from the PIPE Financing. Total direct and incremental transaction costs aggregated $81.8 million, of which $10.9 million were expensed as part of the Business Combination, $55.8 million were recorded to additional paid-in-capital (“APIC”) as equity issuance costs, and the remaining $15.1 million was settled through the issuance of shares of New Archer Class A common stock.

While the legal acquirer in the Business Combination Agreement was Atlas, for financial accounting and reporting purposes under accounting principles generally accepted in the United States of America (“U.S. GAAP”), Legacy Archer is the accounting acquirer, and the Business Combination is accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Legacy Archer in many respects. Under this method of accounting, Atlas is treated as the “acquired” company for financial reporting purposes. For accounting purposes, Legacy Archer is deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Legacy Archer (i.e., a capital transaction involving the issuance of stock by Atlas for the stock of New Archer). Refer to Note 4 for additional information.

The financial statements included in this report reflect (i) the historical operating results of Legacy Archer prior to the Business Combination; (ii) the combined results of Atlas and Legacy Archer following the closing of the Business Combination; (iii) the assets and liabilities of Legacy Archer at their historical cost; and (iv) the Company’s equity structure for all periods presented.

COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic. The rapid spread of COVID-19 caused volatility and disruption in financial markets and prompted governments and businesses to take unprecedented measures such as travel restrictions, quarantines, shelter-in-place orders, and business shutdowns. The impact of the COVID-19 pandemic continues to evolve due to, among other reasons, the emergence of additional variants or strains of COVID-19. As such, the full magnitude of the pandemic’s effect on our financial condition, liquidity, and future results of operations is uncertain. Management continues to actively monitor our financial condition, liquidity, operations, suppliers, industry, and workforce, but currently does not anticipate any material impairments as a result of COVID-19 and will continue to evaluate the impact of COVID-19 on an ongoing basis. See Part I, Item 1A, “Risk Factors” in this Annual Report for more information.

Note 2 — Liquidity and Going Concern

Since our formation, we have devoted substantial effort and capital resources to the design and development of our planned eVTOL aircraft and UAM network. Funding of these activities has primarily been through the net proceeds received from the issuance of related and third-party debt (Note 7 and Note 8), and the sale of preferred and common stock to related and third parties (Note 10). Through December 31, 2021, we have incurred cumulative losses from operations, negative cash flows from operating activities, and have an accumulated deficit of $373.6 million. Following the closing of the Business Combination on the Closing Date, we received net cash proceeds of $801.8 million. Additionally, we had cash and cash equivalents of $746.9 million as of December 31, 2021, which management believes will be sufficient to fund our current operating plan for at least the next 12 months from the date these consolidated financial statements were issued.

There can be no assurance that we will be successful in achieving our business plans, that our current capital will be sufficient to support our ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If events or circumstances occur such that we do not meet our business plans, we may be required to raise additional capital, alter, or scale back our aircraft design, development and certification programs, as well as our manufacturing capabilities, or be unable to fund capital expenditures. Any such events would have a material adverse effect on our financial position, results of operations, cash flows, and ability to achieve our intended business plans.

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP and include the accounts of the Company.

ARCHER AVIATION INC.

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.

On an ongoing basis, management evaluates its estimates, including those related to the: (i) realization of deferred tax assets and estimates of tax liabilities, (ii) valuation of common stock, (iii) fair value of debt, (iv) fair value of share-based payments, (v) valuation of leased assets and liabilities, and (vi) estimated useful lives of long-lived assets. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Such estimates often require the selection of appropriate valuation methodologies and models and may involve significant judgment in evaluating ranges of assumptions and financial inputs. Actual results may differ from those estimates under different assumptions, financial inputs, or circumstances. Given the global economic climate and unpredictable nature and unknown duration of the COVID-19 pandemic, estimates are subject to additional volatility.

Retroactive Application of Reverse Recapitalization

As discussed in Note 4, Reverse Recapitalization and Related Transactions, the Business Combination is accounted for as a reverse recapitalization of equity structure. Pursuant to U.S. GAAP, we recast our consolidated statements of redeemable convertible preferred stock and stockholders’ equity from December 31, 2019 to the Closing Date, the total stockholders’ equity within our consolidated balance sheet as of December 31, 2020 and the weighted-average outstanding shares, basic and diluted for the year ended December 31, 2020 by applying the recapitalization retroactively.

In addition, we recast the stock class and issued and outstanding number of stock, exercise prices of options, and warrants for each balance sheet period presented in these consolidated financial statements and the accompanying notes.

Retroactive Application of Reverse Recapitalization to the Consolidated Statements of Stockholders’ Equity

Pursuant to the terms of the Business Combination Agreement, as part of the closing, all of the issued series seed redeemable convertible preferred stock and series A redeemable convertible preferred stock of Legacy Archer were automatically converted into Legacy Archer common stock at a 1:1 ratio, which were converted again, along with all other issued and outstanding common stock of Legacy Archer, into 124,735,762 shares of New Archer Class A and Class B common stock at an exchange ratio of 1.00656519 (“Exchange Ratio”). Additionally, each of Legacy Archer options, restricted stock units (“RSUs”), and warrants that were outstanding immediately prior to the closing of the Business Combination remained outstanding and converted into options, RSUs, and warrants for New Archer Class A and Class B common stock equal to the number of Legacy Archer common stock, subject to such options, RSUs, or warrants, multiplied by the Exchange Ratio at an exercise price per share equal to the current exercise price per share for such option or warrant divided by the Exchange Ratio, with the aggregate number of shares of New Archer Class A and B common stock issuable upon exercise of such options, RSUs, and warrants to be 60,260,483.

Retroactive Application of Reverse Recapitalization to the Consolidated Statements of Operations and Comprehensive Loss

Furthermore, based on the retroactive application of the reverse recapitalization to our consolidated statements of redeemable convertible preferred stock and stockholders’ equity, we recalculated the weighted-average shares for the year ended December 31, 2020. The basic and diluted weighted-average Legacy Archer common stock were retroactively converted to New Archer Class A and B common stock using the Exchange Ratio to conform to the recast in the consolidated statements of redeemable convertible preferred stock and stockholders’ equity.

Retroactive Application of Reverse Recapitalization to the Consolidated Balance Sheets

Finally, to conform to the retroactive application of recapitalization to our statements of redeemable convertible preferred stock and stockholders’ equity, the Company reclassified the $5.9 million of Legacy Archer series seed redeemable convertible preferred stock and the $55.6 million of Legacy Archer series A redeemable convertible preferred stock to APIC, less amounts attributable to the par value of the common stock as adjusted, as of December 31, 2020.

ARCHER AVIATION INC.

Notes to Consolidated Financial Statements

Cash and Cash Equivalents

Cash consists of cash on deposit with financial institutions. Cash equivalents consist of short-term, highly liquid financial instruments that are readily convertible to cash and have maturities of three months or less from the date of purchase. Cash and cash equivalent balances were $746.9 million and $36.6 million as of December 31, 2021 and 2020, respectively, of which money market funds were $0.3 million and $34.4 million as of December 31, 2021 and 2020, respectively. Money market funds, which are considered cash equivalents, are recorded at fair value and classified as Level 1 within the fair value hierarchy.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, and deposits. The Company’s cash and cash equivalents are held at major financial institutions located in the United States of America. At times, cash account balances with any one financial institution may exceed Federal Deposit Insurance Corporation insurance limits ($250 thousand per depositor per institution). Management believes the financial institutions that hold the Company’s cash and cash equivalents are financially sound, and accordingly, minimal credit risk exists with respect to cash and cash equivalents.

Fair Value Measurements

We apply the provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurement, which defines a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurements. The provisions of ASC 820 relate to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring and nonrecurring basis. The standard clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the standard establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
Level 2	Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
Level 3

Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The carrying amounts of our cash, accounts payable, accrued compensation, and accrued liabilities approximate fair value due to the short-term nature of these instruments. The following table presents information about our assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and 2020 and indicates the fair value hierarchy of the valuation inputs we utilized to determine such fair value:

		As of December 31,
Description	Level	2021	2020

		(In millions)
Assets:
Money Market Funds	1	$0.3	$34.4

Liabilities:
Warrant Liability – Public Warrants	1	$20.2	$—
Warrant Liability – Private Placement Warrants	3	10.1	—

ARCHER AVIATION INC.

Notes to Consolidated Financial Statements

Public Warrants

The measurement of the public warrants as of December 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker ACHR WS. The quoted price of the public warrants was $1.16 per warrant as of December 31, 2021.

Private Placement Warrants

We utilize a Monte Carlo simulation model for the private placement warrants at each reporting period, with changes in fair value recognized in the statement of operations and comprehensive loss. The estimated fair value of the private placement warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model and Monte Carlo simulation model are assumptions related to expected share-price volatility, expected life, risk-free interest rate, and dividend yield.

The key inputs into the Monte Carlo simulation model for the private placement warrants are as follows:

December 31,
Input	2021
Stock price	$6.04
Strike price	$11.50
Dividend yield	0.00%
Term (in years)	4.71
Volatility	45.3%
Risk-free rate	1.22%

The following table presents the change in fair value of our Level 3 private placement warrants during the years ended December 31, 2021 and 2020:

Balance as of December 31, 2020	$—
Addition of private placement warrants	13.0
Change in fair value	(2.9)
Balance as of December 31, 2021	$10.1

We recognized a gain in connection with changes in the fair value of warrant liabilities of $10.4 million within other income in the statement of operations and comprehensive loss during the year ended December 31, 2021. Refer to Note 14 for additional information about the public and private placement warrants.

Financial Instruments Not Recorded at Fair Value on a Recurring Basis

Certain financial instruments, including debt, are not measured at fair value on a recurring basis in the balance sheets. The fair value of debt as of December 31, 2021 approximates its carrying value.

Assets and Liabilities Recorded at Fair Value on a Non-Recurring Basis

Certain assets and liabilities are subject to measurement at fair value on a non-recurring basis if there are indicators of impairment or if they are deemed to be impaired as a result of an impairment review.

Intangible Assets, Net

Intangible assets consist solely of domain names and are recorded at cost, net of accumulated amortization, and if applicable, impairment charges. Amortization of domain names is provided over a 15-year estimated useful life on a straight-line basis or based on the pattern in which economic benefits are consumed, if reliably determinable. We review intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We have analyzed a variety of factors in light of the known impact to date of the COVID-19 pandemic on our business to determine if any circumstance

ARCHER AVIATION INC.

Notes to Consolidated Financial Statements

could trigger an impairment loss, and, at this time and based on the information presently known, do not believe that it is more likely than not that an impairment loss has been incurred.

As of December 31, 2021 and 2020, the gross carrying amount for domain names was $0.5 million with $36 thousand and $3 thousand recorded in accumulated amortization on our balance sheets in each period, respectively. During the years ended December 31, 2021 and 2020, we recognized amortization expense of $33 thousand and $3 thousand, respectively, included within general and administrative expenses in the statements of operations and comprehensive loss.

Property and Equipment, Net

Property and equipment are stated at historical cost less accumulated depreciation. Expenditures for major renewals and betterments are capitalized, while minor replacements, maintenance, and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation is removed from the accounts, and any difference between the selling price and net carrying amount is recorded as a gain or loss in the statements of operations and comprehensive loss.

Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Useful Life
(In years)
Furniture, fixtures, and equipment	5
Computer hardware	3
Computer software	3
Website design	2
Leasehold improvements	Shorter of lease term or the asset standard life

Impairment of Long-Lived Assets

We review our long-lived assets, consisting primarily of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Such triggering events or changes in circumstances may include: a significant decrease in the market price of a long-lived asset, a significant adverse change in the extent or manner in which a long-lived asset is being or intended to be used, a significant adverse change in legal factors or in the business climate, the impact of competition or other factors that could affect the value of a long-lived asset, a significant adverse deterioration in the amount of revenue or cash flows expected to be generated from an asset group, an accumulation of costs significantly in excess of the amount originally expected for the acquisition or development of a long-lived asset, current or future operating or cash flow losses that demonstrate continuing losses associated with the use of a long-lived asset, or a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. We perform impairment testing at the asset group level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets including any cash flows upon their eventual disposition to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. We determined there was no impairment of long-lived assets during all periods presented.

Operating Expenses

Research and Development

Research and development (“R&D”) costs are expensed as incurred and are primarily comprised of personnel-related costs including salaries, bonuses, benefits, and stock-based compensation for employees focused on R&D activities, costs associated with

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Notes to Consolidated Financial Statements

building prototype aircraft, other related costs, depreciation, and an allocation of general overhead. R&D efforts focus on the design and development of our eVTOL aircraft, including certain of the systems that are used in it.

General and Administrative

General and administrative expenses are primarily comprised of personnel-related costs including salaries, bonuses, benefits, and stock-based compensation for employees associated with our administrative services such as finance, legal, human resources, and information technology, other related costs, depreciation, and an allocation of general overhead. General and administrative expenses include $118.1 million of expense related to the vesting of a certain portion of the restricted stock units granted to our founders pursuant to the terms and conditions of the Business Combination Agreement immediately prior to closing (the “Founder Grants”), for the year ended December 31, 2021. Refer to Note 11 - Stock-Based Compensation for additional information.

Other Warrant Expense

Other warrant expense consists of expense related to the vesting of warrants issued related to the first two milestones in conjunction with the execution of the purchase agreement (“Purchase Agreement”), collaboration agreement (“United Collaboration Agreement”), and warrant agreement (“United Warrant Agreement”) with United Airlines Inc. (“United”). Refer to Note 11 - Stock-Based Compensation for additional information.

Stock-Based Compensation

Our stock-based compensation awards consist of options granted to employees and non-employees and restricted stock units granted to employees, directors, and non-employees that convert into shares of our Class A common stock upon vesting. We recognize stock-based compensation expense in accordance with the provisions of ASC 718, Compensation - Stock Compensation. ASC 718 requires the measurement and recognition of compensation expense for all stock-based compensation awards made to employees, directors, and non-employees to be based on the grant date fair values of the awards.

We estimate the fair value of share options using the Black-Scholes option-pricing model. The value of the award is recognized as expense over the requisite service period on a straight-line basis.

Determining the grant date fair value of the awards using the Black-Scholes option-pricing model requires management to make assumptions and judgments, including but not limited to the following:

Expected term — The estimate of the expected term of employee awards is determined in accordance with the simplified method, which estimates the term based on an averaging of the vesting period and contractual term of the option grant. We use the contractual term for non-employee awards.

Expected volatility — Since we were a private entity without sufficient historical data on the volatility of our common stock, the expected volatility used is based on the volatility of similar entities (referred to as “guideline companies”) for a period consistent with the expected term of the award.

Risk-free interest rate — The risk-free interest rate used to value awards is based on the United States Treasury yield in effect at the time of grant for a period consistent with the expected term of the award.

Dividend yield — We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future.

Forfeiture rate — We have elected to account for forfeitures as they occur and will record stock-based compensation expense assuming all option holders will complete the requisite service period. If an employee forfeits an award because they fail to complete the requisite service period, we will reverse stock-based compensation expense previously recognized in the period the award is forfeited.

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Notes to Consolidated Financial Statements

Fair value of common stock

Our board of directors grants stock options with exercise prices equal to the fair value of our common stock on the date of grant.

Prior to the closing of the Business Combination on the Closing Date, we determined the fair value of our common stock at the time of the grant of stock options in accordance with the American Institute of Certified Public Accountants (“AICPA”) Accounting and Valuation Guide: Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the “AICPA Practice Aid”). We determined the fair value of our common stock based on a variety of factors including, but not limited to (i) the results of contemporaneous independent third-party valuations of our common stock and the prices, rights, preferences and privileges of our redeemable convertible preferred stock relative to those of our common stock; (ii) the lack of marketability of our common stock; (iii) actual operating and financial results; (iv) current business conditions and projections; (v) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions; and (vi) precedent transactions involving our shares.

As provided in the AICPA Practice Aid, there are several approaches for setting the value of an enterprise and various methodologies for allocating the value of an enterprise to its outstanding equity. We determined the fair value of equity awards using a combination of the market and income approach. Within the market approach, the guideline public company method was used, which employs the use of ratios developed from the market price of traded shares from publicly traded companies considered reasonably similar to the Company. Under the income approach, the enterprise value was estimated using the discounted cash flow method, which involves estimating the future cash flows of a business for a discrete period and discounting them to their present value. In allocating enterprise value to our outstanding equity, we applied a hybrid approach, which consisted of the option pricing method (“OPM”) and probability-weighted expected return method (“PWERM”). The OPM treats securities, including debt, common and preferred stock, as call options on the enterprise’s value, with exercise prices based on the securities’ respective liquidation preferences and conversion values. The PWERM estimates the fair market value of the common stock based on an analysis of future values for the enterprise assuming various exit scenarios, such as IPO, merger or sale, staying private, and liquidation. Since there was no active market for our common stock, we also applied a discount for lack of marketability for both OPM and PWERM scenarios.

In conducting the valuations, we considered all objective and subjective factors that we believed to be relevant in the valuation conducted, including management’s best estimate of our business condition, and prospects and operating performance at the valuation dates. There are significant judgments and estimates inherent in these valuations.

Leases

The Company accounts for leases in accordance with ASC 842, Leases and determines if an arrangement is a lease at its inception. Right-of-use (“ROU”) assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company uses its estimated incremental borrowing rate in determining the present value of lease payments considering the term of the lease, which is derived from information available at the lease commencement date. The incremental borrowing rate is the rate of interest the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments for a term similar to the lease term in a similar economic environment as the lease. The lease term includes renewal options when it is reasonably certain that the option will be exercised and excludes termination options. To the extent that the Company’s agreements have variable lease payments, the Company includes variable lease payments that depend on an index or a rate and excludes those that depend on facts or circumstances occurring after the commencement date, other than the passage of time.

Lease expense for leases is recognized on a straight-line basis over the lease term. The Company has elected not to recognize ROU assets and lease liabilities that arise from short-term (12 months or less) leases for any class of underlying asset. In addition, the Company has elected as an accounting policy, the practical expedient to not separate lease and non-lease components within a contract and instead treat it as a single lease component. Operating leases are included in ROU assets, current portion of lease liabilities, and lease liabilities, net of current portion in the Company’s consolidated balance sheets.

Income Taxes

The Company accounts for its income taxes using the asset and liability method whereby deferred tax assets and liabilities are determined based on temporary differences between the basis used for financial reporting and income tax reporting purposes. Deferred income taxes are provided based on the enacted tax rates in effect at the time such temporary differences are expected to reverse. A

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Notes to Consolidated Financial Statements

valuation allowance is provided for deferred tax assets if it is more-likely-than-not that the Company will not realize those tax assets through future operations. Significant judgment is applied when assessing the need for valuation allowances and includes the evaluation of historical income (loss) adjusted for the effects of non-recurring items. Areas of estimation include consideration of future taxable income. The Company has placed a full valuation allowance against its federal and state deferred tax assets since the recovery of the assets is uncertain. Should a change in circumstances lead to a change in judgment about the utilization of deferred tax assets in future years, the adjustment related to valuation allowances would be reported as an increase to income.

The Company utilizes the guidance in ASC 740-10, Income Taxes, to account for uncertain tax positions. ASC 740-10 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more-likely-than-not that the positions will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more-likely-than-not of being realized and effectively settled. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes. The Company’s policy is to recognize interest and penalties related to uncertain tax positions, if any, in the income tax provision.

Net Loss Per Share

Basic net loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding. For all periods presented, the calculation of basic net loss per share excludes shares issued upon the early exercise of stock options where the vesting conditions have not been satisfied.

Because we reported net losses for all periods presented, diluted loss per share is the same as basic loss per share.

Contingently issuable shares, including equity awards with performance conditions, are considered outstanding common shares and included in basic net loss per share as of the date that all necessary conditions to earn the awards have been satisfied. Prior to the end of the contingency period, the number of contingently issuable shares included in diluted net loss per share is based on the number of shares, if any, that would be issuable under the terms of the arrangement at the end of the reporting period.

Because we reported net losses for all periods presented, all potentially dilutive common stock equivalents are antidilutive and have been excluded from the calculation of net loss per share. The diluted net loss per common share were the same for Class A and Class B common shares because they are entitled to the same liquidation and dividend rights.

The following table presents the number of antidilutive shares excluded from the calculation of diluted net loss per share:

	Year Ended December 31,
	2021	2020
Options to purchase common stock	9,444,221	12,637,099
Unvested restricted stock units	38,124,396	570,722
Warrants	32,519,357	1,671,202
Total	80,087,974	14,879,023

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM consists of its Co-Chief Executive Officers. The Company has determined that it operates as a single operating segment and one reportable segment, as the CODM reviews financial information presented on a combined basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. Given the Company’s pre-revenue operating stage, it currently has no concentration exposure to products, services, or customers.

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Notes to Consolidated Financial Statements

Comprehensive Loss

There were no differences between net loss and comprehensive loss presented in the statements of operations and comprehensive loss for the years ended December 31, 2021 and 2020.

Recently adopted accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which outlines a comprehensive lease accounting model that supersedes the current lease guidance. The new guidance requires lessees to recognize lease liabilities and corresponding right-of-use assets for all leases with lease terms greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. In July 2018, the FASB issued ASU 2018-11, which provides the option of an additional transition method that allows entities to initially apply the new lease guidance at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company entered into its first lease in July of 2020 and applied ASU 2016-02 to this lease and subsequent leases.

In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). This amendment expands the scope of Topic 718, Compensation — Stock Compensation (“Topic 718”) (which only included share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees is substantially aligned. ASU 2018-07 supersedes Subtopic 505-50, Equity—Equity-Based Payments to Non-Employees. Early adoption of ASU 2018-07 is permitted and should be applied on a prospective basis. The Company began applying ASU 2018-07 during 2020 upon the Company’s first grant of share-based payment awards.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) (“ASU 2018-13”), which modifies, removes, and adds certain disclosure requirements on fair value measurements based on the FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements. The ASU is effective for all entities for fiscal years beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty should be applied prospectively for only the most recent annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The Company has applied ASU 2018-13 to all periods presented.

In November 2019, the FASB issued ASU 2019-08, Compensation — Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606) (“ASU 2019-08”), which requires entities to measure and classify share-based payments to a customer in accordance with the guidance in ASC 718. ASU 2019-08 expanded the scope of Topic 718 to include awards issued to customers for purposes of measurement and classification and amended portions of ASC 606, Revenue from Contracts with Customers, to refer to this guidance. The amount that would be recorded as a reduction in revenue would be measured based on the grant date fair value of the share-based payment in accordance with Topic 718. The Company adopted ASU 2019-08 on January 1, 2021 and has applied its provisions to the measurement of the warrants issued to United. Refer to Note 11 - Stock-Based Compensation for details.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). This amendment was issued to simplify the accounting for income taxes by removing certain exceptions for recognizing deferred taxes, performing intraperiod allocation, and calculating income taxes in interim periods. Further, ASU 2019-12 adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax basis goodwill and allocating taxes to members of a consolidated group. The Company has applied ASU 2019-12 to all periods presented, and there was no adoption date impact to its financial statements.

Recently issued accounting pronouncements not yet adopted

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies the accounting for convertible instruments by removing certain separation models in ASC 470-20, Debt—Debt with Conversion and Other Options, for convertible instruments. The ASU updates the guidance on certain embedded conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not

ARCHER AVIATION INC.

Notes to Consolidated Financial Statements

result in substantial premiums accounted for as paid-in capital, such that those features are no longer required to be separated from the host contract. The convertible debt instruments will be accounted for as a single liability measured at amortized cost. Further, the ASU made amendments to the Earnings Per Share (“EPS”) guidance in ASU 2015-06, Earnings per share (Topic 260) for convertible instruments, the most significant impact of which is requiring the use of the if-converted method for diluted EPS calculation, and no longer allowing the net share settlement method. The ASU also made revisions to Topic 815-40, which provides guidance on how an entity must determine whether a contract qualifies for a scope exception from derivative accounting. The amendments to Topic 815-40 change the scope of contracts that are recognized as assets or liabilities. The ASU is effective for public business entities for interim and annual periods beginning after December 15, 2021, with early adoption permitted. Adoption of the ASU can either be on a modified retrospective or full retrospective basis. The Company is currently evaluating the impact the adoption of this standard will have on its financial statements and related disclosures.

Note 4 — Reverse Recapitalization and Related Transactions

Upon the consummation of the Business Combination, in accordance with the terms and conditions of the Business Combination Agreement, all issued and outstanding Legacy Archer common stock was converted into shares of common stock of New Archer at the Exchange Ratio. Additionally, upon closing the Business Combination, Legacy Archer received $257.6 million in cash proceeds released from Atlas’ trust account, after redemptions of $242.4 million. At the closing of the Business Combination, each non-redeemed outstanding share of Atlas Class A common stock was converted into one share of Class A common stock of New Archer.

Upon consummation of the Business Combination, the shares of Legacy Archer held by Legacy Archer stockholders converted into 124,735,762 shares of common stock of New Archer, including 54,987,838 shares of Class A common stock and 69,747,924 shares of Class B common stock.

While the legal acquirer in the Business Combination was Atlas, for accounting and financial reporting purposes under U.S. GAAP, Legacy Archer is the accounting acquirer and the Business Combination was accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Legacy Archer in many respects. Under this method of accounting, Atlas was treated as the “acquired” company. Accordingly, the consolidated assets, liabilities, and results of operations of Legacy Archer became the historical financial statements of New Archer, and Atlas’ assets and liabilities were consolidated with Legacy Archer’s on the Closing Date. Operations prior to the Business Combination are presented as those of New Archer in reports subsequent to the Closing Date. The net assets of Atlas were recognized at their carrying value immediately prior to the closing of the Business Combination with no goodwill or other intangible assets recorded and were as follows, net of transaction costs (in millions):

Cash	$201.8
Warrant liability	(39.5)
Net assets acquired	$162.3

The Company has accounted for the Business Combination as a tax-free reorganization.

Additionally, as part of the recapitalization, 1,875,000 shares of Atlas Class A common stock held by Atlas Crest Investment LLC (the “Atlas Sponsor”) were exchanged with 1,875,000 shares of New Archer Class A common stock that will be subject to forfeiture if the vesting condition is not met over the three-year term following the Closing Date. The vesting condition states that these earn-out shares of New Archer Class A common stock will vest if the New Archer’s Class A common stock volume weighted-average price, as defined in the Amended and Restated Sponsor Letter Agreement, by and among Atlas Sponsor, Atlas, Legacy Archer, and the individuals named therein, is greater than or equal to $12.00 per share for any period of ten (10) trading days out of twenty (20) consecutive trading days.

The earn-out shares were recognized at fair value upon the closing of the Business Combination and classified in stockholders’ equity (with no net impact to APIC) since the earn-out shares were determined to be indexed to the Company’s own equity and meet the requirements for equity classification.

Pursuant to the terms of the Business Combination Agreement, all of the issued and outstanding series seed redeemable convertible preferred stock and series A redeemable convertible preferred stock converted into 64,884,120 shares of Legacy Archer common stock immediately prior to the Business Combination. Then, as of the closing of the Business Combination, all outstanding

ARCHER AVIATION INC.

Notes to Consolidated Financial Statements

shares of Legacy Archer common stock converted into 124,735,762 shares of New Archer Class A and B common stock. Additionally, each of Legacy Archer options, RSUs, and warrants that were outstanding immediately prior to the closing of the Business Combination remained outstanding and converted into options, RSUs, and warrants for New Archer Class A and Class B common stock equal to the number of the Company’s common stock, subject to such options, RSUs, or warrants, multiplied by the Exchange Ratio at an exercise price per share equal to the current exercise price per share for such option or warrant divided by the Exchange Ratio, with the aggregate number of shares of New Archer Class A and B common stock issuable upon exercise of such options, RSUs, and warrants to be 60,260,483. Additionally, 10,004,612 of outstanding RSUs vested at the closing of the Business Combination into New Archer Class B common stock.

Substantially concurrently with the execution of the Business Combination Agreement, Atlas entered into Subscription Agreements (the “Subscription Agreements”) with certain investors in the PIPE Financing (the “Subscription Investors”). Pursuant to the Subscription Agreements, the Subscription Investors agreed to purchase, and Atlas agreed to sell to the Subscription Investors, an aggregate of 60,000,000 shares of New Archer Class A common stock for a purchase price of $10.00 per share, or an aggregate of $600 million in gross cash proceeds. Pursuant to the Subscription Agreements, Atlas granted certain registration rights to the Subscription Investors with respect to the shares issued and sold in the PIPE Financing. The closing of the PIPE Financing occurred immediately prior to the closing of the Business Combination. In conjunction with the PIPE Financing, 1,512,500 shares of New Archer Class A common stock were issued to satisfy certain fees related to the Business Combination and PIPE Financing.

The number of shares of common stock issued immediately following the consummation of the Business Combination were as follows:

	Number of shares
Class A and B common stock outstanding on July 1, 2021	52,572,374
Common stock issued through option exercises between July 1, 2021 and September 16, 2021	4,738,344
Vesting of unvested shares between July 1, 2021 and September 16, 2021	2,540,925
Common stock outstanding prior to the Business Combination		59,851,643
Conversion of preferred stock	64,884,120
Common stock attributable to Atlas	36,385,693
Adjustment related to reverse recapitalization*		101,269,813
Restricted stock units vested at closing		10,004,612
Common stock attributable to PIPE Financing		61,512,500
Total shares of common stock as of closing of the Business Combination and related transactions as of September 16, 2021		232,638,568
*

The corresponding adjustment to APIC related to the reverse recapitalization was comprised of (i) $162.3 million which represents the fair value of the consideration transferred in the Business Combination, less the excess of the fair value of the shares issued over the value of the net monetary assets of Atlas, net of transaction costs and (ii) $61.5 million which represents the conversion of the convertible preferred stock into New Archer Class A and Class B common stock.

At the Closing Date, Legacy Archer had 56,390,023 outstanding options and RSUs under the 2019 Plan (as defined below) in addition to 13,112,602 outstanding warrants, which remained outstanding and converted into 70,265,095 options, RSUs, and warrants in New Archer Class A or B common stock, as derived by multiplying the number of Legacy Archer common stock subject to such option or warrant by the Exchange Ratio. In addition, of the RSUs outstanding immediately prior to the closing of the Business Combination, 10,004,612 vested at closing into New Archer Class B common stock. The options and warrants shall be exercised at an exercise price per share equal to the current exercise price per share for such option or warrant divided by the Exchange Ratio.

Following the Business Combination, Atlas’ warrants to purchase 24,666,667 shares of New Archer Class A common stock, consisting of (i) 16,666,667 public warrants listed on the NYSE and (ii) 8,000,000 private warrants, each with an exercise price of $11.50 per share, remained outstanding.

As part of the closing, total direct and incremental transaction costs aggregated $81.8 million, of which $10.9 million was expensed as part of the Business Combination, $55.8 million was recorded to APIC as equity issuance costs, and the remaining $15.1 million was settled through the issuance of shares of New Archer Class A common stock.

ARCHER AVIATION INC.

Notes to Consolidated Financial Statements

Note 5 — Property and Equipment, Net

Property and equipment, net, consisted of the following (in millions):

	As of December 31,
	2021	2020
Furniture, fixtures, and equipment	$2.8	$1.0
Computer hardware	2.5	0.5
Computer software	0.5	—
Website design	0.5	0.1
Leasehold improvements	1.0	0.1
Total property and equipment	7.3	1.7
Less: Accumulated depreciation	(1.4)	(0.1)
Total property and equipment, net	$5.9	$1.6

The following table presents depreciation expense included in each respective expense category in the statements of operations and comprehensive loss (in millions):

	Year Ended December 31,
	2021	2020
Research and development	$0.9	$0.1
General and administrative	0.4	—
Total depreciation expense	$1.3	$0.1

Note 6 — Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in millions):

	As of December 31,
	2021	2020
Accrued professional fees	$6.9	$—
Accrued employee costs	2.6	0.2
Accrued parts and materials	0.9	—
Taxes payable	0.6	—
Accrued capital expenditures	0.4	—
Accrued marketing fees	0.3	—
Other current liabilities	0.6	0.1
Total	$12.3	$0.3

Note 7 — Related Party Transactions

Partial Recourse Promissory Notes

On November 21, 2020, we entered into a partial recourse promissory note arrangement with each of our founders which provided each of them with a partial recourse loan as consideration for the issuance of stock, which proceeds were used for the exercise of 2,662,885 shares, per founder, of our common stock pursuant to the outstanding option agreements issued by us to the founders on November 3, 2020. Due to the partial recourse nature of the notes, the promissory note arrangements are considered nonrecourse loans in their entirety for accounting purposes and thus are accounted for as in-substance share options. The purchase price for the shares was $0.15 per share for a total amount of $0.4 million paid by each founder. The notes bear interest at a rate of 0.38% per annum, compounded annually. The promissory notes may be repaid at any time and from time to time and are due upon the earlier of five years from issuance or upon a deemed liquidation event, initial draft registration statement filing, or within 90 days of the respective founder’s termination. Concurrent with the execution of the notes, the founders early exercised their common stock options at the exercise price of $0.15 per share in accordance with the terms of the early exercise agreements. These options are subject to vesting conditions and are subject to forfeiture in the form of a company repurchase option at the original $0.15 per share price if the founders terminate employment prior to the vesting dates of the original option agreements.

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Notes to Consolidated Financial Statements

We determined that the stock options exercised by a nonrecourse note are considered unexercised until the nonrecourse note is repaid. Because the loan is deemed nonrecourse for accounting purposes, the principal and interest represent the strike price of the in-substance awards for the purposes of fair valuing the in-substance awards, and the principal and interest on the note and shares underlying the in-substance share options will not be recorded on our balance sheets or statements of operations and comprehensive loss.

We estimated the fair value of the in-substance share options using the Black-Scholes option-pricing model and compared this fair value to the value of the original awards immediately prior to the issuance of the promissory note. We determined that the promissory note terms did not result in incremental fair value of these awards and no incremental compensation cost would be recognized under the promissory note arrangement. The grant date fair value of the original award is recognized as expense over the requisite service period on a straight-line basis.

The partial recourse promissory notes were repaid in full prior to the closing of the Business Combination.

Note 8 — Notes Payable

Long-term notes payable consisted of the following (in millions):

	As of December 31,
	2021	2020
Silicon Valley Bank (“SVB”) Term Loans	$20.0	$—
PPP loan	—	0.9
Term Loans unamortized loan issuance fees and costs	(1.2)	—
Total debt, net of issuance costs	18.8	0.9
Less current portion, net of loan issuance fees and costs	(9.5)	(0.6)
Total long-term notes payable, net of loan issuance fees and costs	$9.3	$0.3

PPP Loan

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. The CARES Act also appropriated funds for the U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19.

On April 9, 2020, we entered into a PPP loan with JPMorgan Chase Bank, N.A. under the PPP of the CARES Act and received total proceeds of $0.9 million, with interest accruing at a rate of 0.98% per annum. The application for these funds required the us to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company and that we will use the loan funds to retain workers, maintain payroll, or make mortgage, lease, and utility payments. In accordance with the requirements of the CARES Act, we used the proceeds for payroll costs. In June 2021, the Company received notification from the SBA that the loan and accrued interest were forgiven in full. Accordingly, we recorded a gain on forgiveness of the PPP loan and interest in the consolidated statement of operations and comprehensive loss.

SVB Loan

On July 9, 2021, we, as the borrower, entered into a Loan and Security Agreement with SVB and SVB Innovation Credit Fund VIII, L.P. (“SVB Innovation”) as the lenders, and SVB as the collateral agent. The total principal amount of the loans is $20 million (the “Term Loans”), and all obligations due under the Term Loans are collateralized by all of our right, title, and interest in and to its specified personal property in favor of the collateral agent. The Term Loans include events of default and covenant provisions, whereby accelerated repayment may result if we were to default. The Term Loans are subject to a final payment fee which was determined to be zero as a result of the completion of the Business Combination prior to October 10, 2021 (the “Outside Date”). Commencing on January 1, 2022, we shall repay the Term Loans in 24 equal monthly installments, which include principal and

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Notes to Consolidated Financial Statements

interest. The interest rate on the loans is a floating rate per annum equal to the greater of (1) 8.5% and (2) the Prime Rate plus the Prime Rate Margin (each as defined in the Loan and Security Agreement), which increases by 2% per annum upon the occurrence of an event of default. As of December 31, 2021, we accrued interest of $0.1 million, and for the year ended December 31, 2021, the Company recognized interest expense of $0.9 million.

Additionally, in conjunction with the issuance of the Term Loans, we agreed to issue 366,140 warrants to SVB and 366,140 warrants to SVB Innovation, totaling 732,280 warrants. We issued the warrants to the lenders as consideration for entering into the Term Loans, representing a loan issuance fee. Each warrant provides SVB and SVB Innovation with the right to purchase one share of our Class A common stock. We determined the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classified the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized as a gain or loss in our statement of operations and comprehensive loss. See Note 14 - Liability Classified Warrants for further details. The initial offsetting entry to the warrant liability was a debt discount recorded to reflect the loan issuance fee. We estimated the fair value of the warrants at the issuance date to be $1.2 million using the probability-weighted fair value of the warrants under two scenarios, the Business Combination occurring prior to, or after, the Outside Date, with the first scenario of the Business Combination occurring prior to the Outside Date weighted at 95% and the second scenario of the Business Combination occurring after the Outside Date weighted at 5%. For the second scenario, we determined the fair value of the warrants using a Monte Carlo simulation approach. Determining the fair value of these warrants under this model requires subjective assumptions.

Upon the closing of the Business Combination, the SVB warrants became public warrants. The subsequent measurement of the SVB warrants as of December 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker ACHR WS. The quoted price of the public warrants was $1.16 as of December 31, 2021.

We also incurred issuance costs of $0.2 million. The loan issuance fee and issuance costs will be amortized to interest expense over the commitment period of 30 months. During the year ended December 31, 2021, we recognized interest expense in the amount of $0.2 million to the amortization of the loan issuance fee and issuance costs. The unamortized balance of the discount and issuance costs totaled $1.2 million as of December 31, 2021.

The future scheduled principal maturities of notes payable as of December 31, 2021 are as follows (in millions):

2022	$10.0
2023	10.0
$20.0

Note 9 — Commitments and Contingencies

Operating Leases

The Company leases office, lab, hangar, and storage facilities under various operating lease agreements with lease periods expiring between 2022 and 2023 and generally containing periodic rent increases and various renewal and termination options.

The Company’s lease costs were as follows (in millions):

	Year Ended December 31,
	2021	2020
Operating lease cost	$2.1	$0.1

The Company’s weighted-average remaining lease term and discount rate were as follows:

	Year Ended December 31,
	2021	2020
Weighted-average remaining lease term (in months)	16	30
Weighted-average discount rate	11.06%	12.17%

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Notes to Consolidated Financial Statements

The minimum aggregate future obligations under our non-cancelable operating leases as of December 31, 2021 were as follows (in millions):

2022	$3.4
2023	1.2
Total future lease payments	4.6
Less: imputed interest	(0.3)
Present value of future lease payments	$4.3

Supplemental cash information and non-cash activities related to right-of-use assets and lease liabilities were as follows (in millions):

	Year Ended December 31,
	2021	2020
Operating cash outflows from operating leases	$1.9	$0.1
Operating lease assets obtained in exchange for new lease liabilities	3.7	2.3

Letter of Credit

In conjunction with our operating lease for our headquarters, we entered into a standby letter of credit in favor of the Company’s lessor, in lieu of paying cash to the lessor to satisfy the security deposit requirements of the leased property. The standby letter of credit was issued on September 15, 2020 for an amount of $0.3 million and expired on September 30, 2021. On June 24, 2021, we entered into a standby letter of credit for the same amount, which expires on September 1, 2022. The letter of credit automatically renews annually until September 1, 2023, unless cancelled earlier by us.

Litigation

During the ordinary course of our business, we may be subject to legal proceedings, various claims, and litigation. Such proceedings can be costly, time consuming, and unpredictable, and therefore, no assurance can be given that the final outcome of such proceedings will not materially impact financial condition or results of operations.

Wisk Litigation and Government Investigation

On April 6, 2021, Wisk Aero LLC (“Wisk”) brought a lawsuit against us in the United States District Court for the Northern District of California (the “District Court”) alleging misappropriation of trade secrets and patent infringement. On June 1, 2021, we filed a motion to dismiss the trade secret claims and filed counterclaims. On June 15, 2021, Wisk amended its complaint, and the following day we filed a motion to dismiss the amended complaint. On July 13, 2021, we filed amended counterclaims. On July 27, 2021, Wisk filed a motion to strike and dismiss certain of our amended counterclaims. On August 10, 2021, we filed an opposition to Wisk’s motion to strike and dismiss certain of the amended counterclaims. On August 24, 2021, the District Court denied our motion to dismiss the trade secret claims. On September 14, 2021, the District Court denied Wisk’s motion to strike and dismiss certain of our amended counterclaims. A trial on Wisk’s claims and our counterclaims has been scheduled to begin on January 30, 2023. We continue to strongly believe Wisk’s lawsuit is without merit. We will continue to vigorously defend ourselves against Wisk’s claims and pursue our counterclaims.

On May 19, 2021, Wisk filed a motion for preliminary injunction and expedited discovery. On June 23, 2021, we filed an opposition to the motion for preliminary injunction. On July 22, 2021, the District Court denied Wisk’s motion for preliminary injunction. On August 20, 2021, Wisk filed a notice of appeal of the District Court’s denial of the motion for preliminary injunction. On September 30, 2021, Wisk withdrew its notice of appeal of the District Court’s denial of the motion for preliminary injunction.

Prior to Wisk bringing the lawsuit against us, on March 30, 2021, one of our employees, who is a former employee of Wisk, had a search warrant executed at his home in connection with a federal investigation. We placed this former Wisk employee on paid administrative leave in connection with this government investigation. In relation to the same investigation, we and three of our employees, who are also former Wisk employees, received grand jury subpoenas from the United States Attorney’s Office for the

ARCHER AVIATION INC.

Notes to Consolidated Financial Statements

Northern District of California. On January 28, 2022, the U.S. Attorney’s Office informed us that, based on its review, it has made the decision not to bring charges against this employee and does not intend to continue its investigation.

The proceedings are in the early stages. We cannot predict their outcome or impact on us and our business. As such, and in consideration of the above, we have not accrued any amounts related to the award of damages or settlement of this matter with Wisk. Therefore, a negative result in these proceedings could have a material adverse effect on our reputation, financial position, liquidity, operations, and cash flows.

Note 10 — Preferred and Common Stock

Amended and Restated Certificate of Incorporation

Upon the effectiveness of our amended and restated certificate of incorporation on September 16, 2021, we are authorized to issue up to 700,000,000 shares of Class A common stock, par value $0.0001 per share, 300,000,000 shares of Class B common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. There were 162,789,591 and 49,828,517 shares of Class A common stock issued and outstanding as of December 31, 2021 and 2020, respectively. There were 74,937,945 and 66,714,287 shares of Class B common stock issued and outstanding as of December 31, 2021 and 2020, respectively.

Preferred Stock

As of December 31, 2021, no shares of preferred stock were outstanding, and the Company has no present plans to issue any shares of preferred stock.

Pursuant to the terms of our amended and restated certificate of incorporation, shares of preferred stock may be issued from time to time in one or more series. The board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management.

Class A and Class B Common Stock

Except for voting rights and conversion rights, or as otherwise required by applicable law, the shares of our Class A common stock and Class B common stock have the same powers, preferences, and rights and rank equally, share ratable and are identical in all respects as to all matters. The rights, privileges, and preferences are as follows:

Voting

Holders of the Company’s Class A common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, and holders of Class B common stock are entitled to ten votes per share on all matters to be voted upon by the stockholders. The holders of Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of the stockholders, unless otherwise required by Delaware law or the Company’s amended and restated certificate of incorporation.

Dividends

Holders of Class A common stock and Class B common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Company’s board of directors in its discretion out of funds legally available therefor. No dividends on common stock have been declared by the Company’s board of directors through December 31, 2021, and the Company does not expect to pay dividends in the foreseeable future.

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Notes to Consolidated Financial Statements

Preemptive Rights

Stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to Class A common stock and Class B common stock.

Conversion

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will automatically convert into one share of Class A common stock upon transfer to a non-authorized holder. In addition, Class B common stock is subject to “sunset” provisions, under which all shares of Class B common stock will automatically convert into an equal number of shares of Class A common stock upon the earliest to occur of (i) the ten-year anniversary of the closing of the Business Combination, (ii) the date specified by the holders of two-thirds of the then outstanding Class B common stock, voting as a separate class, and (iii) when the number of Class B common stock represents less than 10% of the aggregate number of Class A common stock and Class B common stock then outstanding. In addition, each share of Class B common stock will automatically convert into an equal number of Class A common stock upon the earliest to occur of (a) in the case of a founder of the Company, the date that is nine months following the death or incapacity of such founder, and, in the case of any other holder, the date of the death or incapacity of such holder, (b) in the case of a founder of the company, the date that is 12 months following the date that such founder ceases to provide services to the Company and our subsidiaries as an executive officer, employee or director of the Company, and, in the case of any other holder, immediately at the occurrence of any such event, and (c) in the case of a founder of the Company or any other holder, at least 80% (subject to customary capitalization adjustments) of the Class B common stock held by such founder (on a fully as converted/as exercised basis) as of immediately following the closing of the Business Combination having been transferred (subject to exceptions for certain permitted transfers).

Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of the Company’s common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of any preferred stock have been satisfied.

Note 11 — Stock-Based Compensation

2021 Plan

In August 2021, we adopted the 2021 Equity Incentive Plan (the “2021 Plan”), which was approved by the stockholders of the Company in September 2021 and became effective immediately upon the closing of the Business Combination. The 2021 Plan provides for the grant of incentive and non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance awards, and other awards to employees, directors, and non-employees. Initially, the aggregate number of shares of Class A common stock that may be issued under the plan will not exceed 7,453,588 shares. In addition, the number of shares of Class A common stock reserved for issuance under the 2021 Plan will automatically increase on January 1st of each year, starting on January 1, 2022 and ending on December 31, 2030, in an amount equal to the lesser of (1) 2.0% of the total number of shares of Class A common stock outstanding on December 31 of the preceding year, or (2) a lesser number of Class A common stock determined by the board of directors prior to the date of the increase. The maximum number of Class A common stock that may be issued on the exercise of incentive stock options under the 2021 Plan is 22,360,764 shares.

2019 Plan

On October 11, 2019, we adopted the 2019 Equity Incentive Plan (the “2019 Plan”). The 2019 Plan terminated in connection with the Business Combination on September 16, 2021, and no further awards will be made under the 2019 Plan. Following the closing of the Business Combination, we assumed the outstanding stock options under the 2019 Plan and converted such stock options into options to purchase our common stock. Such stock options will continue to be governed by the terms of the 2019 Plan and the stock option agreements thereunder, until such outstanding options are exercised or until they terminate or expire.

ARCHER AVIATION INC.

Notes to Consolidated Financial Statements

Stock Options

A summary of our employee stock option activity is as follows (in millions, except share and per share data):

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Life (Years)	Value
Outstanding as of January 1, 2021	11,240,403	$0.11	9.61	$137.9
Granted	1,211,885	0.15
Exercised	(3,952,203)	0.12		39.1
Expired/forfeited	(54,464)	0.15
Outstanding as of December 31, 2021	8,445,621	0.12	8.64	50.0

Exercisable as of December 31, 2021	620,234	$0.10	8.50	$3.7
Vested and expected to vest as of December 31, 2021	8,445,621	0.12	8.64	50.0

A summary of our non-employee stock option activity is as follows (in millions, except share and per share data):

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Life (Years)	Value
Outstanding as of January 1, 2021	1,396,696	$0.15	9.84	$17.1
Granted	65,737	0.15
Exercised	(463,833)	0.15		5.2
Outstanding as of December 31, 2021	998,600	0.15	8.85	5.9

Exercisable as of December 31, 2021	58,591	$0.15	8.93	$0.3
Vested and expected to vest as of December 31, 2021	998,600	0.15	8.85	5.9

In January 2021, we granted 1,277,622 incentive and non-statutory stock options under the 2019 Plan.

ARCHER AVIATION INC.

Notes to Consolidated Financial Statements

Determination of Fair Value

The assumptions used in the Black-Scholes option pricing model are provided in the following table.

	Year Ended December 31,
	2021	2020
Risk-free interest rate:
Employee stock options	0.62%	0.52 — 1.52%
Non-employee stock options	1.08%	0.79%
Expected term (in years):
Employee stock options	6.32	6.02 — 6.32
Non-employee stock options	10.00	10.00
Expected volatility:
Employee stock options	87.94%	60.00 — 70.00%
Non-employee stock options	88.03%	60.00%
Dividend yield:
Employee stock options	0.00%	0.00%
Non-employee stock options	0.00%	0.00%
Grant date fair value per share:
Employee stock options	$13.65	$0.02 — $0.08
Non-employee stock options	$13.68	$0.10

We recognized stock-based compensation expense of $3.4 million and $0.5 million for employee and non-employees, respectively, for stock options for the year ended December 31, 2021. For the year ended December 31, 2020, we recognized $0.1 million and an immaterial amount of stock-based compensation expense related to stock options for employees and non-employees, respectively.

As of December 31, 2021, the total remaining stock-based compensation expense for unvested stock options was $13.6 million and $0.5 million for employees and non-employees, respectively, which are expected to be recognized over a weighted-average period of 1.5 years and 0.9 years for employees and non-employees, respectively.

Restricted Stock Units

A summary of our restricted stock activity is as follows:

		Weighted
	Number of	Average
	Shares	Grant Price
Outstanding as of January 1, 2021	570,722	$0.04
Granted	46,283,741	7.26
Vested	(10,596,167)	9.38
Forfeited	(8,900)	7.19
Outstanding as of December 31, 2021	36,249,396	6.53

In December 2021, we granted 6,265,293 RSUs under the 2021 Plan. The RSUs generally vest over a three or four-year period with a straight-line vesting and a 33% or 25% one-year cliff and remain subject to forfeiture if vesting conditions are not met. Upon vesting, RSUs are settled in Class A common stock on a one-for-one basis. The shares of Class A common stock underlying this grant are not issued and outstanding until the applicable vesting date.

Immediately prior to closing of the Business Combination, each of our founders was granted 20,009,224 RSUs under the 2019 Plan pursuant to the terms and conditions of the Business Combination Agreement. Considering each of the founder’s existing equity ownership and assuming the Founder Grants fully vest, it would result in each of the founders owning approximately 18% of all outstanding shares of the Total Outstanding Capitalization of the Company (as defined in the Business Combination Agreement). One-quarter of each Founder Grant vests upon the achievement of the earlier to occur of (i) a price-based milestone or (ii) a performance-

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Notes to Consolidated Financial Statements

based milestone, with a different set of such price and performance-based milestones applying to each quarter of each Founder Grant and so long as the achievement occurs within seven years following the closing of the Business Combination.

We account for the Founder Grants as four separate tranches, with each tranche consisting of two award grants, a performance award grant and market award grant. Each tranche vests when either the market condition or performance condition is satisfied (only one condition is satisfied). We determined the fair value of the performance award by utilizing the trading price on the Closing Date. When the applicable performance milestone is deemed probable of being achieved, we will recognize compensation expense for the portion earned to date over the requisite period. For the market award, we determined both the fair value and derived service period using a Monte Carlo simulation model on the Closing Date. The Company will recognize compensation expense for the market award on a straight-line basis over the derived service period. If the applicable performance condition is not probable of being achieved, compensation cost for the value of the award incorporating the market condition is recognized, so long as the requisite service is provided. If the performance milestone becomes probable of being achieved, the full fair value of the award will be recognized, and any remaining expense for the market award will be cancelled.

The following assumptions were used to estimate the fair value, using the Monte Carlo simulation, of the market award grant:

December 31, 2021
Stock price	$9.92
Term (in years)	7
Volatility	55.00%
Risk-free interest rate	1.13%
Dividend yield	0.00%

For the year ended December 31, 2021, the Company recorded $118.1 million of expense for the amortized portion of the market award and the vesting of one-quarter of each Founder Grant, totaling 5,002,306 shares each of Class B common stock, in general and administrative expenses in the statements of operations and comprehensive loss. For the year ended December 31, 2021, the Company recorded recurring expense of $1.6 million related to restricted stock awards. For the year ended December 31, 2020, the Company recognized an immaterial amount of stock-based compensation expense related to restricted stock awards.

As of December 31, 2021, the total remaining stock-based compensation expense for unvested restricted stock was $322.3 million, which is expected to be recognized over a weighted-average period of 2.6 years.

The Company records stock-based compensation expense for stock-based compensation awards based on the fair value on the date of grant. The stock-based compensation expense is recognized ratably over the course of the requisite service period.

The Company has elected to account for forfeitures as they occur and will record stock-based compensation expense assuming all stockholders will complete the requisite service period. If an employee forfeits an award because they fail to complete the requisite service period, the Company will reverse stock-based compensation expense previously recognized in the period the award is forfeited.

The following table presents stock-based compensation expense included in each respective expense category in the statements of operations and comprehensive loss (in millions):

	Year Ended December 31,
	2021	2020
Research and development	$3.7	$—
General and administrative	119.9	0.2
Total stock-based compensation expense	$123.6	$0.2

Employee Stock Purchase Plan

In August 2021, we adopted the 2021 Employee Stock Purchase Plan (the “ESPP”), which became effective immediately upon the closing of the Business Combination. The ESPP permits eligible employees to purchase shares of Class A common stock at a price equal to 85% of the lower of the fair market value of Class A common stock on the first day of an offering or on the date of purchase.

ARCHER AVIATION INC.

Notes to Consolidated Financial Statements

The maximum number of shares of Class A common stock that may be issued under the ESPP will not exceed 4,969,059 shares. Additionally, the number of shares of Class A common stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (i) 1.0% of the total number of shares of Class A common stock outstanding on December 31st of the preceding calendar year; (ii) 9,938,118 shares of Class A common stock; or (iii) such lesser number of shares of the Company as determined by the board of directors.

Warrants

A summary of our warrant activity is as follows (in millions, except share and per share data):

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Life (Years)	Value
Outstanding as of January 1, 2021	1,671,202	$0.01	3.85	$20.7
Issued	15,818,788	0.01
Exercised	(8,845,058)	0.01		85.3
Outstanding as of December 31, 2021	8,644,932	0.01	8.87	52.1

Vested as of December 31, 2021	1,524,522	$0.01	4.10	$9.2

United Airlines

On January 29, 2021, the Company entered into the Purchase Agreement, United Collaboration Agreement, and United Warrant Agreement with United. Under the terms of the Purchase Agreement, United has a conditional purchase order for up to 200 of our aircraft, with an option to purchase an additional 100 aircraft. Those purchases are conditioned upon us meeting certain conditions that include, but are not limited to, the certification of our aircraft by the FAA and further negotiation and reaching of mutual agreement on certain material terms related to the purchases. We issued 14,741,764 warrants to United to purchase shares of the Company’s common stock. Each warrant provides United with the right to purchase one share of our Class A common stock at an exercise price of $0.01 per share. The warrants vest in four equal installments in accordance with the following milestones: the execution of the Purchase and United Collaboration Agreements, completion of the Business Combination, the certification of the aircraft by the FAA, and the initial sale of aircraft to United.

On January 29, 2021, a valuation of the Company’s common stock was performed, valuing the Company’s common stock at $13.35 per share. The value of the common stock was determined using a hybrid approach of the OPM and PWERM, with the PWERM weighted at 80% primarily based on management’s expectation of the planned merger as described in Note 1 and the OPM weighted at 20% due to uncertainties in the timing of other possible scenarios. The Company used the OPM to allocate value in a stay private scenario. Given the $0.01 exercise price, each warrant also had a fair value of $13.35 at the grant date.

The Company determined that as a result of the relationship established by signing the Purchase Agreement, United is a customer with the intention of obtaining the output of the Company’s ordinary activities (design and production of aircraft). United has not contracted to share in the risks and benefits of development of the aircraft, and United is not otherwise involved in the development of the aircraft. As a result, the Company accounts for the Purchase and United Collaboration Agreements under ASC 606. The Company identified the sale of each aircraft ordered by United as a separate performance obligation in the contract. As the performance obligations have not been satisfied, the Company has not recognized any revenue as of December 31, 2021.

With respect to the four warrant vesting milestones outlined above, the Company accounts for them as consideration payable to a customer under ASC 606 related to the future purchase of aircraft by United. Pursuant to ASC 718, the Company measured the grant date fair value of the warrants to be recognized upon the achievement of each of the four milestones and the vesting of the related warrants. The Company determined that the warrants will be classified as equity awards based on the criteria of ASC 480, Distinguishing Liabilities from Equity and ASC 718.

ARCHER AVIATION INC.

Notes to Consolidated Financial Statements

Pursuant to ASC 606, consideration payable to the customer is generally accounted for as a reduction to revenue and recorded at the later of when (i) the entity recognizes revenue for the transfer of related goods, or (ii) the entity pays the consideration. Due to the nature of the four warrant vesting milestones, and the Company’s unique circumstances upon the actual or anticipated vesting dates as described below, the recognition pattern and cost presentation of each will differ. For the first milestone, issuance of the warrant in conjunction with the execution of the Purchase and United Collaboration Agreements, the Company has recorded the grant date fair value of the respective warrant tranche at the vesting date upon satisfaction of the milestone. The Company does not believe that the consideration payable for the first milestone was provided in exchange for a distinct good or service. Rather, the consideration was to induce United to commit to a contingent purchase agreement for an aircraft from the Company. The related costs for this milestone were recorded in other warrant expense in the statements of operations and comprehensive loss due to the absence of historical or probable future revenue. For the second milestone, the completion of the Business Combination, the related costs were also recorded in other warrant expense in the statements of operations and comprehensive loss due to the absence of historical or probable future revenue. For the third warrant vesting milestone, the certification of the aircraft by the FAA, the Company will assess whether it is probable that the award will vest at the end of every reporting period. If and when the award is deemed probable of vesting, the Company will begin capitalizing the grant date fair value of the associated warrant as an asset through the vesting date and subsequently amortize the asset as a reduction to revenue as it sells the new aircraft to United. For the fourth milestone, the sale of aircraft to United, the Company will record the cost associated with the vesting of each portion of warrants within this milestone as a reduction of the transaction price as revenue is recognized for each sale of the aircraft. As of December 31, 2021, the first and second vesting milestones had been achieved. Accordingly, the Company recorded the associated expense of $117.3 million for the year ended December 31, 2021 related to 8,845,058 warrants that vested.

FCA US LLC

On November 6, 2020, we entered into a Collaboration Agreement with FCA US LLC (“FCA”) (the “FCA Collaboration Agreement”), in which both parties agreed to work together to complete a series of fixed duration collaboration projects related to our ongoing efforts to design, develop, and bring up production capabilities for our aircraft. We issued a warrant to FCA on November 6, 2020, in which FCA has the right to purchase up to 1,671,202 shares of our Class A common stock at an exercise price of $0.01 per share (subject to appropriate adjustment in the event of a stock dividend, stock split, combination, or other similar recapitalization). In September 2020, a valuation of the Company’s common and preferred stock was performed, valuing our common stock and Series A Preferred Stock at $0.15 and $1.20 per share, respectively. The warrant expires on November 6, 2025. Shares under the warrant vest based on the completion of specific aircraft development milestones identified under the FCA Collaboration Agreement which are expected to be achieved on a rolling basis through December 2022.

As the Company is currently in pre-revenue stage and is not generating any revenue from the FCA Collaboration Agreement, all costs incurred with third parties are recorded based on the nature of the cost incurred. The Company accounts for the warrant in accordance with the provisions of ASC 718. The Company will assess whether it is probable that the award will vest for each of the seven milestones at the end of every reporting period. If and when the award is deemed probable of vesting, the Company will recognize compensation expense for the portion of the grant determined probable of vesting on a straight-line basis over the duration of each milestone. If services had been provided by FCA prior to management determining the milestone is probable of being achieved, a cumulative catch-up adjustment will be recorded for services performed in prior periods. Costs incurred under the FCA Collaboration Agreement and warrant are associated with the design, development, and bring up of production for our aircraft. During the year ended December 31, 2021, the Company recorded $0.2 million in R&D expense in the statements of operations and comprehensive loss. As of December 31, 2021, four milestones have been completed, amounting to 986,010 shares that have vested.

FCA Italy S.p.A.

On July 19, 2021, we entered into a manufacturing consulting agreement with an affiliate of FCA, FCA Italy S.p.A. (“FCA Italy”) (the “Manufacturing Consulting Agreement”), in which both parties agreed to work together to complete a series of fixed duration projects to develop manufacturing and production processes in connection with our ongoing efforts to bring up production capabilities for our aircraft. In conjunction with the Manufacturing Consulting Agreement, we issued a warrant to FCA Italy, in which FCA Italy has the right to purchase up to 1,077,024 shares of our Class A common stock at an exercise price of $0.01 per share. In August 2021, a valuation of the warrant was performed, valuing it at $8.98 per share. The shares underlying the warrant vest in two equal installments in accordance with two time-based milestones.

ARCHER AVIATION INC.

Notes to Consolidated Financial Statements

The Company accounts for the warrant in accordance with ASC 718. The Company recognized compensation cost for half of the shares that were fully vested upon execution of the Manufacturing Consulting Agreement. The Company will recognize compensation cost for the remaining half of the warrant as the related services are received from FCA Italy on a straight-line basis over the service period of 12 months. During the year ended December 31, 2021, the Company recorded $6.8 million of expense in R&D expense in the statements of operations and comprehensive loss related to the warrants that vested.

Note 12 — Income Taxes

The Company’s loss before income taxes was approximately $347.8 million and $24.8 million for the years ended December 31, 2021 and 2020, respectively. The Company’s loss was generated entirely in the United States.

Current income tax for the years ended December 31, 2021 and 2020 was zero. The Company did not record any deferred income tax provision for the years ended December 31, 2021 and 2020. The related increase in the deferred tax asset was offset by the increase in valuation allowance.

The following table presents the principal reasons for the difference between the effective tax rate and the federal statutory income tax rate of 21%:

	Year Ended December 31,
	2021	2020
Federal income tax (benefit)	21.0%	21.0%
State and local income taxes (net of federal benefit)	2.6%	8.8%
Nondeductible expenses	(0.2)%	(0.1)%
Warrant expense	(7.1)%	—%
Nondeductible officers’ compensation	(6.9)%	—%
Other	0.8%	—%
Credits	1.3%	—%
Change in valuation allowance	(11.5)%	(29.7)%
Effective tax rate	0.0%	0.0%

Differences between state statutory rate and state effective tax rate for the year ended December 31, 2021 primarily relate to the disallowance of warrant expense as a deduction for tax purposes and limitations imposed on certain share-based compensation under Section 162(m).

ARCHER AVIATION INC.

Notes to Consolidated Financial Statements

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are provided below (in millions):

	As of December 31,
	2021	2020
Deferred Tax Assets:
Net operating loss carryforwards	$22.4	$7.5
Accrued expenses	0.7	—
Operating lease liabilities	1.2	0.7
Stock-based compensation	1.3	—
Warrants	2.0	—
Capitalized R&D expenses	14.9	—
Credits	6.1	—
Other	0.1	—
Gross deferred tax assets	48.7	8.2
Less: valuation allowance	(47.1)	(7.2)
Deferred tax assets, net of valuation allowance	1.6	1.0
Deferred Tax Liabilities:
Depreciation and amortization	(0.3)	(0.4)
Right-of-use assets	(1.3)	(0.6)
Total deferred tax liabilities	(1.6)	(1.0)
Total net deferred tax assets	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Based upon the analysis of federal and state deferred tax balances and future tax projections and the Company’s lack of taxable income in the carryback period, the Company recorded a valuation allowance against the federal and state deferred tax assets of $47.1 million.

As of December 31, 2021 and 2020, the Company has U.S. federal net operating loss (“NOL”) carryforwards of $81.4 million and $27.0 million, respectively, which can be carried forward indefinitely. As of December 31, 2021 and 2020, the Company has state NOL carryforwards of $76.7 million and $26.7 million, respectively, which will both begin to expire in 2038.

In the ordinary course of its business, the Company incurs costs that, for tax purposes, are determined to be qualified R&D expenditures within the meaning of IRC §41 and are, therefore, eligible for the Increasing Research Activities credit under IRC §41. The U.S. federal R&D tax credit carryforward is $3.9 million and $2.1 million for December 31, 2021 and 2020, respectively. The U.S. federal R&D tax credit carryforward begins to expire in 2039. The state R&D tax credit carryforward is $3.1 million and $0.8 million for December 31, 2021 and 2020, respectively, which can be carried forward indefinitely.

The following table summarizes the activity related to the Company’s unrecognized tax benefits during the years ended December 31, 2021 and 2020 (in millions):

Balance as of December 31, 2019	$—
Increases related to current year tax positions	2.0
Balance as of December 31, 2020	2.0
Increases related to current year tax positions	0.3
Decreases based on tax positions related to prior years	(2.0)
Balance as of December 31, 2021	$0.3

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate as of December 31, 2021 and 2020 is zero due to the valuation allowance that would otherwise be recorded on the deferred tax asset associated with the recognized position. During the years ended December 31, 2021 and 2020, the Company recognized no interest and penalties related to uncertain tax positions. It is not expected that there will be a significant change in uncertain tax positions in the next 12 months.

ARCHER AVIATION INC.

Notes to Consolidated Financial Statements

In accordance with Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” (generally defined as a cumulative change of more than 50% in the equity ownership of certain stockholders over a rolling three-year period) is subject to limitations on its ability to utilize its pre-change NOLs and R&D tax credits to offset post-change taxable income and post-change tax liabilities, respectively. The Company’s existing NOLs and R&D credits may be subject to limitations arising from previous ownership changes, and the ability to utilize NOLs could be further limited by Section 382 and Section 383 of the Code. In addition, future changes in the Company’s stock ownership, some of which may be outside of the Company’s control, could result in an ownership change under Section 382 and Section 383 of the Code. The amount of such limitations, if any, has not been determined.

The Company is subject to taxation and files income tax returns with the U.S. federal government and the state of California. The tax years ended December 31, 2018 through December 31, 2020 remain open to examination by the Internal Revenue Service and New York State Department of Revenue, and from December 31, 2020, by the California Franchise Tax Board. In addition, the utilization of NOL and R&D credit carryforwards is subject to federal and state review for the periods in which those net losses were incurred. The Company is not under audit by any tax jurisdictions at this time.

Note 13 — 401(k) Savings Plan

We maintain a 401(k) savings plan for the benefit of our employees. We make matching contributions equal to 50% of each employee contribution, subject to the maximum amount established by the Internal Revenue Service. All current employees are eligible to participate in the 401(k) savings plan. Our matching contributions were $0.8 million and $0.3 million for the years ended December 31, 2021 and 2020, respectively.

Note 14 — Liability Classified Warrants

As of December 31, 2021, there were 17,398,947 public warrants outstanding. Public warrants may only be exercised for a whole number of shares. No fractional shares are issued upon exercise of the public warrants. The public warrants became exercisable on October 30, 2021, 12 months after the closing of the initial public offering of Atlas. The public warrants will expire five years from the consummation of the Business Combination or earlier upon redemption or liquidation.

Once the public warrants become exercisable, the Company may redeem the public warrants for redemption:

●	in whole and not in part;
●	at a price of $0.01 per public warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Each public warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share. The exercise price and number of Class A common stock issuable upon exercise of the public warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger, or consolidation. The public warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the public warrants.

As of December 31, 2021, there were 8,000,000 private placement warrants outstanding. The private placement warrants are identical to the public warrants underlying the shares sold in the initial public offering of Atlas, except that the private placement warrants and the shares of Class A common stock issuable upon the exercise of the private placement warrants became transferable,

ARCHER AVIATION INC.

Notes to Consolidated Financial Statements

assignable, and salable as of October 16, 2021, 30 days after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the private placement warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

Note 15 — Subsequent Events

We evaluated subsequent events and transactions that occurred after the balance sheet date through the date of the issuance of these consolidated financial statements. Other than as described below, we did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On January 14, 2022, we entered into a sublease agreement with Forescout Technologies, Inc. The sublease is for approximately 96,000 rentable square feet of building space in the building located at 190 West Tasman Drive, San Jose, California. Archer intends that the premises will become its corporate headquarters. The term of the sublease commences on March 26, 2022 and will expire on October 31, 2026, with no option to extend. Base rent payments due under the sublease are expected to be approximately $12 million in the aggregate over the term of the sublease. We are also responsible for certain other costs under the sublease, such as certain build-out expenses, operating expenses, taxes, assessments, insurance, and utilities.

On March 9, 2022, we entered into a lease agreement with SIR Properties Trust. The lease is for approximately 68,000 rentable square feet of building space in the building located at 77 Rio Robles, San Jose, California. Archer intends that the premises will be used for lab space and a low rate initial production facility. The term of the lease commences 210 days after the landlord delivers possession of the premises to us, subject to certain demolition work being completed, and will expire 90 months thereafter, with an option for us to extend the term for one additional five-year period. Base rent payments due under the lease are expected to be approximately $15 million in the aggregate over the term of the lease. We are also responsible for certain other costs under the lease, such as certain build-out expenses, operating expenses, taxes, assessments, insurance, and utilities. However, the lease does require that the landlord shall provide us with an allowance that may be applied against certain of our build-out and moving expenses. The foregoing summary of key terms of the lease does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the lease, a copy of which we expect to file with our Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2022.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$140,967
Accountants’ fees and expenses	*
Legal fees and expenses	*
Printing fees	*
Miscellaneous	*
Total expenses	*

*  Except for the SEC registration fee, estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that we anticipate we will incur in connection with the offering of securities under this registration statement on Form S-1. To the extent required, any applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities under the registration statement.

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of Common Stock covered by this prospectus will be borne by the selling securityholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the Securities and Exchange Commission, as estimated in the table above.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our Charter provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our Bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with our directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent Sales of Unregistered Securities

The following list sets forth information regarding all unregistered securities sold by Atlas Crest Investment Corp. (“Atlas”) and Archer Aviation Inc. (prior to the Closing of the Business Combination) since January 1, 2018:

(1)	In October 2020, the Sponsor purchased 12,500,00 shares of Class A Common Stock for an aggregate purchase price of $25,000, or approximately $0.002 per share, in connection with Atlas’ organization. Upon Closing, each share of Atlas Class B Shares automatically converted into a share of Atlas Class A Common Stock in accordance with Atlas’ certificate of incorporation.
(2)	In October 2020, the Sponsor purchased an aggregate of 8,000,000 Private Placement Warrants at a price of $1.50 per private warrant, generating gross proceeds of $12.0 million. Each Private Placement Warrants is exercisable for one share of Class A Common Stock of the combined company.

(3)	In July 2021, Legacy Archer issued 423,282 warrants to Silicon Valley Bank. Upon Closing, the warrants were automatically exchanged for warrants to purchase an aggregate of 732,280 shares of Class A Common Stock at an exercise price of $11.50 per share.
(4)	In September 2021, upon Closing, we issued an aggregate of 60,000,000 shares of Class A Common Stock of the combined company for an aggregate purchase price of $600.0 million to qualified institutional buyers and accredited investors, at a purchase price of $10.00.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

The exhibits listed below are filed as part of this registration statement

		Incorporation By Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date
2.1†	Amended and Restated Business Combination Agreement, dated as of July 29, 2021, by and among Atlas Crest Investment Corp., Artemis Acquisition Sub Inc. and Archer Aviation Inc.	8-K	001-39668	2.1	July 29, 2021
3.1	Amended and Restated Certificate of Incorporation of Archer Aviation Inc.	8-K	001-39668	3.1	September 22, 2021
3.2	Amended and Restated Bylaws of Archer Aviation Inc.	8-K	001-39668	3.2	September 22, 2021
4.1	Warrant Agreement, dated October 27, 2020, by and between the Company and Continental Stock. Transfer & Trust Company, as warrant agent.	8-K	001-39668	4.1	November 2, 2020
4.2	Specimen Class A Common Stock Certificate.	S-1/A	333-249289	4.2	October 21, 2020
5.1*	Opinion of Fenwick & West LLP.
10.1	Form of Subscription Agreement.	8-K	001-39668	10.2	February 10, 2021
10.2	Amended and Restated Registration Rights Agreement, by and between the Company and certain stockholders, dated September 16, 2021.	8-K	001-39668	10.2	September 22, 2021
10.3	Amended and Restated Sponsor Letter Agreement, dated July 29, 2021, by and among Atlas Crest Investment LLC, Atlas Crest Investment Corp., Archer Aviation Inc. and the individuals named therein.	S-4	333-254007	10.1B	August 3, 2021
10.4	Form of Transaction Support Agreement.	S-4	333-254007	10.2	March 8,2021
10.5+	Archer 2019 Equity Incentive Plan.	8-K	001-39668	10.5	September 22, 2021
10.6+	Form of Stock Option Grant Package under Archer 2019 Equity Incentive Plan.	8-K	001-39668	10.6	September 22, 2021
10.7+	Form of RSU Grant Package under 2019 Equity Incentive Plan.	8-K	001-39668	10.7	September 22, 2021

		Incorporation By Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date
10.8+	Archer Amended and Restated 2021 Equity Incentive Plan.	8-K	001-39668	10.1	June 15, 2022
10.9+	Form of Stock Option Grant Package under Archer 2021 Equity Incentive Plan.	8-K	001-39668	10.9	September 22, 2021
10.10+	Form of RSU Grant Package under Archer 2021 Equity Incentive Plan.	8-K	001-39668	10.10	September 22, 2021
10.11+	Archer 2021 Employee Stock Purchase Plan.	8-K	001-39668	10.11	September 22, 2021
10.12+	Offer Letter, dated September 16, 2021, by and between the Company and Brett Adcock.	8-K	001-39668	10.12	September 22, 2021
10.13+	Separation Agreement of Brett Adcock, dated April 28, 2022.	8-K	001-39668	10.1	April 29, 2022
10.14+	Offer Letter, dated September 16, 2021, by and between the Company and Adam Goldstein.	8-K	001-39668	10.13	September 22, 2021
10.15+	Offer Letter, dated November 19, 2019, by and between the Company and Tom Muniz.	S-4	333-254007	10.19	August 10, 2021
10.16+	Offer Letter, dated June 24, 2021, by and between the Company and Ben Lu.	S-4	333-254007	10.18	August 10, 2021
10.17+*	Offer Letter, dated May 28, 2021, between the Company and Tosha Perkins.
10.18+	Separation Agreement, dated January 19, 2022, between Ben Lu and Archer Aviation Inc.	10-Q	001-39668	10.3	May 12, 2022
10.19+	Offer Letter, dated May 5, 2021, by and between the Company and Andy Missan.	S-4	333-254007	10.17	August 10, 2021
10.20+	Offer Letter, dated January 16, 2022, by and between Mark Mesler and Archer Aviation Inc.	10-Q	001-39668	10.4	May 12, 2022
10.21	Sublease Agreement, dated July 1, 2020, by and between Aurora Innovation, Inc. and Archer Aviation Inc.	S-4	333-254007	10.12	August 10, 2021
10.22	Lease Agreement, dated December 11, 2020, by and between Jack Dymond Lathing Co. and Archer Aviation Inc.	S-4	333-254007	10.13	August 10, 2021
10.23	Sublease Agreement, dated March 1, 2020, by and between Delta Mike Enterprises, LLC and Archer Aviation Inc.	S-4	333-254007	10.14	August 10, 2021
10.24	Lease Agreement, dated April 14, 2021, by and between NC Investments, LLC and Archer Aviation Inc.	S-4	333-254007	10.15	August 10, 2021
10.25	Storage/R&D Space License Agreement, dated March 15, 2021, by and between J.V. Lewis Enterprises, Inc. and Archer Aviation.	S-4	333-254007	10.16	August 10, 2021
10.26	Warrant to Purchase Shares, dated as of November 6, 2020, by and among FCA US LLC and Archer Aviation Inc.	S-4	333-254007	10.8	August 3, 2021
10.27	Warrant to Purchase Shares, dated as of January 29, 2021, by and among United Airlines, Inc. and Archer Aviation Inc.	S-4	333-254007	10.9	August 3, 2021
10.28	Loan and Security Agreement, dated July 9, 2021, by and among Silicon Valley Bank, in its capacity as administrative agent and collateral agent, Silicon Valley Bank and SVB Innovation Credit Fund VIII, L.P., as lenders, and Archer Aviation Inc.	S-4	333-254007	10.10	August 3, 2021
10.29	Warrant to Purchase Shares, dated as of February 26, 2021, by and among Mesa Air Group, Inc. and Archer Aviation Inc.	S-4	333-254007	10.11	August 3, 2021
10.30	Warrant to Purchase Shares, dated as of July 19, 2021, by and between FCA Italy, S.p.A. and Archer Aviation Inc.	10-K	001-39668	10.23	March 14, 2022
10.31+	Form of Indemnity Agreement.	8-K	001-39668	10.26	September 22, 2021
10.32+	Form of Change in Control and Severance Agreement.	10-Q	001-39668	10.1	May 12, 2022

Incorporation By Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date
10.33	Sublease Agreement, dated January 14, 2022, between Forescout Technologies, Inc. and Archer Aviation Inc.	10-Q	001-39668	10.2	May 12, 2022
10.34	Lease Agreement, dated March 9, 2022, between SIR Properties Trust and Archer Aviation Inc.	10-Q	001-39668	10.5	May 12, 2022
21.1	List of Subsidiaries.	8-K	001-39668	21.1	September 22, 2021
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2*	Consent of Fenwick & West LLP (included in Exhibit 5.1 hereto).
24.1*	Power of Attorney (reference is made to the signature page hereto).
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)
*	Filed herewith.
†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

+	Indicates a management contract or compensatory plan, contract or arrangement.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Jose, California, on this 1st day of July 2022.

ARCHER AVIATION INC.

By:	/s/ Adam Goldstein
Adam Goldstein
Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Adam Goldstein and Mark Mesler, and each of them, as his or her true and lawful agents, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date

/s/ Adam Goldstein	Chief Executive Officer and Director	July 1, 2022
Adam Goldstein	(Principal Executive Officer)

/s/ Mark Mesler	Chief Financial Officer	July 1, 2022
Mark Mesler	(Principal Financial and Accounting Officer)

/s/ Deborah Diaz	Director	July 1, 2022
Deborah Diaz

/s/ Fred Diaz	Director	July 1, 2022
Fred Diaz

/s/ Oscar Munoz	Director	July 1, 2022
Oscar Munoz

/s/ Barbara Pilarski	Director	July 1, 2022
Barbara Pilarski

/s/ Maria Pinelli	Director	July 1, 2022
Maria Pinelli

/s/ Michael Spellacy	Director	July 1, 2022
Michael Spellacy